UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Section 240.14a-12

Neogen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PROXY STATEMENT

Message from President & CEO To Our Shareholders:

August 21, 2026

Dear Fellow Shareholders

Fiscal year 2026 marked a turning point for Neogen with improved execution, accelerating growth, expanding margins, and restoration of momentum across our business. Neogen operates in an attractive, growing industry driven by increasing global demand for food safety, food security, regulatory compliance, and animal health solutions. Customers are seeking trusted partners with scientific expertise, innovation, and global scale; we believe our capabilities uniquely position us to lead.

In fiscal year 2026, we saw a significant improvement in our financial performance. While GAAP revenue declined 3%, we delivered 2% core revenue growth(1) across the enterprise. Food Safety growth accelerated throughout the year, with fourth quarter revenue growth of 3% and core growth of approximately 6%; the highest level in three years. We strengthened our balance sheet, reducing net leverage to less than 3.5x, and delivered more consistent execution. These results represent a strong foundation, not the finish line, as we continue building a higher-performing, category-leading company.

2027 Focus: Disciplined Execution

As we enter fiscal year 2027, our objective is clear: strengthen our position as a global category food safety leader, drive consistent market growth performance, expand profitability, and create long-term shareholder value. This year will be a year of disciplined execution for the Company. As we look to build on this momentum, we are focused on three strategic priorities:

Building a World-Class Commercial Engine

We are sharpening our commercial focus with the goal of driving growth and deepening customer relationships, shifting from restoring product availability to executing a more targeted, growth-oriented go-to-market strategy.

We are prioritizing our most attractive markets and customers, with enterprise engagement at top accounts anticipated to drive incremental growth in fiscal year 2027. We believe these efforts will reinforce our position as a trusted partner with global reach and integrated solutions. Investments in digital capabilities, including e-commerce and customer experience, are expected to support revenue growth among online orders, which represent 40% of total Food Safety revenue.

Accelerating Innovation

We are increasing our investment in innovation to strengthen our position as a category leader and accelerate long-term growth.

In fiscal year 2027, we plan to meaningfully expand R&D with a planned 50% increase in spending to accelerate next-generation technologies across our portfolio. Our focus is targeted: expanding our proprietary Petrifilm platform, advancing our digital analytics ecosystem, and developing differentiated solutions in key testing and diagnostics markets. We also plan to selectively partner and in-license technologies to extend our reach and maximize returns.

We are prioritizing innovation where we can lead—with the goal of delivering solutions that are faster, more reliable, and more integrated. We believe this approach strengthens our competitive advantages, expands our addressable market, and reinforces our leadership in next-generation food safety.

Driving Operational Excellence

We remain focused on disciplined execution, productivity, and margin expansion. In fiscal year 2026, we improved supply chain performance, reduced inventory by 24%, and increased on-time delivery to customers by 40%.

A key priority is completing the Petrifilm manufacturing transition, which remains on track and is expected to deliver 200 to 300 basis points of margin improvement for the product when fully transitioned. These efforts support scalable growth and the economics of a category-leading model as we work toward our long-term target of approximately 30% Adjusted EBITDA margins(1).

Investing in Our Future

We are investing with discipline in the capabilities that we expect will define our next phase of growth: commercial excellence, innovation, technology, and operational effectiveness, while maintaining a strong commitment to capital allocation, debt reduction, and balance sheet strength.

We reduced net debt(1) by $100 million in fiscal year 2026 and expect to continue to increase our free cash flow in fiscal year 2027, supporting both reinvestment and deleveraging.

Most importantly, our progress is driven by our people. Every day, our team advances our mission of protecting the world’s food supply and improving animal health.

We believe that we are on track to deliver sustained revenue growth, expand margins toward our 30% target, and strengthen our position as a global category leader—creating meaningful long-term value for our shareholders.

Upcoming Shareholder Meeting

On behalf of our Board of Directors and the entire Neogen team, I invite you to attend the 2026 Annual Meeting of Shareholders on Thursday, October 1, 2026, at 10:00 a.m. Eastern Time. The meeting will be held virtually, with details on participation and voting included in the accompanying Proxy Statement.

We thank you for your continued support and investment in Neogen.

Sincerely,

Mike Nassif

President & Chief Executive Officer

(1) Non-GAAP financial measures; see explanations and reconciliations that follow.

Your vote is important. Even if you plan to attend the meeting virtually,

PLEASE VOTE YOUR SHARES PROMPTLY.

Notice of 2026 Annual Meeting of Shareholders of Neogen Corporation

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 1, 2026, at 10:00 a.m. Eastern Time. The 2026 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2026.

When:	Thursday October 1, 2026, at 10:00 Eastern Time

Where:	Webcast at www.virtualshareholdermeeting.com/NEOG2026

Items of Business:	1. The election of three Class III directors, each to serve for a three-year term or until his or her successor has been duly qualified and elected;

2. To approve, on an advisory basis, the compensation of our named executive officers;

3. To ratify the appointment of BDO USA P.C. as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2027;

4. To approve the Neogen Corporation Amended and Restated Omnibus Incentive Plan;

5. To approve an amendment to the Neogen Corporation Employee Stock Purchase Plan to increase the number of shares available for issuance pursuant to the plan; and

6. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Holders of shares of Neogen common stock at the close of business on the record date of August 4, 2026, are entitled to notice of, and to vote at the meeting.

How to Vote:	Your vote is important! Please vote your shares by following the instructions you received in your Notice of Internet Availability of Proxy Materials.

	Via the internet, by visiting www.proxyvote.com.	By telephone, by calling the number on your proxy card, voting instruction form or notice.

	By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.	By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting. com/NEOG2026.

Please vote your shares promptly, even if you plan to attend the Annual Meeting. Any shareholder attending the Annual Meeting may vote virtually, even if he or she previously returned a proxy.

Attending the Meeting:

The Company has designed the format of the Annual Meeting to provide shareholders with similar rights and opportunities to participate that they would have at an in-person meeting. Shareholders holding shares at the close of business on the record date may attend the Annual Meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/NEOG2026. To participate in the meeting, you must have the 16-digit control number that is shown on your proxy card. A list of shareholders of record will also be available during the Annual Meeting on the meeting website.

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the internet this year. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around August 21, 2026, which provides them with instructions on how to vote and how to electronically access the proxy materials on the internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire.

Jennifer Evans Stacey Board Secretary

August 21, 2026

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 1, 2026

General Information

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 1, 2026

General Information

We are providing this Proxy Statement to the shareholders of Neogen Corporation (“Neogen”, the “Company”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Neogen (the “Board”) for use at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Neogen Corporation to be held on Thursday, October 1, 2026, at 10:00 a.m., Eastern Time, and at any adjournment of the meeting. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/NEOG2026.

Similar to recent years, our 2026 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the Board and management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Our principal executive offices are located at 620 Lesher Place, Lansing, Michigan 48912. Our telephone number is 517-372-9200. These proxy materials were furnished to shareholders on August 21, 2026.

There are five proposals scheduled to be voted on at the Annual Meeting:

•
Proposal to elect three Class III directors to the Board, each to serve for a three-year term or until his or her successor has been duly qualified and elected;
•
Proposal to approve, on an advisory basis, the compensation of our named executive officers;
•
Proposal to ratify the appointment of BDO USA P.C. as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2027;
•
Proposal to approve the Neogen Corporation Amended and Restated Omnibus Incentive Plan (the "Incentive Plan"); and
•
Proposal to approve an amendment to the Neogen Corporation Employee Stock Purchase Plan (the "ESPP") to increase the number of shares available for issuance pursuant to the plan.

Electronic Delivery of Proxy Materials

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of the Proxy Statement and Annual Report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about August 21, 2026, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this Proxy Statement and the Annual Report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis. You may request paper or email copies of the proxy materials at no charge by emailing LegalCompliance@neogen.com. To facilitate timely delivery before the Annual Meeting, requests should be made by September 20, 2026.

Neogen Corporation | 2026 Proxy Statement	1

General Information

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with that specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board, stated below. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board makes no recommendation, at the proxy holders' discretion.

In summary, the Board recommends that you vote:

•
FOR the election of each of the nominees for directors to the Board;
•
FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•
FOR ratification of the appointment of BDO USA P.C. as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2027;
•
FOR approval of the Incentive Plan; and
•
FOR approval of the amendment to the ESPP.

All shareholders at the close of business on August 4, 2026, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. On August 4, 2026, there were 218,106,005 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of the Company’s common stock owned on the record date for the Annual Meeting.

If you are a shareholder of record, you may vote your shares in one of the following ways:

1.
Via the internet, by visiting www.proxyvote.com. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for internet voting is 11:59 p.m., Eastern Time, September 30, 2026 for shares held directly and by 11:59
p.m., Eastern Time, September 28, 2026 for shares held in a plan.
2.
By telephone, by calling the number on your proxy card, voting instruction form, or notice. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 p.m., Eastern Time, September 30, 2026 for shares held directly and by 11:59 p.m., Eastern Time, September 28, 2026 for shares held in a plan.
3.
By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.
4.
By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2026.

If your shares are registered in the name of your broker, bank, or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice or proxy card and voting instructions with these proxy materials from that organization rather than directly from the Company. Follow the instructions provided by your broker, bank, or other agent to ensure that your vote is counted. You may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If your bank or brokerage firm does not offer internet or telephone voting information or you otherwise have questions about how to vote your shares held in “street name,” please contact your broker, bank, or other agent.

A broker non-vote occurs when a beneficial owner holds shares through a broker, bank, or other nominee and the nominee does not vote those shares on a particular matter. This typically occurs because the nominee has not received timely voting instructions from the beneficial owner and does not have discretionary voting power for the particular item upon which the vote is taken. Under applicable law, brokers, banks, and other nominees have the discretion to vote “uninstructed” shares with respect to matters considered “routine,” such as the ratification of the appointment of the Company’s independent auditors (Proposal 3). However, brokers, banks, and other nominees may not exercise discretionary voting authority with respect to “non-routine” matters. Proposals 1, 2, 4, and 5 are considered non-routine matters, and therefore your broker, bank, or other nominee may not vote your shares on those proposals unless you provide specific voting instructions.

Neogen Corporation | 2026 Proxy Statement	2

General Information

It is important that you instruct your broker, bank, or other nominee how to vote shares held by you in street name using the voting instruction form provided by that organization. Your broker, bank, or other nominee should vote your shares as you direct if you provide timely instructions on how to vote by following the instructions provided to you by that organization.

Revocation of Proxies; Changing of Voting Instructions

Any proxy given pursuant to this solicitation can be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Board Secretary, by delivering to our Board Secretary a duly executed proxy bearing a later date, by voting by phone or internet at a later time, or by attending the Annual Meeting and voting virtually. If you are a beneficial owner of shares held in street name, you can submit new voting instructions by contacting your brokerage firm, bank, or other holder of record.

Participation in the Annual Meeting

To participate in the Annual Meeting, you will need to provide the 16-digit control number included on your proxy card or that you received from your broker, bank, or other agent. If you do wish to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/NEOG2026 at least 15 minutes prior to the start of the Annual Meeting to provide time to register, download the required software, if necessary, and test your internet connectivity. The webcast replay will be available at www.virtualshareholdermeeting.com/NEOG2026 until the 2027 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting, during which shareholders can submit questions to us. We anticipate having such a question-and-answer session at the 2026 Annual Meeting. You can submit a question beginning 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the proxy card that you received in the mail or that you received from your broker, bank, or other agent. Once you have logged on to the webcast at www.virtualshareholdermeeting.com/NEOG2026, type your question in the “ask a question” box and click “submit.” You can log in 15 minutes before the start of the Annual Meeting and submit questions online. We encourage you to submit any question that is relevant to the business of the meeting. Questions will be read and addressed during the Annual Meeting, as time permits. Questions that are substantially similar may be grouped and answered together to avoid repetition. The Chair of the Annual Meeting may decline to address questions that are, among other things, unrelated to the business of the Annual Meeting or the Company’s business.

We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

Quorum; Required Vote

A majority of the outstanding shares entitled to vote, in attendance virtually or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will count for purposes of determining whether or not a quorum is present.

The vote required, including the effect of broker non-votes and abstentions, for each of the matters presented for shareholder vote, is as follows:

Neogen Corporation | 2026 Proxy Statement	3

General Information

•
Election of Directors. A plurality of the votes cast is required to elect nominees to the Board. This means that the nominees who receive the most votes cast “for” their election will be elected to the open Board positions. Because directors are elected by a plurality of votes cast, votes withheld from a nominee (or abstentions, if applicable) and broker non-votes will not be counted as votes cast and will have no effect on the legal outcome of the election of directors. In accordance with the Company’s Corporate Governance Guidelines, the Board also maintains a majority-withheld resignation policy. Under that policy, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee who currently serves on the Board and who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation to the Board for consideration in accordance with the procedures described below, following certification of the shareholder vote. In such case, the Governance and Sustainability Committee of the Board (the “Governance Committee”) would consider promptly the resignation offer and recommend to the Board action with respect to the tendered resignation, which could include accepting the resignation, rejecting the resignation but addressing the underlying cause of the “withheld” votes, determining not to re-nominate the director in the future, or any other action the Governance Committee deems to be appropriate and in the best interests of the Company.

In considering what action to recommend with respect to the tendered resignation, the Governance Committee would take into account all factors deemed relevant by members of the Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for the re-election of such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds on the Board, whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the Securities and Exchange Commission (the “SEC”) or Nasdaq, and the Company’s Corporate Governance Guidelines. The Board would act on the Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Governance Committee’s recommendation, the Board would consider the factors and possible actions considered by the Governance Committee and such additional information, factors, and possible actions as the Board believes to be relevant or appropriate. To the extent that one or more directors’ resignations are accepted by the Board, the Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

•
Say-on-Pay. The proposal to approve, on an advisory basis, the compensation of our named executive officers will be approved if at least a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast so will not have any effect on the outcome of this proposal. As discussed under Proposal 2 below, the say-on-pay vote is advisory in nature and is not binding on the Company.
•
Ratification of Auditor. The proposal to ratify the appointment of BDO USA P.C. as the independent registered public accounting firm for the 2027 fiscal year will be approved if at least a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast so will not have any effect on the outcome of this proposal; however, brokers have discretionary authority to vote on this proposal, which we expect will reduce the number of broker non-votes.
•
Approval of the Incentive Plan. The proposal to approve the Neogen Corporation Amended and Restated Omnibus Incentive Plan will be approved if at least a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast so will not have any effect on the outcome of this proposal.
•
Approval of Amendment to the ESPP. The proposal to approve an amendment to the Neogen Corporation Employee Stock Purchase Plan will be approved if at least a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast so will not have any effect on the outcome of this proposal.

Neogen Corporation | 2026 Proxy Statement	4

General Information

Solicitation of Proxies; Expenses of Solicitation

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by the Company. The Company will reimburse brokers, banks or other agents for reasonable expenses that they incur in sending the proxy materials to you if a broker, bank, or other agent holds shares of our common stock on your behalf. In addition, the Company’s directors and employees also can solicit proxies in person, online, by telephone, or by other means of communication. Such directors and employees will not be paid any additional compensation for soliciting proxies.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, and intentions, including statements regarding future financial performance, revenue growth, margin expansion, Adjusted EBITDA margins, free cash flow, debt reduction, the Petrifilm manufacturing transition, innovation and R&D investment plans, strategic priorities, market position, and the expected completion of the Genomics business divestiture. Forward-looking statements can often be identified by the use of words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “may,” “will,” “should,” “could,” “would,” “target,” “goal,” “on track,” or similar expressions. These statements are based on the Company’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, among others, general economic and market conditions, the effects of global trade uncertainty and tariffs, the Company’s ability to execute its transformation strategy, competition, the success of product development and innovation initiatives, the ability to attract and retain key employees, supply chain disruptions, integration and restructuring activities, the timing and completion of divestitures, changes in regulatory requirements, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2026, and other filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Neogen Corporation | 2026 Proxy Statement	5

Proposal 1: Election of Directors

Proposals For Shareholder Action

Proposal 1: Election of Directors

The Company’s Articles of Incorporation and Bylaws provide that the Company will have at least 5 and no more than 11 directors, with the exact number to be determined by the Board. The Board currently has 9 directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. Each of the three nominees for director this year currently is a director of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees named will become unavailable for re-election or be unable to serve if elected. Any vacancy occurring on the Board for any reason may be filled by vote of a majority of the directors then in office for the full term of the class in which the vacancy occurs.

Nominees	Expiration of Proposed Term

Class III:
Aashima Gupta	2029
Raphael A. Rodriguez	2029
Catherine E. Woteki, Ph.D.	2029

Directors continuing in office	Expiration of Term

Class I:
James C. Borel	2027
Jeffrey D. Capello	2027
Ronald D. Green, Ph.D.	2027

Class II:
Mike Nassif	2028
Avi Pelossof	2028
Andrea F. Wainer	2028

Neogen Corporation | 2026 Proxy Statement	6

Proposal 1: Election of Directors

Information Regarding Nominees and Directors

The following table sets forth the names, ages, membership on Board committees and certain other information for each of the nominees for election to the Board and each of the other members of our Board whose terms on the Board will continue after the Annual Meeting.

Name of Director or Nominee	Age	Position	Director Since

Mike Nassif	50	CEO, Director	2025
James C. Borel (3) (4)	70	Board Chair	2016
Jeffrey D. Capello (1) (3*)	61	Director	2022
Ronald D. Green, Ph.D. (2) (4*)	65	Director	2014
Aashima Gupta (2) (4)	55	Director	2022
Avi Pelossof (1) (3)	63	Director	2025
Raphael A. Rodriguez (1) (2*)	58	Director	2020
Andrea F. Wainer (2) (3)	58	Director	2025
Catherine E. Woteki, Ph.D. (1*) (2)	78	Director	2020

(1)
Member, Compensation and Talent Management Committee
(2)
Member, Science, Technology & Innovation Committee
(3)
Member, Audit Committee
(4)
Member, Governance Committee

* - Denotes Committee Chair

The following is a brief summary of the business experience for at least the past five years for each of the nominees and for each of the other members of our Board whose terms on the Board will continue after the Annual Meeting.

Nominees for the Board of Directors:

Aashima Gupta
	Director Since 2022	Age 55

Neogen Corporation | 2026 Proxy Statement	7

Proposal 1: Election of Directors

Committee Memberships:

•
Governance and Sustainability
•
Science, Technology and Innovation

Skills & Experience that Bring Value to Our Board

•
Digital, Healthcare, and AI Industries
•
Innovation and Emerging Technology
•
International
•
Executive Leadership

Biographical Information

Aashima Gupta has over 25 years of experience in driving business growth, differentiation, and improvement through technology transformation. Currently, Ms. Gupta serves as Global Director for the healthcare vertical at Google Cloud, where she leads the GenAI strategy across Providers and Payers, navigating the dynamic intersection of industry needs and new technologies.

Prior to joining Google, Ms. Gupta worked in technology development across a number of organizations, including NIIT, Fidelity Investments, J.P. Morgan Chase, Apigee, and Kaiser Permanente. Ms. Gupta brings expertise in executive management, technology and business strategy development, international expansion, data, analytics, cloud, and AI. Her experience spans relevant market segments, technologies, geographies, and business functions. In addition to her strong technical and leadership skills, she holds two patents in computer applications.

Ms. Gupta also serves on the Board of Directors for Molnlycke, Waystar (Nasdaq: WAY), and HIMSS NA, and she has been recognized as one of the "Most Influential Women in Healthcare IT" by HIMSS. Ms. Gupta was selected by 3M as a board designee pursuant to the terms of the acquisition agreement under which the Company acquired 3M's food safety division (FSD) in her director class. The Company satisfied this obligation when Ms. Gupta stood for and was re-elected at the 2023 annual meeting. Her years of board and advisory roles in the healthcare industry further contribute to her valuable board-level experience.

Raphael A. Rodriguez
	Director Since 2020	Age 58

Committee Memberships:

Neogen Corporation | 2026 Proxy Statement	8

Proposal 1: Election of Directors

•
Compensation and Talent Management
•
Science, Technology and Innovation (Chair)

Skills & Experience that Bring Value to Our Board

•
Digital and AI Industries
•
Innovation and Emerging Technology
•
Startups
•
Research and Development
•
Executive Leadership

Biographical Information

Raphael A. “Ralph” Rodriguez has been President, Chief Product Officer, and a Director of Daon, Inc., a global biometric and identity assurance company, since 2022. Mr. Rodriguez previously served as Executive-in-Residence at Summit Partners, Research Scientist at Facebook leading Applied Identity and Intelligence, and co-founder/CTO of Confirm.io, acquired by Facebook in 2018.

An entrepreneur, inventor, and technology leader, Mr. Rodriguez is the first-named inventor on 79 patent documents worldwide, including 41 issued patents (38 U.S. and three international) and 38 pending patent applications across the United States, Europe, Canada, and Australia. He is the longest-serving ASP Fellow at MIT. A U.S. Army intelligence veteran of the Persian Gulf War, Mr. Rodriguez also serves on the board of Strategic Cyber Ventures.

Dr. Catherine E. Woteki
	Director Since 2020	Age 78

Neogen Corporation | 2026 Proxy Statement	9

Proposal 1: Election of Directors

Committee Memberships:

•
Compensation and Talent Management (Chair)
•
Science, Technology and Innovation

Skills & Experience that Bring Value to Our Board

•
Food and Agriculture Industries
•
Regulatory
•
Research and Development

Biographical Information

Dr. Catherine Woteki is Former Dean of the College of Agriculture and Life Sciences at Iowa State University and Visiting Distinguished Fellow at the University of Virginia’s Biocomplexity Institute. She previously served as USDA Chief Scientist and Under Secretary for Research, Education, and Economics (2010–2016), Global Director of Scientific and Regulatory Affairs at Mars, Inc., and USDA’s first Under Secretary for Food Safety.

A member of the National Academy of Medicine and fellow of multiple scientific societies, Dr. Woteki brings extensive expertise in food safety, nutrition, and regulatory science, along with significant board and advisory experience.

Each nominee has consented to be listed in this Proxy Statement and agreed to serve as a director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of this Proxy Statement and the Annual Meeting, which we do not anticipate, then the Board may designate a new nominee. In that case, the persons named as proxies in the proxy card will vote shares for that substitute nominee (unless the proxies were previously instructed to withhold votes for the nominee who has become unable or unwilling to serve).

The Board of Directors recommends a vote “FOR” the above nominees.

Neogen Corporation | 2026 Proxy Statement	10

Proposal 1: Election of Directors

Other current members of the Board:

James C. Borel
	Director Since 2016	Age 70

Committee Memberships:

•
Audit
•
Governance and Sustainability

Skills & Experience that Bring Value to Our Board

•
Food and Agriculture Industries
•
Executive Leadership
•
Governance
•
Sustainability
•
International
•
Finance

Biographical Information

Jim Borel, who currently serves as Chair of the Board, brings over 40 years of experience in the food and agriculture industry, with extensive international experience. He retired in 2016 from DuPont, where he was Executive Vice President with responsibility for their agricultural and food ingredients businesses, as well as the corporate functions of Sustainability and Government Affairs.

Mr. Borel is a National Association of Corporate Directors Board Leadership Fellow. His knowledge of the food & agriculture industries, and his international experience bring significant value to the Board.

Neogen Corporation | 2026 Proxy Statement	11

Proposal 1: Election of Directors

Jeffrey D. Capello
	Director Since 2022	Age 61

Committee Memberships:

•
Audit (Chair)
•
Compensation and Talent Management

Skills & Experience that Bring Value to Our Board

•
Financial Expertise
•
Executive Leadership
•
Mergers and Acquisitions
•
International

Biographical Information

Jeffrey D. Capello is a senior finance executive with over 30 years of experience and is currently Managing Partner at Monomoy Advisors, LLC advising leadership on shareholder value-creation strategies. He previously served as CFO of several public and private equity-backed companies, including PerkinElmer, Boston Scientific, Ortho Clinical Diagnostics, Beacon Health Options, and Biogen.

Mr. Capello serves as Audit Committee Chair at Agios Pharmaceuticals (Nasdaq: AGIO) and has held similar roles on the boards of multiple biotechnology companies. He was selected by 3M as a board designee pursuant to the terms of the acquisition agreement under which the Company acquired 3M's food safety division (FSD) in September 2022, which obligated the Company to nominate Mr. Capello for re-election at the applicable annual meeting for his director class. The Company satisfied this obligation when Mr. Capello stood for and was re-elected at the 2024 annual meeting. Mr. Capello brings extensive business and financial expertise to the Board.

Neogen Corporation | 2026 Proxy Statement	12

Proposal 1: Election of Directors

Ronald D. Green, Ph.D.
	Director Since 2014	Age 65

Committee Memberships:

•
Governance and Sustainability (Chair)
•
Science, Technology and Innovation

Skills & Experience that Bring Value to Our Board

•
Genomics and Technology Industries
•
Research and Development
•
Executive Leadership

Biographical Information

Ronald D. Green, Ph.D., Chancellor Emeritus of the University of Nebraska-Lincoln, brings over 40 years of leadership in agricultural and food sciences. At UNL, he managed a $1.3B budget and 6,500 employees, and previously served as Vice Chancellor of the Institute of Agriculture and Natural Resources.

Dr. Green’s career spans academia, government, and industry, including leadership roles at Pfizer Animal Health, USDA, and the White House’s interagency working group on animal genomics. A fellow and past president of the American Society of Animal Science, he is an internationally recognized authority in animal genetics and genomics whose expertise provides valuable insight to the Board.

Mikhael Nassif
	Director Since 2025	Age 50

Neogen Corporation | 2026 Proxy Statement	13

Proposal 1: Election of Directors

Skills & Experience that Bring Value to Our Board

•
CEO of Neogen
•
Executive Leadership
•
Financial Expertise
•
Innovation and Emerging Technology
•
Regulatory
•
International

Biographical Information

Mikhael (“Mike”) Nassif was appointed as President & Chief Executive Officer (CEO) of Neogen effective August 11, 2025. He joined the Company from Siemens Healthineers, where he served as Global President of the Point-of-Care Diagnostics since September 2022. Prior to his time at Siemens Healthineers, Mr. Nassif served in various leadership positions at Baxter International Inc. (March 2017 to September 2022), Anheuser-Busch InBev (April 2015 to March 2017), and Johnson & Johnson (May 2009 to April 2015).

Avi Pelossof
	Director Since 2025	Age 63

Neogen Corporation | 2026 Proxy Statement	14

Proposal 1: Election of Directors

Committee Memberships:

•
Audit
•
Compensation and Talent Management

Skills & Experience that Bring Value to Our Board

•
Executive Leadership
•
Financial Expertise
•
Mergers & Acquisitions
•
Innovation and Technology
•
International
•
Sustainability

Biographical Information

On August 14, 2025, Avi Pelossof was appointed to the Board, effective October 24, 2025. A global diagnostics executive with over 25 years of experience, Mr. Pelossof is currently Executive Chairman at JointMedica and Senior Advisor at TPG.

He previously served as CEO, President, and Director of Immucor (2018–2023), leading its turnaround and $2 billion sale to Werfen. Before that, he was Global President of Infectious Disease at Alere (2007–2017), where he built the business into a $750 million global portfolio and launched the first FDA CLIA-Waived point-of-care molecular test, later rebranded by Abbott as ID NOW.

Earlier, Mr. Pelossof held leadership roles at Chembio Diagnostics Systems and began his career at Citibank in Latin America capital markets.

Andrea F. Wainer
	Director Since 2025	Age 58

Neogen Corporation | 2026 Proxy Statement	15

Proposal 1: Election of Directors

Committee Memberships:

•
Audit
•
Science, Technology and Innovation

Skills & Experience that Bring Value to Our Board

•
Logistics, Global Sourcing, Operations
•
Executive Leadership
•
Financial Expertise
•
Research and Development
•
Regulatory
•
International

Biographical Information

Andrea Wainer brings nearly 30 years of diagnostics and healthcare experience to Neogen's Board of Directors. Most recently, she was Executive Vice President of Rapid and Molecular Diagnostics at Abbott Laboratories, where she led three global businesses spanning molecular diagnostics, rapid point-of-care testing, and handheld diagnostic devices.

Since joining Abbott in 1997, Ms. Wainer held leadership roles across pharmaceuticals, renal care, animal health, and molecular diagnostics. She also serves on the Board of Directors of Analog Devices, Inc. (Nasdaq: ADI) and the Board of Trustees of the Goodman Theatre in Chicago.

Neogen Corporation | 2026 Proxy Statement	16

Proposal 2: To Approve, On An Advisory Basis, The Compensation of Named Executive Officers

Proposal 2: To Approve, On An Advisory Basis, The Compensation of Named Executive Officers

The “Compensation Discussion and Analysis” section of this Proxy Statement describes, among other things, the Company’s executive compensation policies and practices. Federal laws require that our shareholders be given the opportunity to provide, on an advisory basis, approval of the compensation of Company executives, as disclosed in this Proxy Statement and, therefore, we are providing this advisory proposal as required by Section 14A of the Exchange Act. Under the legislation that requires this vote, the shareholder vote is neither binding on the Board nor the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board values the views of shareholders and intends to take the outcome of this annual shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting, shareholders will be given the opportunity to vote, on an advisory basis, to approve the compensation of the named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and "Executive Compensation," including the Summary Compensation Table and related compensation tables and narrative disclosures. This vote proposal is commonly known as a “say-on-pay” proposal and gives shareholders the opportunity to endorse or not endorse the executive pay program. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. Shareholders are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “2026 Compensation Highlights” as described in this Proxy Statement.

In an advisory vote on the frequency of the say-on-pay proposal held at our 2023 Annual Meeting of Shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, which will be held at our 2029 Annual Meeting of Shareholders.

The Company evaluates the compensation of its executives at least once each year to assess whether compensation policies and programs are achieving their primary objectives. Based on its most recent evaluation, the Board believes the Company’s executive compensation programs achieve these objectives, including aligning the interests of management with those of shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, shareholders should consider the following:

•
Independent Compensation and Talent Management Committee. Eight of our nine current directors are deemed independent pursuant to applicable Nasdaq standards. Five of these independent directors serve on the Compensation and Talent Management Committee. Meetings of the Compensation and Talent Management Committee include executive sessions where management is excluded.
•
Performance-Based Incentives. Total compensation for executives is structured with a significant portion of total earning potential arising from performance-based incentives.
•
Performance Share Units, Stock Options and Restricted Stock Units. A significant percentage of executives’ total compensation is paid in the form of stock options and performance stock unit (PSUs) that vest over a three-year period. Beginning in fiscal year 2026, 50% of each executive’s long-term incentive compensation is payable in the form of PSUs that measure the Company’s performance over a three-year period against pre-determined targets established by the Board, subject to adjustment based on the Company’s relative total shareholder return (rTSR) as compared to a peer group. These equity awards align the executives’ interests with longer-term shareholder returns and also serve to help retain the services of executives.

For these reasons, the Board recommends that you vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s Proxy Statement for its 2026 Annual Meeting of Shareholders.”

Neogen Corporation | 2026 Proxy Statement	17

Proposal 3:Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

Proposal 3: Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The Company’s Audit Committee (“Audit Committee”) has appointed BDO USA P.C. (“BDO”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending May 31, 2027. Although shareholder ratification of the appointment is not required by SEC rules or Nasdaq listing standards, the Audit Committee Charter provides that the Audit Committee’s appointment of the independent registered public accounting firm is subject to ratification by the Board and the Company’s shareholders at the annual meeting. Accordingly, the Company is submitting the appointment to the shareholders for their ratification. For purposes of the shareholder ratification vote, the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment in light of the shareholder vote and may determine to retain BDO or appoint a different independent registered public accounting firm, subject to the Audit Committee’s direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm and the ratification procedures contemplated by the Audit Committee Charter. Even if the shareholders ratify the appointment, the Audit Committee retains direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm and may select a different independent registered public accounting firm at any time, subject to the ratification procedures contemplated by the Audit Committee Charter.

The Board recommends that shareholders vote “FOR” ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal year 2027.

Relationship with BDO

BDO has acted as the Company’s independent registered public accounting firm since 2014. BDO has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of BDO are expected to attend and be available during the Annual Meeting, with the opportunity to make a statement, and will also be available to respond to appropriate questions.

The fees billed by BDO with respect to the fiscal years ended May 31, 2026 and 2025, are as follows:

	Fiscal Year 2026	Fiscal Year 2025

Audit Fees	$1,801,202	$2,030,750
Audit-Related Fees	-	126,434
Tax Fees	-	-
All Other Fees	-	-

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year consolidated financial statements, the audit of internal control over financial reporting, the review of the consolidated financial statements included in the Form 10-Qs, consultations concerning accounting matters associated with the annual audit, comfort letters or due diligence procedures in connection with registration statements, statutory audits and related expenses. Audit-Related Fees include due diligence in connection with acquisitions, amounts billed for general accounting consultations, audits in connection with proposed or consummated acquisitions and information systems audits and other services that are reasonably related to the annual audit. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of BDO.

Under its charter, the Audit Committee must pre-approve all services to be performed by BDO. In the event management wishes to engage BDO to perform non-audit services or services beyond the approved scope, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why BDO is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at its regularly scheduled

Neogen Corporation | 2026 Proxy Statement	18

Proposal 3:Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. All services described in the table above were pre-approved by the Audit Committee.

No services described under Audit-Related Fees, Tax Fees, or All Other Fees were approved pursuant to the de minimis exception in the applicable SEC rule.

Neogen Corporation | 2026 Proxy Statement	19

Proposal 4: Approval of the Neogen Corporation Amended and Restated Omnibus Incentive Plan

Proposal 4: To Approve the Neogen Corporation Amended and Restated Omnibus Incentive Plan

The Company is requesting shareholder approval to approve the Neogen Corporation Amended and Restated Omnibus Incentive Plan (the “Incentive Plan”). On July 16, 2026, the Board of Directors, upon recommendation of the Compensation and Talent Management Committee, approved the Incentive Plan, subject to shareholder approval, and directed that the Incentive Plan be submitted for shareholder approval at the Annual Meeting.

Overview

Equity-based compensation is a key component of the Company’s compensation program and supports the attraction, retention, and motivation of employees, while aligning their interests with those of shareholders. In accordance with Nasdaq listing standards and applicable tax requirements, shareholder approval is required for the Incentive Plan.

The Incentive Plan is an amended and restated version of the Neogen Corporation 2023 Omnibus Incentive Plan. The primary amendments to the existing plan that are being made in the Incentive Plan: (i) increase the number of shares authorized for issuance under the plan; (ii) update the definition of “Retirement” for purposes of vesting and award treatment; and (iii) enhance the plan’s share recycling provisions to clarify the treatment of shares withheld or delivered to satisfy tax withholding obligations across all award types.

Prior to adoption of the restated Incentive Plan by the Board, the plan authorized the issuance of 20,000,000 shares. As of May 31, 2026, approximately 11,500,376 shares remained available for future grants, which has been further reduced to approximately 6,627,999 as of August 14, 2026, after post-fiscal year grants. Based on anticipated equity compensation needs, the Board believes the remaining share reserve is insufficient and is therefore requesting approval to increase the number of shares available for issuance under the Plan by 11,350,000. Plan details are the following:

As of Date	Outstanding Appreciation Awards Under All Plans (¹)	Weighted Average Exercise Price of Outstanding Appreciation Awards (¹)	Weighted Average Remaining Term of Outstanding Appreciation Awards (¹)	Full Value Awards Outstanding Under All Equity Incentive Plans (¹)	Number of Shares Available for Grant Under All Equity Incentive Plans (²)
August 17, 2026	8,093,831	$10.16	7.56 years	11,236,723	6,627,999

(¹) Outstanding Awards granted under the Neogen Corporation 2023 Omnibus Incentive Plan and as one-time inducement awards.

(²) Shares available for future grant in the Neogen Corporation 2023 Omnibus Incentive Plan.

The proposed amendments also update the definition of “Retirement” to better align with market practice and provide greater clarity and consistency in award treatment and enhance share recycling provisions to promote efficient use of the share reserve and align with prevailing practices.

The Board of Directors approved the Incentive Plan on July 16, 2026 subject to shareholder approval. A copy of the Incentive Plan, in the form submitted for approval by shareholders, is attached as Appendix A to this Proxy Statement. The description of the Incentive Plan in this Proxy Statement is qualified in its entirety by reference to the copy of the Incentive Plan attached as Appendix A.

Summary of Incentive Plan

The following is a summary of the material features of the Incentive Plan. This summary is qualified in its entirety by the full text of the Incentive Plan attached as Appendix A.

Eligible Participants. Awards under the Incentive Plan may be granted to employees, directors, and consultants of the Company and its affiliates. Only employees are eligible to receive incentive stock options. As of August 4, 2026, approximately 104 employees, 8 non-employee directors, and no consultants are eligible to participate in the Incentive Plan.

Types of Awards. The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options,

Neogen Corporation | 2026 Proxy Statement	20

Proposal 4: Approval of the Neogen Corporation Amended and Restated Omnibus Incentive Plan

stock appreciation rights (SARs), restricted stock and restricted stock units, performance shares and performance units, and other stock and stock unit awards.

Shares Available; Share Counting. Subject to shareholder approval of the Incentive Plan, the maximum number of shares issuable under the Incentive Plan is 31,350,000 shares, consisting of 20,000,000 shares previously approved plus an additional 11,350,000 shares. Shares subject to options or SARs count as 1 share per share granted against the share reserve; shares subject to all other awards count as 2.5 shares per share granted. If an award is forfeited, expires, or is settled in cash, the underlying shares are returned to the share reserve. However, shares withheld or tendered for tax withholding or exercise price payment, shares not issued upon net settlement of an option or SAR, and shares repurchased on the open market with option proceeds, are not returned to the share reserve.

Individual Award Limits. No participant may receive awards covering more than 1,000,000 shares per award type in any single fiscal year. The aggregate grant-date fair market value of all awards to any non-employee director may not exceed $500,000 in any single fiscal year.

Exercise Price. The exercise price of each option and SAR must be at least 100% of the fair market value of a share on the grant date (110% of fair market value for incentive stock options granted to 10% shareholders).

Vesting. All awards must have a minimum vesting period of one year from the grant date, subject to a carve-out for awards covering up to 5% of the total shares authorized under the Incentive Plan.

Administration. The Incentive Plan is administered by the Compensation and Talent Management Committee of the Board of Directors (or the full Board). The committee has broad discretionary authority to select participants, determine award types, amounts, terms, and conditions, interpret the plan, and establish rules for administration.

No Repricing. The Incentive Plan prohibits the repricing of outstanding options or SARs, including through cancellation and re-grant of new awards or cash buyout of underwater options or SARs, without prior shareholder approval.

Change in Control. Upon a change in control of the Company, the committee may, in its sole discretion, accelerate the exercisability and vesting of outstanding awards. For awards that are assumed or substituted in connection with a change in control, if a participant’s employment is terminated without cause or by the participant for good reason within one year following the change in control, all time-based vesting restrictions on outstanding awards will lapse and settlement will occur within 30 days after the termination date.

Amendment and Termination. The Board may amend or terminate the Incentive Plan at any time, but shareholder approval is required for any amendment that requires approval under the Internal Revenue Code, SEC rules, Nasdaq listing standards, or other applicable laws. No amendment may adversely affect any outstanding award without the participant’s written consent.

Plan Duration. No awards may be granted under the Incentive Plan after the close of business on the day preceding the 10th anniversary of shareholder approval of the Incentive Plan.

Transferability. Awards are generally non-transferable except by will or the laws of descent and distribution. The committee may permit transfers of non-qualified stock options to the extent consistent with applicable law, provided no consideration is paid for the transfer.

Dividends and Dividend Equivalents. Dividends or dividend equivalents may be credited on awards other than options and SARs; however, no dividends or dividend equivalents may be paid on any shares before the date such shares have vested, and any credited dividends or dividend equivalents are subject to the same restrictions and risk of forfeiture as the underlying award.

Clawback. All awards are subject to any clawback or recoupment policy adopted by the Company, including as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder.

Neogen Corporation | 2026 Proxy Statement	21

Proposal 4: Approval of the Neogen Corporation Amended and Restated Omnibus Incentive Plan

New Plan Benefits. Because future awards under the Incentive Plan will be granted at the discretion of the committee, the benefits or amounts that will be received by or allocated to any participant or group of participants under the Incentive Plan are not currently determinable.

Federal Income Tax Consequences. The following is a brief summary of certain U.S. federal income tax consequences of awards under the Incentive Plan based on current law. This summary is not intended to be exhaustive and does not address state, local, or foreign tax consequences.

•
Incentive Stock Options (ISOs). A participant does not recognize ordinary income upon the grant or exercise of an ISO. If shares acquired upon exercise are held for at least two years from the grant date and one year from the exercise date, gain on disposition is taxed as long-term capital gain, and the Company receives no deduction. If the holding period requirements are not met (a “disqualifying disposition”), the participant recognizes ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the exercise price, or (ii) the excess of the fair market value at exercise over the exercise price, and the Company is generally entitled to a corresponding deduction. The excess of fair market value at exercise over the exercise price is an item of adjustment for alternative minimum tax purposes.
•
Non-Qualified Stock Options (NQSOs) and SARs. A participant does not recognize ordinary income upon the grant of an NQSO or SAR. Upon exercise, the participant recognizes ordinary income equal to the excess of the fair market value of the shares (or cash received) over the exercise price, and the Company is generally entitled to a corresponding deduction equal to the amount of ordinary income recognized by the participant.
•
Restricted Stock and Restricted Stock Units (RSUs). A participant generally does not recognize ordinary income upon a grant of restricted stock (unless the participant makes an election under Section 83(b) of the Internal Revenue Code) or RSUs. Upon vesting of restricted stock or settlement of RSUs, the participant recognizes ordinary income equal to the fair market value of the shares received less any amount paid, and the Company is generally entitled to a corresponding deduction.
•
Performance Awards. The tax consequences of performance awards depend on the form of settlement. Awards settled in shares are generally taxed in the same manner as RSUs. Awards settled in cash are taxed as ordinary income upon payment.
•
Section 162(m). Section 162(m) of the Internal Revenue Code generally limits the Company’s deduction for compensation paid to certain “covered employees” to $1 million per year. This limitation may affect the deductibility of compensation realized under the Incentive Plan.

Board Recommendation

For the reasons described above, and because the Incentive Plan is designed to support the Company's ability to attract, retain, and motivate employees, directors, and consultants while aligning their interests with those of shareholders, the Board believes approval of the Incentive Plan is in the best interests of the Company and its shareholders.

The Board recommends that shareholders vote “FOR” the Neogen Corporation Amended and Restated Omnibus Incentive Plan

Neogen Corporation | 2026 Proxy Statement	22

Proposal 5: Approval of an Amendment to the Neogen Corporation Employee Stock Purchase Plan

Proposal 5: To Approve an Amendment to the Neogen Corporation Employee Stock Purchase Plan

The Company is requesting shareholder approval for an amendment to the Neogen Corporation Employee Stock Purchase Plan (the "ESPP") to make additional shares of the Company’s common stock available for issuance pursuant to the ESPP. On July 16, 2026, the Board of Directors, upon recommendation of the Compensation and Talent Management Committee, approved the amendment to cause an additional 5,000,000 shares of the Company’s common stock to be available for issuance pursuant to the ESPP, subject to shareholder approval, and directed that the amendment be submitted for approval by shareholders at the Annual Meeting.

The purpose of the ESPP is to encourage employee stock ownership by offering employees rights to purchase Neogen Corporation common shares at discounted prices and without payment of brokerage costs. The Company believes the ESPP offers a convenient way for employees who might not otherwise own Neogen Corporation common shares to purchase and hold such an investment. The Company also believes the discounted purchase feature of the ESPP offers a meaningful incentive to participate and that employees’ continuing economic interests as shareholders in Company performance and success should further enhance entrepreneurial spirit and contribute to the Company’s potential for growth and profitability. The current ESPP is a restatement of the Company’s prior Employee Stock Purchase Plan, which restatement was approved by the Board of Directors on April 16, 2026. A copy of the ESPP, as amended by the proposed amendment being submitted for shareholder approval, is attached as Appendix B to this Proxy Statement. The description of the ESPP in this Proxy Statement is qualified in its entirety by reference to the copy of the ESPP attached as Appendix B.

The Board recommends that shareholders approve the proposed amendment to increase the number of shares from the number of shares currently authorized for issuance. After the last Offering Period (as defined in the ESPP) that ended on May 31, 2026, approximately 153,149 shares remain available for future grants. Based on current participation, the Board believes the remaining share reserve is insufficient and is therefore requesting approval to increase the number of shares available for issuance under the ESPP by 5,000,000.

ESPP has two components: (i) a component that is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code with respect to domestic employees of the Company or of entities that are (or are treated for tax purposes as) corporate subsidiaries of the Company; and (ii) a component that need not qualify under Section 423 with respect to foreign employees and/or domestic employees of entities that are (or are treated for tax purposes as) non-corporate subsidiaries of the Company. In foreign jurisdictions, local laws may mandate that the Board authorize features of the ESPP that preclude its qualification under Section 423 of the Internal Revenue Code.

Summary of ESPP

The following is a summary of the material features of the ESPP. This summary is qualified in its entirety by the full text of the ESPP attached as Appendix B. Capitalized terms used without being defined in this summary are defined in the ESPP attached as Appendix B.

Eligible Employees. All employees of the Company and its designated subsidiaries and affiliates who have been continuously employed for at least two years (or such shorter period as may be specified in an offering) and who customarily work more than 20 hours per week and more than 5 months per calendar year are eligible to participate. Employees who own 3% or more of the total combined voting power or value of all classes of Company stock are not eligible. As of the record date for the Annual Meeting, approximately 2,000 employees are eligible to participate and approximately 480 currently participate.

Shares Available. Subject to shareholder approval of this amendment, the maximum aggregate number of shares available for issuance under the ESPP will be 6,000,000 shares of Common Stock (consisting of 1,000,000 shares previously authorized plus 5,000,000 additional shares). As of the last Offering Period ending May 31, 2026, approximately 153,149 shares remained available for future purchases.

Offering Periods and Purchase Dates. The Board establishes Offering Periods during which eligible employees may participate. Unless otherwise provided in an Offering, there are four quarterly Offering Periods each fiscal year.

Neogen Corporation | 2026 Proxy Statement	23

Proposal 5: Approval of an Amendment to the Neogen Corporation Employee Stock Purchase Plan

No Offering Period may exceed 27 months. Purchase Rights are automatically exercised on the Purchase Date at the end of each Offering Period.

Contributions. Participants elect payroll deductions in whole percentages ranging from 1% to 10% of Total Compensation (or such other range as may be specified in an Offering, not to exceed 10%). Participants may reduce or increase their contributions or withdraw from participation entirely during an Offering Period, subject to the terms of the applicable Offering.

Purchase Price. The purchase price per share is specified by the Board for each Offering but may not be less than the lesser of: (a) 85% of the fair market value of a share of common stock on the first day of the Offering Period; or (b) 85% of the fair market value of a share of common stock on the applicable Purchase Date. Under the Company’s current Offerings, shares are purchased at a 5% discount to the fair market value on the Purchase Date.

Statutory Limitations. No employee may be granted Purchase Rights that permit the employee’s right to purchase stock to accrue at a rate exceeding $25,000 of fair market value of stock (determined at the time such rights are granted) per calendar year.

Administration. The ESPP is administered by the Board of Directors or a designated committee. The administrator has broad discretion to determine Offering terms, designate participating companies, establish rules for administration, and interpret the plan.

Amendment and Termination. The Board may amend, suspend, or terminate the ESPP at any time. Shareholder approval is required for any amendment that (i) increases the number of shares available for issuance under the ESPP, (ii) changes the designation of corporations whose employees may be offered options, or (iii) changes the granting corporation or the stock available for purchase, in each case to the extent shareholder approval is required by applicable law, regulations, or listing requirements.

Transferability. Purchase Rights are not transferable by a participant except by will or the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation.

Adjustments; Corporate Transactions. In the event of a Capitalization Adjustment (such as a stock split, reorganization, or recapitalization), the Board will proportionately adjust the number and class of shares and the purchase price under outstanding Purchase Rights. In the event of a Corporate Transaction, the Board may cancel outstanding Purchase Rights and refund accumulated contributions, arrange for assumption or substitution of Purchase Rights by the acquiring entity, or accelerate the Purchase Date.

New Plan Benefits. Because participation in the ESPP is voluntary and contribution rates are elected by each participant, the benefits or amounts that will be received by or allocated to any participant or group of participants under the ESPP are not currently determinable.

Federal Income Tax Consequences. The following is a brief summary of certain U.S. federal income tax consequences of participation in the ESPP based on current law. This summary is not intended to be exhaustive and does not address state, local, or foreign tax consequences.

•
Section 423 Component. A participant does not recognize income upon enrollment in the ESPP or upon purchase of shares. If shares acquired under the ESPP are held for at least two years from the beginning of the Offering Period in which such shares were purchased and at least one year from the applicable Purchase Date (a “qualifying disposition”), the participant recognizes ordinary income upon disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price paid, or (ii) the discount from fair market value on the first day of the Offering Period. Any additional gain is treated as long-term capital gain. If the holding period requirements are not satisfied (a “disqualifying disposition”), the participant recognizes ordinary income equal to the excess of the fair market value on the Purchase Date over the purchase price, and the Company is generally entitled to a corresponding deduction. Any additional gain or loss is treated as capital gain or loss.

Neogen Corporation | 2026 Proxy Statement	24

Proposal 5: Approval of an Amendment to the Neogen Corporation Employee Stock Purchase Plan

•
Non-423 Component. Participants in the Non-423 Component generally recognize ordinary income at the time of purchase equal to the excess of the fair market value of the shares on the Purchase Date over the purchase price paid, and the Company is generally entitled to a corresponding deduction. Tax consequences in non-U.S. jurisdictions may vary.

Board Recommendation

For the reasons set forth above, and because the ESPP promotes broad-based employee stock ownership and aligns employees' interests with those of shareholders, the Board believes approval of the amendment to the ESPP is in the best interests of the Company and its shareholders

The Board recommends that shareholders vote “FOR” the amendment to the Neogen Corporation Employee Stock Purchase Plan.

Neogen Corporation | 2026 Proxy Statement	25

Security Ownership of Certain Beneficial Owners, Directors and Management

Security Ownership of Certain Beneficial Owners, Directors and Management

Principal Shareholders

The following table sets forth certain information, as of August 4, 2026, with respect to beneficial ownership of the Company's common stock by the only persons known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. On August 4, 2026, there were 218,106,005 shares of the Company’s stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Vanguard Capital Management (1)	11,164,628	5.1%
100 Vanguard Boulevard
Malvern, PA 19355
Neuberger Berman Group LLC (2)	16,570,795	7.6%
1290 Avenue of the Americas
New York, NY 10104

1)
Based on a Schedule 13G filed with the SEC on April 30, 2026, which reports shared voting power of 1,599,582 of the shares reported and shared dispositive power of 11,164,628 of the shares reported.
2)
Based on a Schedule 13G filed with the SEC on July 7, 2026, which reports shared voting power of 15,163,045 of the shares reported and shared dispositive power of 16,570,795 of the shares reported.

Neogen Corporation | 2026 Proxy Statement	26

Security Ownership of Certain Beneficial Owners, Directors and Management

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of the Company’s common stock as of August 4, 2026, held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group. Each of the persons listed below has sole voting and dispositive power with respect to such shares.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares

John E. Adent	348,295		—	348,295	*
James C. Borel	96,347		58,083	154,430	*
Jeffrey D. Capello	32,502		33,778	66,280	*
Ronald D. Green, Ph.D.	18,654		52,749	71,403	*
Aashima Gupta	27,790		33,778	61,568	*
David H. Naemura	90,388		-	90,388	*
Mike Nassif	—	(3)	519,393	519,390	*
Avi Pelossof	—		—	—	*
Tamara Ranalli	—		—	—	*
R. Bryan Riggsbee	—		—	—	*
Amy M. Rocklin	82,182		—	82,182	*
Raphael A. Rodriguez	20,821		36,749	57,570	*
Jennifer Evans Stacey	—		—	—	*
Andrea F. Wainer	2,030		5,434	7,464	*
Catherine E. Woteki, Ph.D.	19,117		36,749	55,866	*
Executive officers and directors as a group (12 persons) (3)	217,261		776,713	993,974	*

* Less than 1%

(1)
Excludes shares that may be acquired through stock option exercises or RSU vesting.
(2)
Includes shares that may be acquired within 60 days of August 4, 2026, upon exercise of options and vesting of restricted stock units pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(3)
Excludes named executive officers who are no longer with the Company (Mr. Adent, Mr. Naemura, and Dr. Rocklin).

Neogen Corporation | 2026 Proxy Statement	27

Information about the Board and Corporate Governance Matters

Information about the Board and Corporate Governance Matters

The Company is managed under the direction of its Board. The Board conducts its business through meetings of the Board and its committees. During fiscal year 2026, the Board held 5 meetings, and there were a total of 29 committee meetings. Each director attended more than 80% of the total meetings of the Board and the committees on which he or she served in fiscal year 2026. Directors are expected to attend the Annual Meeting of Shareholders unless they have an unavoidable schedule conflict or other valid reason. Each of the Board members serving on the Board in October 2025 attended the virtual 2025 Annual Meeting of Shareholders.

Independent Directors

A director is not considered independent unless the Board determines that he or she meets the Nasdaq independence rules and has no material relationship with the Company, either directly or indirectly, through any organization with which he or she is affiliated that has a relationship with the Company or as a result of any familial relationship. Based on a review of the responses of the directors and nominees to questions about employment history, affiliations, family and other relationships, and on discussions with the directors and nominees, the Board has determined that each of the current directors, other than Mike Nassif (the Company's CEO), is independent as defined in the Nasdaq independence rules.

Board Committees

The Board has four committees. The current membership, number of meetings held during fiscal year 2026 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable Nasdaq and SEC regulations.

Compensation and Talent Management Committee

Chair:

Dr. Woteki

Members:

Mr. Capello

Mr. Pelossof

Mr. Rodriguez

Meetings:

This committee met 8 times during fiscal year 2026

Charter:

The Compensation and Talent Management Committee's charter is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Key Responsibilities

The purpose of the Compensation and Talent Management Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation, succession planning for the Company’s senior corporate officers, and the Company’s key talent management strategies. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the CEO and other executive officers at the beginning of each year, evaluates current year performance in light of those goals, and establishes compensation levels for the upcoming year, including salary and bonus targets. The Committee also evaluates equity awards made under the Neogen Corporation 2023 Omnibus Incentive Plan. The Committee recommends to the Board an appropriate compensation package for outside directors. In addition, the Committee will, from time to time, recommend to the Board appropriate changes in the Company's compensation policies and programs. The Committee also considers the CEO's annual performance as reviewed by the Governance and Sustainability Committee and makes compensation recommendations to the Board that reflect the outcome of that review. The Committee makes recommendations to the Board regarding the adoption of, and amendments to, the Company's employee incentive plans.

Neogen Corporation | 2026 Proxy Statement	28

Information about the Board and Corporate Governance Matters

Governance and Sustainability Committee

Chair:

Dr. Green

Members:

Mr. Borel

Ms. Gupta

Meetings:

This committee met 5 times during fiscal year 2026

Charter:

The Governance Committee's charter is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

Key Responsibilities

The Governance Committee provides oversight of the Company’s corporate governance and oversees the function and operation of the Board and its committees. The Governance Committee also provides oversight on management and director succession, risk management and environmental, social and governance matters.

The Governance Committee identifies individuals qualified to become directors and, as appropriate, recommends candidates to the Board for its approval and nomination. Board composition is reviewed regularly to ensure that the Board possesses the knowledge, experience, and skills necessary to enable the Board to fulfill its duties. The Governance Committee’s charter requires that the Governance Committee take diversity of directors into account in the candidate selection process. The Board considers factors such as a potential candidate’s experience, judgment, integrity, and independence in making director nominee recommendations. Other important criteria include a deep understanding of the Company's business and markets, technology, manufacturing or research and development experience, other expertise relevant to the Company’s global operations, and the ability and willingness to devote adequate time to Board duties.

The Governance Committee generally relies on multiple sources for identifying and evaluating Board nominees, including referrals from the Company’s current directors and management. The Governance Committee also considers recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Company’s Board Secretary and are in accordance with the Company’s Bylaws. The Committee will evaluate nominees recommended by shareholders against the same criteria as it evaluates other nominees.

The Governance Committee reviews the performance of the CEO against annual financial and non-financial objectives established by the Board in consultation with the Committee. At the direction of the Board, the Governance Committee manages the CEO selection process and ultimately recommends one or more candidates for consideration by the Board.

The Governance Committee is responsible for providing oversight and policy direction on the Company's risk management policies and programs, including those relating to cybersecurity. The Charter of the Governance Committee specifically requires the Committee to periodically review the Company's enterprise cybersecurity strategy and framework. This includes the Company's assessment and management of cybersecurity threats and risks, data security programs, applicable laws and regulations, and the Company's management and mitigation of cybersecurity and information technology risks and potential breach incidents, including our incident response plan.

Neogen Corporation | 2026 Proxy Statement	29

Information about the Board and Corporate Governance Matters

Audit Committee

Chair:

Mr. Capello

Members:

Mr. Borel

Mr. Pelossof

Ms. Wainer

Meetings:

This committee met 11 times during fiscal year 2026

Charter:

The Audit Committee's charter is available in the “Investor Relations” section of the Company’s website at www.neogen.com;also see “Audit Committee Report” in this Proxy Statement.

Key Responsibilities

The Audit Committee provides oversight to ensure (1) the integrity of the Company’s financial statements, including its use and reporting of any non-GAAP measures, (2) the effectiveness of the Company's internal control over financial reporting, (3) the Company’s compliance with laws and regulations to which it is subject, (4) the independent registered accounting firm’s qualifications, independence and performance, and (5) the performance of the Company’s internal audit function.

The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board. In addition, the Audit Committee’s responsibilities include: (a) sole authority for the appointment, retention, evaluation, compensation and oversight of the work of the Company’s independent registered public accounting firm, with such appointment subject to ratification by the Board and shareholders as provided in the Audit Committee Charter; (b) providing general oversight of accounting, auditing and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of internal control over financial reporting, disclosure controls and the internal audit function; (c) reviewing and discussing with management the Company’s reports filed with or furnished to the SEC that include financial statements or results; and (d) monitoring compliance with significant legal and regulatory requirements, and other risks related to financial reporting and internal control over financial reporting. In addition, the Audit Committee is required to review and approve, at least annually, all related party transactions and significant conflicts of interest. The Board has determined that all current members of the Audit Committee are “audit committee financial experts” for purposes of applicable SEC rules and are each independent under Nasdaq listing rules.

Science, Technology and Innovation Committee

Chair:

Mr. Rodriguez

Members:

Dr. Green

Ms. Gupta

Ms. Wainer

Dr. Woteki

Meetings:

This committee met 5 times during fiscal year 2026

Charter:

The Science, Technology and Innovation Committee's charter is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Key Responsibilities

The Science, Technology and Innovation Committee assists the Board in overseeing the development of new products, services, and business models.

In discharging these responsibilities, the Science, Technology, and Innovation Committee reviews and evaluates the strategic goals and objectives of the Company’s research and development programs, including monitoring and evaluating emerging technologies, and assists the Board with its oversight responsibility for enterprise risk management in areas affecting the Company’s research and development activities, including scientific ethics and conduct.

Neogen Corporation | 2026 Proxy Statement	30

Information about the Board and Corporate Governance Matters

Board Leadership

Mr. Borel serves as the Chair of the Company's Board and leads all meetings of the Board. Through August 10, 2025, Mr. Adent served as the Company's President & Chief Executive Officer and as a member of the Board. Effective August 11, 2025, Mr. Nassif serves as the Company's President & Chief Executive Officer and as a member of the Board. Our CEO does not attend independent director sessions of the Board except upon request. The Board has concluded that this leadership structure is appropriate for the Company at this time, because it allows the Chair to focus on the effectiveness and independence of the Board while the CEO focuses on executing the Company's strategy and managing the Company's business. The independent directors meet in executive session at least quarterly.

Compensation and Talent Management Committee Interlocks and Insider Participation

During fiscal year 2026, Dr. Woteki (Chair), Mr. Thiery Bernard, Dr. William Boehm, Mr. Capello, Mr. Pelossof, and Mr. Rodriguez served on the Compensation and Talent Management Committee. Note that Dr. Boehm retired as a director at the 2025 Annual Meeting and Mr. Bernard resigned as a director on August 3, 2026. None of these directors has served as an officer or employee of the Company at any time nor have any of these directors had any relationship requiring disclosure pursuant to the standards described under “Certain Relationships and Related Party Transactions” below. Executive officers of the Company do not serve as a member of the compensation committee or Board of Directors of any other company that has an executive officer serving as a member of the Company’s Compensation and Talent Management Committee or Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide a structure for the Company’s Board and management to effectively pursue the Company’s objectives for the benefit of its shareholders. The Corporate Governance Guidelines address, among other things, Board and committee structure, composition and procedures, director responsibilities, board service limits, compensation and continuing education, and shareholder communications with the Board. The Corporate Governance Guidelines are available in the “Investor Relations” section of the Company’s website at www.neogen.com.

Insider Trading Policy

The Company has adopted an insider trading policy governing the purchase, sale, and/or other disposition of the Company’s securities by its directors, officers, employees, and other covered persons that the Company believes is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Nasdaq listing standards applicable to the Company. A copy of the Company’s insider trading policy is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2026.

Commitment to a Safe and Inclusive Workplace

At Neogen, our people are fundamental to our long-term success. We are committed to fostering a workplace culture that prioritizes safety, integrity, respect, inclusion, professional growth, and accountability. We believe that attracting, developing, and retaining talented colleagues with diverse perspectives strengthens our ability to innovate, serve customers, execute our strategy, and create long-term value for shareholders. Our human capital strategy focuses on maintaining a safe and inclusive workplace, investing in leadership and talent development, enhancing employee engagement, and creating an environment where all employees are empowered to contribute and succeed.

Neogen Corporation | 2026 Proxy Statement	31

Information about the Board and Corporate Governance Matters

Safety as a Core Value

As a company dedicated to food and animal safety, we believe our commitment to safety begins with our own employees. During fiscal year 2026, Neogen implemented its first global Environmental, Health and Safety ("EHS") Policy, establishing safety as an institutional core value across the enterprise. The policy reinforces leadership's commitment to protecting employees, communities, and the environment, while fostering a culture in which employees are encouraged and empowered to identify hazards, report unsafe conditions, participate in continuous improvement initiatives, and contribute to a safer workplace.

Building a strong safety culture remains a key organizational priority. During fiscal year 2026, Neogen expanded EHS compliance training globally, introduced Company-wide Life Saving Principles, and invested in additional safety systems and capabilities to support hazard identification, risk reduction, and continuous improvement across its operations.

Inclusion, Respect and Employee Engagement

Neogen is committed to maintaining a workplace characterized by mutual respect, professionalism, and equal opportunity. Our Code of Business Conduct & Ethics addresses workplace respect, diversity, anti-harassment, workplace violence prevention, health and safety, reporting concerns, and protection against retaliation. These policies support our expectation that all employees conduct themselves in a manner consistent with our values and contribute to an environment where individuals are treated with dignity and respect.

The Company also continues to invest in listening to employees and strengthening organizational culture. During fiscal year 2026, Neogen established its first consistent global employee engagement survey process, providing leaders with actionable feedback to enhance the employee experience and strengthen engagement across the organization. Participation in the survey was strong, with approximately 88% of employees providing feedback, demonstrating a high level of engagement and commitment to helping shape Neogen's future workplace culture.

Leadership and Talent Development

During fiscal year 2026, Neogen continued to strengthen its leadership team and organizational capabilities in support of the Company's strategic transformation. The executive leadership structure was redesigned to improve accountability, increase cross-functional collaboration, and accelerate decision-making. As part of this evolution, approximately 70% of senior leadership appointments were external hires and 30% were internal employees or promotions, reflecting the Company's commitment to balancing external expertise with internal talent development opportunities. The Company believes diversity of experience, backgrounds, and perspectives strengthens leadership effectiveness and decision-making.

Focus on Sustainability

At Neogen, our mission of protecting food, animal, and human health naturally extends to protecting the environment and operating our business responsibly for future generations. We recognize that strong environmental stewardship is an important component of long-term value creation and is closely aligned with our commitment to operational excellence, responsible resource management, and continuous improvement. Consistent with our recently adopted Global EHS Policy, Neogen is committed to protecting employees, communities, and the environment through robust environmental practices, proactive risk management, and a culture of accountability at every level of the organization. The Company believes environmental responsibility is a shared commitment across the enterprise and incorporates environmental considerations into its operational and strategic decision-making processes.

Neogen Corporation | 2026 Proxy Statement	32

Information about the Board and Corporate Governance Matters

Sustainability Stewardship

Following the appointment of Mike Nassif as President and Chief Executive Officer and changes in senior leadership, Neogen has strengthened its focus on sustainability as part of the Company's broader transformation effort. To support this commitment, the Company plans to establish a Sustainability Council in fiscal year 2027 consisting of 12-15 employees from around the world and with executive representation. The Committee will provide ongoing oversight, review sustainability enhancement opportunities, and help identify initiatives that support the Company's long-term sustainability strategy. The employee council will be empowered to evaluate and recommend actions across the organization that improve sustainability performance while supporting operational efficiency and business growth. The Committee's work is expected to complement the Company's Global EHS Policy and broader continuous improvement initiatives that are already being implemented across Neogen's global operations.

Establishing Baseline Environmental Metrics

As part of the Company's commitment to enhanced environmental stewardship and transparency, Neogen is working to establish performance metrics for fiscal years 2026 and 2027. These metrics include Company-wide electricity consumption, natural gas usage, and water consumption across facilities representing the majority of Neogen's global operations. The Company believes establishing a baseline is an important first step in measuring progress, identifying improvement opportunities, and supporting data-driven decision making.

Environmental Data

The disclosures below for energy consumption, water withdrawal, and waste generation reflect the recent performance of 47 site locations representing the majority of Neogen’s operations by area, headcount, and/or throughput.

•
Energy Consumption

Like most companies, Neogen understands that increases in the frequency and severity of weather events and other climate changes present business with significant opportunities and risks. It also understands that roughly 200 countries have committed to pursue Net 0 greenhouse gas (GHG) emissions by 2050. From stiffening regulations and changing buying preferences to shifting labor forces and logistics, Neogen understands that it must manage these opportunities and risks ever-more proactively, and that energy consumption is one determinant factor.

In fiscal year 2026, Neogen consumed approximately 1.77M GJ of natural gas and electricity; its most material fuel types.

•
Emissions (from Energy Consumption)

Using emission factors for combustion fuels from the United Nations Intergovernmental Panel on Climate (UN IPCC) and ones for domestic and international electricity from the US Environmental Protection Agency (US EPA) and International Energy Agency (IEA), respectively, Neogen calculated its Scope 1 and 2 greenhouse gas (GHG) emissions for its most material fuel types: natural gas and electricity.

In fiscal year 2026, Neogen emitted approximately 74k metric tonnes CO2e from natural gas and electricity.

•
Water Withdrawal

Neogen recognizes that water is one of, if not, the most precious resources on earth, that stakeholders often misperceive it to be abundant and inexpensive, and that most countries are already water-stressed. Therefore, Neogen is committed to understanding and further improving the amount of water it extracts and uses.

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Information about the Board and Corporate Governance Matters

In fiscal year 2026, Neogen withdrew approximately 834k m3 of municipal water; its most material source.

•
Waste Generation

Neogen recognizes that any waste, environmental resources included, is a loss of value. Therefore, Neogen is committed to continuously reducing the amount of waste it generates. It is also committed to creating more circularity, by increasing the amount of waste it reuses or recycles rather than sends to landfill, incineration, or other non-circular treatments.

In fiscal year 2026, Neogen generated approximately 93k metric tonnes of general refuse and additional selected waste streams; the majority being hazardous.

Most of that waste was treated by landfills, incineration, or methods other than recycling, but a wide range of waste streams were recycled, from batteries, electronics, foil and food to paper, cardboard, wood, and glass.

Driving a Culture of Sustainability

Neogen believes meaningful environmental progress requires engagement throughout the organization. Consistent with the Company's Global EHS Policy, employees are encouraged to identify opportunities for improvement, participate in sustainability initiatives, and contribute ideas that enhance resource efficiency and environmental performance. The Company intends to leverage its culture of continuous improvement to build environmental awareness, improve data-driven decision making, and support long-term environmental performance improvements across its global operations.

Anti-Hedging and Anti-Pledging Policies

The Company, pursuant to the terms of its Insider Trading Policy, prohibits all directors, officers, and employees from engaging in certain hedging transactions involving the Company’s securities. The Insider Trading Policy also prohibits directors, officers, and employees from pledging Company securities as collateral for a loan or holding Company securities in a margin account without, in each case, approval from the Chief Financial Officer and Chair of the Board.

Board Role in Risk Management

The Board oversees risk through the Company-wide Enterprise Risk Management (“ERM”) process, functioning of Board Committee, the Board’s review and approval of management's business plan. This includes the Board's review and oversight of projected opportunities and challenges facing the business, business developments, strategic plans and implementation, liquidity and financial results, succession planning, capital spending and financing. The Board delegates certain of its risk management functions to various Board committees, including the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting; the Governance Committee’s leadership in the evaluation of the Board and committees and its responsibility for providing oversight of the Company's risk management policies and programs, including cybersecurity; and the Compensation and Talent Management Committee’s role with respect to executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks. Each of these committees makes periodic reports to the full Board.

The Enterprise Risk Council, comprised of members of senior leadership, oversees the ERM process which is designed to take a Company-wide approach to identifying, assessing, and managing risk. Our ERM process seeks to identify emerging risks and address them appropriately to limit negative consequences to the Company. Its goal is to provide an ongoing review, implemented across each function and business unit of the Company, to identify and assess risk, and to monitor risk and agreed-upon mitigating action. The Enterprise Risk Council presents to the Governance and Audit Committees and the Board at least annually with escalation to the Board more frequently depending on the nature of a newly identified risk or developments with respect to a material risk or its mitigation plan.

Neogen Corporation | 2026 Proxy Statement	34

Information about the Board and Corporate Governance Matters

Contacting the Board

Shareholders and other interested persons can communicate directly with the Board or any individual director on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912, Attention: Board Secretary. All such communications will be received directly by the Board Secretary and forwarded to the Board or any individual director, as applicable.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct & Ethics applicable to all Company employees, officers and directors as well as the Company's partners and vendors. The Code of Business Conduct & Ethics is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed or emailed to any shareholder upon request to the Board Secretary, Neogen Corporation at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Audit Committee approves or ratifies transactions in which the Company was or is to be a participant that involve directors, executive officers, or principal shareholders, as well as members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, where the amount involved exceeds $120,000 or that are otherwise reportable under SEC disclosure rules. Such transactions include employment by the Company of immediate family members of any director or executive officer. Management advises the Audit Committee of any such transaction that is proposed to be entered into or continued and seeks Audit Committee approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Audit Committee, it can be presented to the Audit Committee Chair for approval and the decision will be reported to the full Audit Committee at its next meeting.

There were no such transactions with related parties during fiscal year 2026 nor are any currently proposed.

Family Relationships and Other Arrangements

There are no family relationships between any of the members of the Board and executive officers. Except as described within the biographies of Ms. Gupta and Mr. Capello with respect to the 3M designation arrangements, both of which have been fulfilled and are no longer outstanding. There are no arrangements or understandings between or among the Company’s executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Neogen Corporation | 2026 Proxy Statement	35

Information About Our Executive Officers

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title

Mike Nassif	President & Chief Executive Officer
Tamara A. Ranalli	Senior Vice President and General Manager, Global Food Safety
R. Bryan Riggsbee	Senior Vice President & Chief Financial Officer
Jennifer Evans Stacey	Senior Vice President & Chief Legal and Compliance Officer and Board Secretary
John E. Adent	(Former) President & Chief Executive Officer
David H. Naemura	(Former) Chief Financial Officer & Operating Officer
Amy M. Rocklin	(Former) Chief Legal & Administrative Officer

Brief biographies of the NEOs follow.

Mike Nassif, age 50, joined Neogen on August 11, 2025 as President & Chief Executive Officer. He joined the Company from Siemens Healthineers, where he served as Global President of the Point-of-Care Diagnostics since September 2022. Prior to his time at Siemens Healthineers, Mr. Nassif served in various leadership positions at Baxter International Inc. (March 2017 to September 2022), Anheuser-Busch InBev (April 2015 to March 2017), and Johnson & Johnson (May 2009 to April 2015).

Tamara A. Ranalli, Ph.D., age 54, joined Neogen on January 7, 2026 as Senior Vice President and General Manager, Global Food Safety. Dr. Ranalli has full P&L responsibility for Neogen's global Food Safety portfolio, developing and executing the global strategy for continued innovation and growth, including marketing, research and development, and government and regulatory affairs. Prior to joining Neogen, Dr. Ranalli served as Senior Vice President and General Manager, Molecular Diagnostics and Point-of-Care Business Units, at QuidelOrtho from 2024 to 2025, and as Senior Vice President, Molecular Diagnostics Business Unit, from 2020 to 2024. During her tenure at QuidelOrtho, Dr. Ranalli held positions of increasing responsibility leading global business, product development, regulatory, and commercial activities within the company's diagnostics portfolio.

R. Bryan Riggsbee, age 55, joined Neogen on November 3, 2025 as Senior Vice President & Chief Financial Officer. Mr. Riggsbee oversees Neogen's global finance organization. Prior to joining Neogen, Mr. Riggsbee served as Chief Financial Officer of bioMérieux's North American business in 2025, where he was responsible for the finance organization supporting the company's diagnostics operations in the region. From 2014 to 2024, Mr. Riggsbee served as Executive Vice President, Chief Financial Officer and Treasurer of Myriad Genetics, Inc. Mr. Riggsbee currently serves as an independent director of CareDx, Inc. (since 2024), where he chairs the Audit and Finance Committee, and as an independent director of Immunovia AB (since 2025), where he serves on the Audit and Remuneration Committees. Earlier in his career, Mr. Riggsbee held finance leadership roles with Laboratory Corporation of America, GE, and KPMG.

Jennifer Evans Stacey, age 62, joined Neogen on April 8, 2026 as Senior Vice President & Chief Legal and Compliance Officer and Board Secretary. Prior to joining Neogen, Ms. Stacey served as Chief Legal and Compliance Officer and Secretary of Galera Therapeutics, Inc., a publicly traded clinical-stage biopharmaceutical company, from October 2021 to August 2024, and subsequently as a consultant through January 2025. Before joining Galera, Ms. Stacey served as Vice President, General Counsel, Secretary and Government Relations at The Wistar Institute. Ms. Stacey has more than 25 years of legal, compliance, governance, and executive leadership experience in the life sciences industry. Ms. Stacey currently serves on the Board of Directors of Context Therapeutics Inc. (Nasdaq: CNTX), a clinical stage biopharmaceutical company advancing T cell-engaging bispecific antibodies for solid tumors.

John E. Adent, age 58, joined Neogen on July 17, 2017 as Chief Executive Officer (CEO) and was named President on September 22, 2017. It was announced in April 2025 that Mr. Adent would be stepping down under an involuntary not-for cause separation upon the earlier of his successor starting in the role or the end of October 2025. Mr. Adent

Neogen Corporation | 2025 Proxy Statement	36

Compensation Discussion and Analysis

subsequently stepped down as President & CEO when his successor, Mr. Nassif, joined the Company on August 11, 2025. Mr. Adent remained with the Company as a Special Advisor to the Board and CEO through October 31, 2025 at which time Mr. Adent was involuntarily separated from the Company.

David H. Naemura, age 57, joined Neogen on November 29, 2022 as Chief Financial Officer (CFO). Effective January 1, 2025, Mr. Naemura assumed additional responsibilities as Chief Operating Officer (COO) while continuing to serve as CFO. Mr. Naemura served as CFO & COO through November 2, 2025, when Mr. Riggsbee joined the Company as CFO, and Mr. Naemura's operational responsibilities were reassigned to another member of the Company's leadership team. Mr. Naemura agreed to remain with the Company as a Financial Advisor through December 31, 2025.

Amy M. Rocklin, Ph.D., age 54, joined Neogen on March 15, 2021 as Vice President, General Counsel & Corporate Secretary. In 2022, Dr. Rocklin was named Chief Legal & Administrative Officer. Dr. Rocklin departed the Company on March 31, 2026 under an involuntary not-for-cause separation agreement.

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Compensation Discussion and Analysis

Compensation Discussion and Analysis (CD&A)

This section of our Proxy Statement discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative and quantitative information regarding the manner and context in which compensation is awarded to, and earned by, our named executive officers (NEOs) and places in perspective the data presented in the tables and narrative that follow.

For purposes of this CD&A and the disclosure that follows, the following are Neogen’s NEOs for fiscal year 2026:

Name	Title

Mike Nassif (¹)	President & Chief Executive Officer
Tamara A. Ranalli (¹)	Senior Vice President and General Manager, Global Food Safety
R. Bryan Riggsbee (¹)	Senior Vice President & Chief Financial Officer
Jennifer Evans Stacey (¹)	Senior Vice President & Chief Legal and Compliance Officer and Board Secretary
John E. Adent (²)	(Former) President & Chief Executive Officer
David H. Naemura (³)	(Former) Chief Financial Officer & Operating Officer
Amy M. Rocklin (⁴)	(Former) Chief Legal & Administrative Officer

(¹) Mr. Nassif, Dr. Ranalli, Mr. Riggsbee, and Ms. Stacey were employed for a portion of fiscal year 2026, having joined Neogen on August 11, 2025, January 7, 2026, November 3, 2025, and April 8, 2026, respectively.

(²) Mr. Adent served as President & Chief Executive Officer through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025 until the time of his involuntary not-for-cause separation from the Company.

(³) Mr. Naemura served as Chief Financial Officer & Chief Operating Officer through November 2, 2025 and remained with the Company as a Financial Advisor through his voluntary resignation on December 31, 2025.

(⁴) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026 under an involuntary not-for-cause separation from the Company.

Executive Summary

Our Business

Neogen is a global leader in food and animal safety solutions, guided by a clear purpose to cultivate a safer, more sustainable future for the world’s food supply. Through the power of science and technology, the Company advances human and animal well-being by providing products and services that help protect the quality of food and agricultural inputs. Neogen’s two complementary business segments of Food Safety and Animal Safety deliver comprehensive food and animal safety solutions worldwide, supported by a global network of scientists and technical experts in over 140 countries.

Neogen’s Food Safety segment develops, manufactures, markets, and distributes diagnostic test kits, complementary products, software solutions, and related services used by food and animal feed producers, processors, and other participants across the food supply chain to ensure product safety and quality. These offerings help detect and prevent contamination from foodborne pathogens, spoilage organisms, natural toxins, allergens, and ruminant by-products, while also supporting hygiene monitoring and nutritional analysis. Leveraging proprietary immunoassay and nucleic acid detection technologies, Neogen’s largely consumable product portfolio delivers rapid, accurate results that enable customers to identify risks, comply with regulatory requirements, and preserve the integrity of the global food supply.

Neogen’s Animal Safety segment develops, manufactures, markets, and distributes a broad portfolio of products and services that promote animal health, agricultural biosecurity, and genetic progress. Its offerings include veterinary instruments, pharmaceuticals, vaccines, topicals, parasiticides, diagnostic products, rodent and insect control solutions, genomics testing services, and drug detection products for animal and related markets. Serving veterinarians, retailers, livestock producers and animal health product distributors, Neogen’s Animal Safety segment helps improve animal health and productivity, supports responsible livestock production, and advances the Company's mission of promoting safe food and a healthy world.

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Compensation Discussion and Analysis

Neogen Leadership Transformation

As part of Neogen's fiscal year 2026 transformation, the following NEO changes were designed to strengthen execution, enhance operational discipline, and position the organization for long-term value creation. Under the leadership of our new President and Chief Executive Officer Mike Nassif, Neogen refreshed key executive roles, increased organizational accountability, and aligned leadership capabilities with the Company's strategic priorities. These actions were intended to support improved business performance and drive sustainable shareholder value.

The following NEO changes occurred during fiscal year 2026:

New NEO	Title	Former NEO
Mike Nassif	President & Chief Executive Officer	Replaced John Adent on August 11, 2025
Tamara Ranalli	Senior Vice President & General Manager, Global Food Safety	New position for fiscal year 2026
R. Bryan Riggsbee	Senior Vice President & Chief Financial Officer	Replaced Dave Naemura on November 3, 2025
Jennifer Evans Stacey	Senior Vice President & Chief Legal and Compliance Officer and Board Secretary	Replaced Amy Rocklin on April 8, 2026

In connection with the recruitment of new executive leaders, the Compensation and Talent Management Committee sought to provide compensation arrangements that were competitive within the market while recognizing compensation opportunities that candidates would forfeit upon leaving their prior employers. Accordingly, certain newly hired executives received one-time sign-on cash awards and/or inducement equity grants consisting of performance share units ("PSUs"), stock options, and restricted stock units ("RSUs").

Following low performance in recent years, the Committee determined that these awards were necessary to attract highly qualified talent during a period of significant organizational transformation. The sign-on cash awards were intended primarily to offset annual incentive opportunities forfeited at prior employers. The inducement equity awards were designed both to replace forfeited long-term incentives and to immediately align the interests of newly hired executives with those of shareholders. For executives hired during the early stages of the fiscal year, the inducement awards emphasized performance; PSUs and stock options to align compensation with the Company's ongoing performance objectives and long-term stockholder value creation from the outset of employment.

These awards were granted only in connection with recruitment and were structured as non-recurring compensation elements separate from the Company's regular executive compensation program. The Committee expects future compensation opportunities for these executives to be determined under Neogen's standard compensation framework and governed by the same pay-for-performance principles applicable to the Company's other executive officers. For Mr. Nassif's inducement award, $1,000,000 of the RSU and $1,000,000 of the stock options were granted with a four-year vesting period.

Sign-On Inducement Awards (¹)
Name	Cash	Fair Value of RSU Grants	Fair Value of Stock Option Grants	Fair Value of PSU Grants	Total
Mike Nassif (²)	$500,000	$1,000,000	$3,250,000	$2,250,000	$7,000,000
Tamara A. Ranalli (³)	350,000	375,000	750,000	375,000	$1,850,000
R. Bryan Riggsbee (⁴)	250,000	—	1,125,000	1,125,000	$2,500,000
Jennifer Evans Stacey (⁵)		375,000	375,000	—	$750,000

(¹) Inducements are granted in limited circumstances associated with new hire recruitment. Inducement grants of stock options, RSUs, and PSUs were granted outside the 2023 Plan.

(²) In connection with his appointment as Chief Executive Officer, Mr. Nassif was granted inducement awards with a grant date value of $2,000,000, consisting of 50% stock options and 50% restricted stock units, which vest ratably over four years and were intended to replace equity compensation forfeited upon his departure from his prior employer. He also received a cash sign-on award to replace forfeited incentive

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Compensation Discussion and Analysis

compensation from his prior employer. Separately, Mr. Nassif received an in-cycle $4,500,000 fiscal 2026 annual long-term incentive award, comprised of 50% performance share units and 50% stock options, consistent with the Company's executive compensation program.

(3) In connection with her appointment as SVP & GM Global Food Safety, Ms. Ranalli was granted inducement awards with a grant date value of $750,000, consisting of 50% stock options and 50% restricted stock units, which vest ratably over three years and were intended to replace equity compensation forfeited upon her departure from her prior employer. She also received a cash sign-on award to replace forfeited incentive compensation from her prior employer. Separately, Ms. Ranalli received a $750,000 fiscal 2026 in-cycle annual long-term incentive award, comprised of 50% performance share units and 50% stock options, consistent with the Company's executive compensation program.

(4) In connection with his appointment as SVP & Chief Financial Officer, Mr. Riggsbee was granted inducement awards with a grant date value of $2,250,000, consisting of 50% performance share units and 50% stock options for fiscal year 2026, which vest ratably over three years and were intended to replace equity compensation forfeited upon his departure from his prior employer and to support the recruitment of a key executive and promote long-term retention and shareholder alignment. He also received a cash sign-on award to replace forfeited incentive compensation from his prior employer.

(5) In connection with her appointment as SVP & Chief Legal and Compliance Officer and Board Secretary Ms. Stacey was granted in-cycle fiscal year 2026 inducement awards with a grant date value of $750,000, consisting of 50% stock options and 50% restricted shares, which vest ratably over three years. The award was approved as a one-time inducement grant designed to support the recruitment of a key executive and promote long-term retention and shareholder alignment.

The Compensation and Talent Management Committee believes these compensation decisions were appropriate and necessary to support Neogen's leadership transformation, facilitated the recruitment and retention of key talent, and position the Company for long-term success. Consistent with the Committee's compensation philosophy, executive compensation remains focused on supporting strategic execution, rewarding performance, and aligning management's interests with those of shareholders.

Our Performance

Revenue Growth

Fiscal year 2026 marked a year of improving business performance despite continued external challenges and increasing global trade uncertainty. Following the appointment of our new CEO Mike Nassif and significant leadership changes in the organization, revenue growth improved from negative core growth rates at the end of fiscal year 2025 to strong positive growth by the end of the fiscal year 2026. Food Safety growth accelerated throughout the year, achieving 3% in the fourth quarter with the highest quarterly core growth(1) rate since fiscal year 2023.

(1) Non-GAAP financial measures; see explanations and reconciliations that follow.

These changes were brought about by increased operational tempo, metric driven tracking of performance, and resolution of key supply challenges. Increased revenue growth led to the Company significantly raising its revenue

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Compensation Discussion and Analysis

guidance throughout fiscal year 2026, with total revenue of $870.4 million significantly exceeding its original guidance range of $820 to $840 million.

Stock Performance

Neogen's stock performance improved significantly during fiscal year 2026. The Company's share price increased from $5.86 per share at the start of the fiscal year to $8.97 per share at the end of fiscal year 2026, representing an increase of over 50%. This outperformed the Nasdaq Composite Index which was up 41% over the same period.

The increase in shareholder value occurred alongside a year of improving operational performance, including stronger Food Safety growth, progress on integration initiatives, and improved cash flow generation during the second half of the fiscal year.

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Compensation Discussion and Analysis

Strengthening Our Balance Sheet

Strengthening the balance sheet and improving financial flexibility remained a key focus during fiscal year 2026. The Company improved operating cash flow and free cash flow throughout the year, through reductions in working capital from its operational efficiency initiatives, cost reduction efforts, and a reduction in capital expenditure.

Neogen also completed the divestiture of its Cleaners & Disinfectants business in July 2025 and announced the planned divestiture of its Genomics business, continuing to work toward completing that transaction by the end of the first half of fiscal year 2027. The divestiture of the Cleaners & Disinfectants business unit allowed Neogen to reduce its long-term debt from $894.1 million at the end of fiscal year 2025 to $793.7 million by the end fiscal year 2026. Total cash and cash equivalent balances increased from $129.0 million to $185.5 million over that same period. This resulted in an improvement in the Company’s net leverage ratio from approximately 4x in Q1 of FY26 to approximately 3.5x in Q4 FY26.

Consideration of Last Year’s Say-on-Pay Vote

At the Company's 2025 Annual Meeting of Shareholders, shareholders were provided with an opportunity to cast an advisory vote on the compensation of the Company’s named executive officers. The say-on-pay vote received 90.4% approval, which the Compensation and Talent Management Committee viewed as generally supportive of the Company's executive compensation practices.

Shareholder Outreach and Engagement

During fiscal year 2026, we proactively engaged with a majority of our largest shareholders to better understand their perspectives on our executive compensation programs, governance practices, and long-term strategy. These conversations provided valuable insights that are helping inform our ongoing decision-making. As we look toward fiscal year 2027 and beyond, we remain committed to considering shareholder feedback as we continue to evolve our programs and disclosures in a manner that aligns shareholder interests with our business strategy, long-term value creation objectives, and Neogen’s mission.

Our Compensation Philosophy: We Pay for Performance

At Neogen, our executive compensation program is designed to align pay outcomes with Company performance, strategic execution, and long-term shareholder value creation. A substantial portion of each NEO's compensation is both variable and performance-based, ensuring that executive rewards are linked to the achievement of key financial, operational, and shareholder objectives.

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Compensation Discussion and Analysis

The primary objectives of our executive compensation program are to:

•
Attract, retain, and motivate high-caliber leaders capable of driving innovation, transformation, and long-term growth;
•
Reward the achievement of measurable financial and operational results that support our strategic priorities; and
•
Align executive and shareholder interests through market-competitive compensation and performance-based incentives.

The Compensation and Talent Management Committee believes executive compensation should reinforce accountability, reward sustainable performance, and create strong alignment between executive pay and shareholder outcomes. Consistent with this philosophy, a significant portion of executive compensation is delivered through annual and long-term incentive opportunities that are earned based on performance and value creation.

Fiscal year 2026 represented a pivotal year for Neogen. Following a period of declining shareholder returns, the Board appointed Mike Nassif as President and Chief Executive Officer effective August 11, 2025, to lead the Company's transformation. Under new leadership, the Company achieved meaningful improvements in shareholder value during fiscal year 2026.

In partnership with the Board, Mr. Nassif undertook a deliberate effort during fiscal year 2026 to strengthen the senior leadership team to support the Company's strategic priorities and transformation objectives. These efforts resulted in all of the NEOs who are still with the Company being newly appointed to their respective roles during the fiscal year. In connection with these leadership transitions, the Compensation and Talent Management Committee established compensation arrangements designed to attract, motivate, and retain experienced executives with the capabilities necessary to execute the Company's strategy and drive long-term value creation. These arrangements reflect the Committee's commitment to a compensation philosophy grounded in performance, accountability, and alignment with shareholder interests.

Consistent with market practice, compensation opportunities for these executives were developed using competitive market data, including peer group benchmarking and published compensation surveys, to ensure alignment with organizations of comparable size, complexity, and industry focus. The Company uses size-adjusted competitive market data consistent with Neogen’s revenue.

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Compensation Discussion and Analysis

Fiscal Year 2026 Pay Mix

In support of our pay-for-performance philosophy, a large majority of the target total direct compensation for our NEOs under our regular, annual compensation program is allocated to variable, at-risk compensation. The pay structure for Mr. Nassif was weighted even more heavily towards variable and performance-based compensation, with 87% of his target total direct compensation for fiscal year 2026 designed to be at risk. The charts below show, for our CEO and on average for our other NEOs, the mix of compensation at target under our fiscal year 2026 compensation programs.

CEO Compensation (¹)	Other NEO Compensation (²)

87%
Variable at Risk
13%
Base Salary
37%
Long-term Incentives Stock Options
13%
Annual Bonus Target %
37%
Long-term Incentives PSUs

77%
Variable
at Risk
23%
Base Salary
31%
Long-term
Incentives
Stock Options
15%
Annual
Bonus
Target %
31%
Long-term
Incentives
PSUs

(¹) Excludes the sign-on cash and equity awards paid to Mr. Nassif in connection with his August 2025 hiring.

(²) Includes only the three other NEOs who were employed at least five months of the fiscal year (Riggsbee, Ranalli, and Stacey) and excludes all sign-on cash and equity awards paid to these three executives in connection with their hiring.

Key Fiscal Year 2026 Compensation Elements

The primary compensation elements provided to NEOs are:

•
Base salary that recognizes day-to-day role and responsibilities;
•
Annual bonus opportunity based on achievement of Company financial metrics that reward overall Company performance, as measured by key financial metrics, as well as allowing for recognition of exceptional personal performance; and
•
Equity-based long-term incentive compensation consisting primarily of stock options and performance share units (PSUs). The Compensation and Talent Management Committee believes a combination of PSUs and stock options provides strong alignment between executive compensation and shareholder interests. PSUs reward executives for achieving critical financial and strategic objectives, while stock options deliver value only when shareholders benefit from stock price appreciation. Together, these awards encourage disciplined execution of the Company's strategy, foster an ownership culture, and ensure that a significant portion of executive compensation is tied directly to the creation of long-term shareholder value.

Other compensation elements include health and welfare benefits plans, such as medical, life insurance and disability coverage, where NEOs receive similar benefits to those provided to all other eligible U.S.-based employees. In select cases, in order to support working at our headquarter offices, temporary housing (and/or relocation support) has been provided. (See summary compensation table for details).

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Compensation Discussion and Analysis

Commitment to Compensation Best Practices

What We Do	What We Don't Do
•
Executive Compensation Philosophy that Promotes Alignment with Shareholder interests
•
Performance Measures Aligned with Business Objectives
•
Pay for Performance
•
Maintain Share Ownership Requirements
•
Maintain a Recoupment Policy
•
Maintain Market Competitive Vesting Schedules for Equity Awards
•
Require Minimum Vesting Schedules under our Equity Plan
•
Engage an Independent Compensation Consultant

•
No Excise Tax Gross-Ups
•
No “Single-Trigger” Change-of-Control Severance Benefits Equity Vesting
•
No Hedging or Pledging Transactions by Executive Officers
•
No Evergreen Provisions in Omnibus Incentive Plan
•
No Repricing of Stock Options
•
No Liberal Share Recycling under Omnibus Incentive Plan
•
No Defined Benefit Plans for Executive Officers
•
Limited Executive Perquisites

Engagement of Executive Compensation Consultant

The Compensation and Talent Management Committee engaged Farient Advisors, LLC (“Farient”) as its independent executive compensation consultant for fiscal year 2026. Farient reports directly to the Compensation and Talent Management Committee, and the Compensation and Talent Management Committee retains sole authority with respect to the engagement, oversight and termination of its consultant.

While Farient provides advice and recommendations regarding the design and competitiveness of the Company's executive compensation programs, the Compensation and Talent Management Committee is solely responsible for all final decisions related to the compensation of the Company's CEO and other NEOs, except that compensation decisions for the CEO are subject to review and approval by the full Board of Directors.

During fiscal year 2026, the services provided by Farient to the Compensation and Talent Management Committee included:

•
Advising on emerging trends and regulatory developments in executive compensation;
•
Providing pay-for-performance analytics and market benchmarking data for the CEO, NEOs and senior management;
•
Assessing and recommending any updates to our compensation peer group; and
•
Reviewing and advising on our annual and long-term incentive plan programs.

In accordance with SEC and applicable Nasdaq independence requirement, the Compensation and Talent Management Committee determined that Farient is independent and no conflicts of interest are present.

Limited Role by Management in Determining Executive Compensation

Management’s involvement in determining executive compensation is limited to the CEO making recommendations on compensation for members of the executive management team.

Peer Group and Competitive Market Data

An important element of our overall compensation philosophy is to deliver a total compensation opportunity that is competitive with the market median with the ability to differentiate based on individual performance, future potential, strategic needs, labor market for talent and other individual and Company-specific attributes. Consistent with our

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Compensation Discussion and Analysis

strong emphasis on at-risk and variable compensation, we provide the opportunity to earn significantly above target compensation levels based on strong Company and individual performance. We place a strong emphasis on long-term equity incentives in order to align leadership with shareholder interests. As part of that philosophy, the Compensation and Talent Management Committee considers the publicly disclosed executive compensation practices of companies in a selected peer group as one of several factors in setting compensation. The Compensation and Talent Management Committee also considers competitive data from relevant, published compensation surveys as another source of competitive pay data.

The Compensation and Talent Management Committee reviews the peer group annually in consultation with its independent compensation consultant to assess if changes should be made. The Compensation and Talent Management Committee considers factors such as industry, business model, product type, and revenue size of companies for the peer group. The Company uses size-adjusted competitive market data consistent with Neogen’s revenue to set fiscal year 2026 pay.

The fiscal year 2026 peer group consisted of the companies below.

• 10x Genomics, Inc.	• Maravai LifeSciences Holdings, Inc.
• Azenta, Inc.	• Mettler-Toledo International, Inc.
• Bio-Rad Laboratories, Inc.	• Natera, Inc.
• Bio-Techne Corporation	• NeoGenomics, Inc.
• Bruker Corporation	• OraSure Technologies, Inc.
• Charles River Laboratories International, Inc.	• QuidelOrtho Corporation
• Exact Sciences Corporation	• Repligen Corporation
• Guardant Health, Inc.	• Sotera Health Company
• IDEXX Laboratories, Inc.	• Waters Corporation
• iRhythm Technologies, Inc.

The fiscal year 2026 peer group remained unchanged from fiscal year 2025.

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Compensation Discussion and Analysis

2026 Compensation Highlights

Base Salary

Base salary is intended to provide a market-competitive, stable source of income that recognizes the day-to-day responsibilities of the role. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of the position, market competitiveness, performance against expectations, and an individual’s job experience or unique responsibilities.

Actual earned salary for fiscal year 2026 is shown in the “Salary” column of the Summary Compensation Table. Base salary rates and changes from fiscal year 2025 to fiscal year 2026, if applicable, are shown in the following table.

Name	Fiscal Year 2026 Salary Rate	Fiscal Year 2025 Salary Rate	Percent Increase (¹)

Mike Nassif (²)	$800,000	$—	0.0%
Tamara A. Ranalli (²)	500,000	—	0.0%
R. Bryan Riggsbee (²)	600,000	—	0.0%
Jennifer Evans Stacey (²)	500,000	—	0.0%
John E. Adent (³)	810,000	810,000	0.0%
David H. Naemura (⁴)	650,000	650,000	0.0%
Amy M. Rocklin (⁵)	455,000	455,000	0.0%

(¹) There were no base salary changes for any NEO's in fiscal year 2026.

(²) Mr. Nassif, Dr. Ranalli, Mr. Riggsbee, and Ms. Stacey were employed for a portion of fiscal year 2026, having joined Neogen on August 11, 2025, January 7, 2026, November 3, 2025, and April 8, 2026, respectively.

(³) Mr. Adent served as President & Chief Executive Officer through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025 under an involuntary not-for-cause separation agreement in accordance with his previous severance agreement.

(⁴) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025 as a voluntary resignation; no severance was paid.

(⁵) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026 under an involuntary not-for-cause separation agreement.

Annual Incentive Compensation Plan (ICP)

The annual Incentive Compensation Plan ("ICP") rewards financial and operational performance that advances both our short-term business priorities and long-term shareholder value. The ICP is designed to motivate and reward our NEOs for achieving annual Company goals.

The fiscal year 2026 ICP established threshold, target, and maximum award levels for each NEO, expressed as a percentage of base salary, as set forth below. Payout for performance between threshold and target, or target and maximum, are determined using linear interpolation, with 50% of target payout for threshold performance and 200% of target payout for maximum performance:

Name	Non Equity Incentive Plan Target ICP (%) of Salary

Mike Nassif	100%
Tamara A. Ranalli (¹)	50%
R. Bryan Riggsbee	80%
Jennifer Evans Stacey (²)	50%
John E. Adent (³)	100%
David H. Naemura (⁴)	100%
Amy M. Rocklin (⁵)	50%

(¹) Dr. Ranalli's fiscal year 2026 eligibility was prorated based on hire date.

(²) Ms. Stacey was not eligible for fiscal year 2026 ICP based on hire date.

(³) Mr. Adent served as President & Chief Executive Officer through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025 under an involuntary not-for-cause separation agreement.

(⁴) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025 under a voluntary resignation.

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Compensation Discussion and Analysis

(⁵) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026 under an involuntary not-for-cause separation agreement.

For fiscal year 2026, NEOs had the opportunity to earn a cash incentive based on Company financial performance for the period from June 1, 2025 through May 31, 2026. The fiscal year 2026 ICP was based on the following metrics:

Performance Metrics	Weighting	Rationale for Inclusion
Revenue	50%	Encourages focus on top-line growth through increased sales and customer acquisition, by way of developing, manufacturing, and marketing of a diverse line of products and services
Adjusted EBITDA (1)	30%

Encourages focus on profitability and core operational performance by removing certain items that impact comparison of the performance of our business either period-over-period or with other businesses

Free Cash Flow (1)	20%	Encourages focus on generating cash for reinvestment, debt repayment and stockholder returns after covering operating expenses and capital expenditures
(1)
Non-GAAP financial measures; see explanations and reconciliations that follow.

The Company performance targets under the fiscal year 2026 ICP, as well as actual fiscal year 2026 performance, are set forth below. The fiscal year 2026 revenue target was established at a lower level than the prior year, reflecting the divestiture of the cleaners and disinfectants business during the first quarter of fiscal year 2026. The target was established in alignment with the Company's fiscal year 2026 revenue guidance communicated to investors and reflected management's expectations for the post-divestiture business. For purposes of determining achievement against the free cash flow(1) metric, the Compensation and Talent Management Committee gave credit for certain transaction costs, restructuring costs, and costs related to executive transitions that were not known or reasonably estimable when the performance targets were established. Following the application of this credit, the Company financial results would have exceeded 100% of target; the Compensation and Talent Management Committee determined that capping the Company financial results at 100% of target was appropriate and in the best interests of investors.

		Non Equity Incentive Plan Performance Ranges for FY26
Name	Weighting	Threshold ($)	Target ($)	Maximum ($)	Actual ($)

Revenue	50%	801.0M	866.2M	996.1M	870.4M
Adjusted EBITDA	30%	170.0M	184.0M	221.0M	177.8M
Free Cash Flow (¹)	20%	17.5M	35.0M	70.0M	50.5M

(1) Non-GAAP financial measures; see explanations and reconciliations that follow.

In addition to these formulaic measures, the Compensation and Talent Management Committee retains discretion under the Personal Performance Factor (PPF) to adjust the formulaic awards by 0 – 150%, exercising negative or positive discretion as warranted. In no event may an NEO's final award exceed 250% of their target award. Following application of the 100% Company financial results referenced above, and a 125% PPF for Mr. Nassif due to exceptional leadership and his execution against defined transformation initiatives which resulted in significantly improved financial and shareholder return in the fiscal year as highlighted under the “Our Performance” section of this proxy statement and 100% PPF for all other NEOs, final performance based ICP awards paid in fiscal year 2027 related to fiscal year 2026 performance were as follows:

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Compensation Discussion and Analysis

Name	Annualized Target Value	Company Financial Result %	Personal Performance Factor %	Total ICP Payout %	Actual Payment	Percentage of Target	Percentage of Base Salary

Mike Nassif (¹)	$800,000	100%	125%	125%	$1,000,000	125%	125%
Tamara A. Ranalli (²)	250,000	100%	100%	100%	99,315	40%	20%
R. Bryan Riggsbee	480,000	100%	100%	100%	480,000	100%	80%
Jennifer Evans Stacey (³)	—	—	—	—	—	—	—
John E. Adent (⁴)	810,000	N/A	N/A	N/A	337,315	42%	42%
David H. Naemura (⁵)	650,000	N/A	N/A	N/A	325,000	50%	50%
Amy M. Rocklin (⁶)	227,500	N/A	N/A	N/A	227,500	100%	50%

(¹) Mr. Nassif's fiscal year 2026 ICP award reflects full year eligibility and was determined based on Company performance at 100% and a 125% Personal Performance Factor, with the resulting payout directly tied to the Company's strong fiscal year 2026 business results as well as Mr. Nassif's exceptional performance and transformation initiatives, as further described in the "Our Performance" section of this Proxy Statement, and consistent with our pay-for-performance philosophy.

(²) Dr. Ranalli's fiscal year 2026 ICP award was prorated based on hire date.

(³) Ms. Stacey was not eligible for fiscal year 2026 ICP based on hire date.

(⁴) Mr. Adent served as President & Chief Executive Officer through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025. The fiscal year 2026 ICP award was paid based on actual time worked in the fiscal year in accordance with his involuntary not-for-cause severance agreement.

(⁵) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025. The fiscal year 2026 ICP award was paid in accordance with his resignation and retention transition agreement entered into at the time of formal resignation.

(⁶) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026. The fiscal year 2026 ICP award was paid in accordance with her separation agreement.

Long-Term Incentive (LTI) Compensation

Following the 2024 say-on-pay shareholder vote, which did not receive majority shareholder support, the Board engaged with shareholders and conducted a thorough review of our executive compensation program. In response to the feedback received for fiscal year 2026, we enhanced our long-term incentive ("LTI") program by introducing Performance Share Units (“PSUs”) for our NEOs, replacing the time-based restricted stock units grant in prior years. This change further strengthens the alignment between executive compensation and Company performance by linking half of equity awards directly to the achievement of pre-established performance goals.

For fiscal year 2026, LTI awards for our NEOs consisted of a combination of PSUs and stock options - a balanced approach that pairs performance-based and market-based equity incentives. We believe this structure reinforces our pay-for-performance philosophy and supports long-term value creation for shareholders. Stock options, in particular, align closely with shareholder interests because they deliver value only when the Company’s stock price appreciates above the exercise price following the grant date.

The objectives of our LTI compensation program are to:

•
Align the personal and financial interests of executives with those of our shareholders;
•
Promote a long-term, sustainable focus on driving shareholder value;
•
Attract, motivate, and retain a highly skilled executive team; and
•
Encourage meaningful stock ownership across our executive team.

Fiscal year 2026 LTI compensation was granted as follows:

LTI Vehicle	Terms	Weighting for NEOs
Performance Share Units (PSUs)(1)	3-year cliff vesting	50%
Stock Options(2)	3-year ratable vesting; 10-year term	50%

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Compensation Discussion and Analysis

(¹) PSUs are intended to promote retention, while also aligning to the long-term performance of the Company and maintaining a link to the same market fluctuations as our stockholders

(²) Stock options are intended to provide value to our NEOs only if the stock price increases over the price at which they are granted, which is the market price of our common stock on the grant date.

Annual stock option and PSU grants to executives and other eligible employees are approved each year by the Compensation and Talent Management Committee, with grants to the CEO subject to further approval by the Board of Directors. Management recommends award eligibility and levels to the Compensation and Talent Management Committee.

In determining an individual's stock option and PSU awards, the Compensation and Talent Management Committee considers numerous factors, including the individual's level or responsibility and position within the Company, demonstrated performance over time, value to the Company’s past and future success, prior grants, and retention considerations, as well as, in the aggregate, share availability under the plan, overall Company expense and shareholder dilution from awards. For executive officers, the Compensation and Talent Management Committee also reviews the accumulated value of all outstanding equity awards held by each executive officer.

Annual awards of equity are typically made in August, although occasional off-cycle grants may be made to select new hires or in connection with promotions. The annual LTI award for fiscal year 2026 was made in August 2025 from the 2023 Plan. In June 2025, the Compensation and Talent Management Committee approved a special one-time, retention equity grant comprised of 60% stock options and 40% restricted share units to each of Dr. Rocklin and Mr. Naemura. These grants occurred during a period of significant organizational change and were intended to ensure stabilization of leadership and the business. As a result of Mr. Naemura's departure from the Company on December 31, 2025, these one-time retention equity grants were forfeited. As a result of Dr. Rocklin's departure from the Company, effective March 31, 2026, one-third of the one-time retention equity grants accelerated in accordance with the involuntary, not-for-cause separation agreement. The remainder of the equity grant was forfeited. Please see the footnotes to the "Grants of Plan-Based Awards" table below for the treatment of these awards upon the executives' departures from the Company.

A significant portion of the equity awards granted to newly hired executive officers in fiscal year 2026 were issued as inducement awards, which contributed to higher reported equity values and associated equity burn rates for the year. However, these awards are not indicative of the Company’s go-forward compensation practices with respect to existing executive officers. Looking ahead, the Company expects that future long-term incentive awards will reflect more normalized target compensation levels aligned with the Company's pay-for-performance philosophy and long-term shareholder interests.

The following table shows all equity awards made to all NEOs during fiscal year 2026, including those referenced in the Neogen Leadership Transformation section, as well as the special retention grants to Mr. Naemura and Dr. Rocklin referenced above.

	Fiscal Year 2026 LTI Value
Name	Fair Value of RSU Grants	Fair Value of Stock Option Grants	Fair Value of PSU Grants	Total	Sharepool
Mike Nassif (²)	$1,000,000	$3,250,000	$2,250,000	$6,500,000	N/A - Inducement Awards (¹)
Tamara A. Ranalli (³)	375,000	750,000	375,000	1,500,000
R. Bryan Riggsbee (³)	—	1,125,000	1,125,000	2,250,000
Jennifer Evans Stacey (³)	375,000	375,000	—	750,000
John E. Adent (⁴)	—	—	—	—	—
David H. Naemura (⁵)	300,000	1,700,000	1,250,000	3,250,000	2023 Plan
Amy M. Rocklin (⁶)	248,000	1,022,000	650,000	1,920,000	2023 Plan

(¹) Inducement awards are granted in limited circumstances associated with new hire recruitment. These inducement awards were granted outside the 2023 Plan.

(²) Mr. Nassif commenced employment with Neogen on August 11, 2025. These awards are referenced in the Neogen Leadership Transformation section. Of the total awards granted in fiscal year 2026, a portion with a target value of $4,500,000 was awarded as a part of the Company's annual fiscal year 2026 equity grant, which was granted to eligible employees on August 15, 2025.

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Compensation Discussion and Analysis

(³) Dr. Ranalli, Mr. Riggsbee, and Ms. Stacey began Neogen employment during fiscal year 2026, with award as referenced in the Neogen Leadership Transformation section.

(⁴) Mr. Adent served as President & Chief Executive Officer through August 10, 2025, remained as Special Advisor to the Board and CEO through October 31, 2025, and did not participate in the fiscal year 2026 LTI program.

(⁵) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025. The fiscal year 2026 LTI awards include a special retention grant of stock options and restricted share units made to Mr. Naemura in June 2025 with an aggregate value of $750,000.

(⁶) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026. The fiscal year 2026 LTI awards include a special retention grant of stock options and restricted share units made to Dr. Rocklin in June 2025 with an aggregate value of $620,000.

The table below shows the number of stock options granted to each of the NEOs in fiscal year 2026, including awards reference in the Neogen Leadership Transformation section, as well as the special retention grants to Mr. Naemura and Dr. Rocklin referenced above.

Name	Number of Options Granted	Grant Date Fair Value of Option Grants (¹)(²)

Mike Nassif (³)	1,538,394	$3,250,000
Tamara A. Ranalli (³)	261,210	750,000
R. Bryan Riggsbee (³)	459,713	1,125,000
Jennifer Evans Stacey (³)	89,520	375,000
John E. Adent (⁴)	—	—
David H. Naemura (⁵)	803,413	1,700,000
Amy M. Rocklin (⁶)	482,704	1,022,000

(¹) Represents the aggregate grant date fair value of each stock option granted in fiscal year 2026, calculated in accordance with the provisions of the Compensation—Stock Compensation Topic of the FASB Codification. This amount will be recognized over the vesting period of the grants.

(²) The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model using the assumptions in the table below.

(³) Mr. Nassif, Dr. Ranalli, Mr. Riggsbee, and Ms. Stacey were employed for a portion of fiscal year 2026, having joined Neogen on August 11, 2025, January 7, 2026, November 3, 2025, and April 8, 2026, respectively.

(4) Mr. Adent served as President & Chief Executive Officer through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025.

(5) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025.

(6) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026.

Black-Scholes Model Assumptions (1)	2026	2025	2024	2023	2022

Risk-free interest rate	3.75% - 3.90%	3.71% - 4.44%	4.7%	3.3%	0.4%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	43.12% - 44.64%	37.67% - 38.48%	37.3%	34.0%	32.8%
Expected option life	3.7 - 3.9 years	3.4 years	4.5 years	4.5 years	3.1 years

(¹) The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

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Compensation Discussion and Analysis

The table below shows the number of PSUs granted to each of the NEOs in fiscal year 2026, including award reference in the Neogen Leadership Transformation section.

Name	Number of PSUs Granted	Grant Date Fair Value of PSU Grants (¹)
Mike Nassif (²)	414,365	$2,250,000
Tamara A. Ranalli (²)	50,813	375,000
R. Bryan Riggsbee (²)	178,855	1,125,000
Jennifer Evans Stacey (²)	—	—
John E. Adent (³)	—	—
David H. Naemura (⁴)	230,203	1,250,000
Amy M. Rocklin (⁵)	119,705	650,000

(¹) Compensation cost is calculated as the closing market price on the grant date multiplied by the number of PSUs granted. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period.

(²) Mr. Nassif, Dr. Ranalli, Mr. Riggsbee, and Ms. Stacey were employed for a portion of fiscal year 2026, having joined Neogen on August 11, 2025, January 7, 2026, November 3, 2025, and April 8, 2026, respectively.

(³) Mr. Adent served as President & Chief Executive Officer through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025.

(⁴) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025.

(⁵) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026.

The table below shows the number of RSUs granted to each of the NEOs in fiscal year 2026, including awards referenced in the Neogen Leadership Transformation section, as well as the special retention grants to Mr. Naemura and Dr. Rocklin referenced above.

Name	Number of RSUs Granted	Grant Date Fair Value of RSU Grants (¹)
Mike Nassif (²)	184,162	$1,000,000
Tamara A. Ranalli (²)	50,813	375,000
R. Bryan Riggsbee (²)	—	—
Jennifer Evans Stacey (²)	39,349	375,000
John E. Adent (³)	—	—
David H. Naemura (⁴)	52,724	300,000
Amy M. Rocklin (⁵)	43,585	248,000

(¹) Compensation cost is calculated as the closing market price on the grant date multiplied by the number of RSUs granted. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period.

(²) Mr. Nassif, Dr. Ranalli, Mr. Riggsbee, and Ms. Stacey were employed for a portion of fiscal year 2026, having joined Neogen on August 11, 2025, January 7, 2026, November 3, 2025, and April 8, 2026, respectively.

(³) Mr. Adent served as President & Chief Executive Officer through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025.

(⁴) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025.

(⁵) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026.

Performance Share Units (PSUs)

On August 15, 2025, the Company granted PSUs to its executives with a grant date fair value equal to 50% of the executive’s total fiscal year 2026 LTI target award. Each PSU cliff vests after a three-year period and represents the right to receive one share of the Company’s common stock based on the actual performance over a three-year performance period consisting of fiscal years 2026 through 2028 (the “Performance Period”), measured against Company-established targets on the following three metrics:

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Compensation Discussion and Analysis

Performance Metric	Weighting
Revenue – Compounded Annual Growth Rate (CAGR)	40%
Adjusted EBITDA Margin Expansion	30%
Cash Flow Conversion	30%

Threshold performance results in a payout of 50% of the target PSUs and maximum performance results in a payout of 200% of the target PSUs, with payouts for the results between these levels determined by linear interpolation. Accordingly, the maximum number of shares of common stock issuable under each PSU award is 200% of the target number of PSUs.

In addition, each PSU award is subject to a modifier based on the Company’s relative total shareholder return (rTSR) over the Performance Period, measured against a peer group comprised of the companies within the S&P 600 Healthcare Equipment & Services index. The rTSR modifier increases the earned PSUs by 20% if our rTSR performance is at or above the 75th percentile of the peer group (subject to the overall Company performance metrics aggregate maximum award equal to 200% of target) and decreases the earned PSUs by 20% if our relative rTSR performance is below the 25th percentile. There is no modification if our rTSR is at or above the 25th percentile but below the 75th percentile. Based on rTSR final results, the PSUs earned may not exceed 240% of shares granted.

For PSUs granted in fiscal year 2026, the Compensation and Talent Management Committee approved the financial metrics set forth in the table below.

	Performance Share Unit Plan Performance Ranges for FY26 (1)
	Threshold	Target	Maximum
Revenue (CAGR)	3.5%	5%	6.5%
Adjusted EBITDA Margin Expansion	250 bps	400 bps	600 bps
Cash Flow (CF) Conversion	20%	30%	40%

(¹) Final PSU financial results are subject to modification based on 3-year relative Total Shareholder Return (rTSR). Note that the Cash Flow Conversion metric represents a Non-GAAP financial measures; see explanations and reconciliations that follow.

rTSR Modifier
>= 75th Percentile	20%
25th - 75th Percentile	No Modification
<25th Percentile	(20%)

To the extent any PSUs are earned based on the Company's performance over the Performance Period, the corresponding shares of common stock will be issued to the executive as soon as practicable following the completion of the three-year Performance Period, at which time such shares will be fully vested upon issuance. No PSU awards may vest before the end of the three-year Performance Period. Until such time that shares are issued in settlement of earned PSUs, if any, the PSUs do not entitle the executives to any ownership interest in any shares or any rights of a shareholder with respect to the PSUs.

The balance of each executive’s fiscal year 2026 LTI award was made in the form of stock options with three-year ratable vesting.

Other Fiscal Year 2026 Compensation

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees, including all NEOs. Under the 401(k) Plan, the Company matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2%, of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan vest immediately.

Health and Welfare Benefit Plans: Benefits such as medical, dental, vision, life insurance, and disability coverage are provided to all eligible U.S.-based employees, including all NEOs. The benefit plans are part of the overall total

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Compensation Discussion and Analysis

compensation offering and are intended to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits than those provided to other U.S.-based employees. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table because they are purchased by each NEO and are made available to all U.S. employees. No post-retirement health care benefits are provided to any employee.

Perquisites: The Company provides limited perquisites to its NEOs. Perquisites provided during fiscal year 2026 include a mobile phone stipend and, for select NEOs, relocation support under the Company's policies. These items are reported in the “All Other Compensation” column of the Summary Compensation Table.

Employee Stock Purchase Plan: Employees in the U.S., including the NEOs, are permitted to voluntarily purchase Company stock at a discount to market value through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of the Company. The ESPP purchases stock bi-annually for participants through a third-party plan administrator. The discount to market value available under the ESPP was 5% through fiscal year 2026, but has been increased to 15% starting with fiscal year 2027.

Non-Qualified Deferred Compensation Plan: The Company offers a non-qualified deferred compensation plan that allows eligible employees, including NEOs, to elect to defer a portion of their salary and/or annual bonus subject to IRS timing and other provisions.

Executive and Non-Employee Director Stock Ownership Requirements

The Company has stock ownership requirements in place for all corporate officers, including the NEOs, and non-employee directors. This reflects the Company’s belief that all corporate officers and non-employee directors should have meaningful stock ownership positions in the Company to reinforce the alignment of management and shareholder interests. The Compensation and Talent Management Committee periodically reviews the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned

Non-Employee Directors	5 times annual cash retainer for Board service
Chief Executive Officer	5 times annual base salary
All Other Corporate Officers	2 times annual base salary

For purposes of the ownership requirements, stock owned includes shares owned outright, including 401(k) and ESPP shares as well as unvested RSUs, but does not include unexercised stock options or unearned PSUs. Corporate officers and non-employee directors who have not met the ownership requirements are prohibited from selling more than 25% of their vested shares.

As of May 31, 2026, Mr. Nassif, Dr. Ranalli, Mr. Riggsbee, and Ms. Stacey, each of whom joined the Company during fiscal year 2026, had not yet reached their required ownership levels but are in the process of building their ownership positions. Each of these officers is subject to the sale restriction described above until the applicable ownership requirement is met. All non-employee directors who have served on the Board for a sufficient period to reach their ownership requirements are in compliance or are subject to the applicable sale restrictions.

Severance Arrangements

In order to align with market practices and enhance retention of our executive management team, particularly in light of the Company transformation underway and with new leadership joining, the Company entered into certain severance letter agreements with the NEOs. These arrangements are discussed under “Potential Payments Upon Termination or Change-of-Control” below.

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Compensation Discussion and Analysis

Timing of Grants of Certain Equity Awards

The Company does not have any formal policies regarding the timing of awards of options in relation to the disclosure of material nonpublic information by the Company. However, it has implemented a practice of timing grants of equity awards within an open trading window, wherever possible, in order to avoid conflicts. The Company’s historical practice has been to make annual grants of equity awards, including options, mid-August of each year, following the release of the Company’s financial results for its prior fiscal year. As a result, these grants typically are made at a time when possession of material nonpublic information is less likely and after year-end financial results have been released to the market. However, during fiscal year 2026, certain option grants were made within the period starting four business days before the Company filed a Form 10-K, Form 10-Q, or Form 8-K with the SEC and ending one business day after the filing. As a result, the Company is disclosing the following information regarding the change in the Company’s stock price between the trading day ending immediately before the SEC filing and the trading day beginning immediately following the SEC filing.

Name	Grant date	Number of securities underlying the award (#)	Exercise price of the award ($/sh)	Grant date fair value of the award ($)	Percentage change in the closing market price between the trading day ending immediately prior to the SEC filing and the disclosure date trading day beginning immediately following the SEC filing (%)
Mike Nassif	8/15/2025 (¹)	1,538,394	$5.43	$3,250,000	(1.99%) / 1.26%
Tamara A. Ranalli	1/7/2026 (²)	261,210	7.38	750,000	30.35%
David H. Naemura	6/2/2025 (³)	211,723	5.69	450,000	(18.7%)
	8/15/2025 (¹)	591,690	5.43	1,250,000	(1.99%) / 1.26%
Amy M. Rocklin	6/2/2025 (³)	175,024	5.69	372,000	(18.7%)
	8/15/2025 (¹)	307,680	5.43	650,000	(1.99%) / 1.26%

(¹) On August 15, 2025, Mr. Nassif, Mr. Naemura, and Dr. Rocklin were granted options as part of the annual grant one day after the Company filed a Form 8-K on August 14, 2025. The Company filed a Form 8-K on August 14, 2025 to disclose the retirement of a director and the appointment of a new director. To the extent this constituted material nonpublic information, the percentage change in the stock price required to be disclosed by this table is (1.99)%. In addition, a Form 8-K was filed August 21, 2025, to disclose the Company’s grant of certain equity awards to executive officers on August 15, 2025. To the extent this constituted material nonpublic information, the percentage change in the stock price required to be disclosed by this table is 1.26%.

(²) On January 7, 2026, Dr. Ranalli was granted a special new hire inducement award one day before the Company filed a Form 8-K on January 8, 2026. The grant was aligned to her hire date of January 7, 2026, which was negotiated at the end of calendar year 2025. The Form 8-K filed January 8, 2026 disclosed the release of results of operations for the Company’s fiscal year 2026 second quarter ended November 30, 2025. The percentage change in the stock price required to be disclosed by this table is 30.35%.

(³) On June 2, 2025, Mr. Naemura and Dr. Rocklin were granted a special retention grant comprised of stock options and RSUs two business days before the Company filed a Form 8-K on June 4, 2025 to disclose a financial presentation for the William Blair Growth Stock Conference. To the extent this constituted material nonpublic information, the percentage change in the stock price required to be disclosed by this table is (18.7)%.

Executive Compensation Clawback Policy

The Company has an Incentive-Based Compensation Recovery Policy (the “Clawback Policy”) that complies with SEC Rule 10D-1 and applicable Nasdaq listing standards. The Clawback Policy requires the Company to recoup or otherwise recover certain incentive-based compensation received by the Company's current and former executive officers in the event of a required accounting restatement, including both “Big R” restatements and “little r” restatements. The recovery applies to incentive-based compensation received during the three completed fiscal years immediately preceding the date of the restatement, without regard to fault. During fiscal year 2026, no restatement occurred that would have triggered recovery under the Clawback Policy, and accordingly, no recovery was required. A copy of this policy was filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on July 30, 2026.

Consideration of Risk

The Company believes the design of the Company’s executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. The compensation program is balanced with a significant portion being variable, including long-term incentives to incentivize officers to remain with the Company

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Compensation Discussion and Analysis

and better align their interests with those of our shareholders. In an effort to promote a focus on the long-term, these compensation plans have elements that are only fully realizable upon completion of a three-year service requirement. The Company believes these plans provide strong incentives to implement strategies that support long-term value creation while avoiding excessive risk-taking in the short term and any level of risk these plans do encourage is not reasonably likely to have a material adverse effect on the Company.

Performance goals are established to align with the Company’s overall risk framework and reflect a balanced mix of financial measures designed to avoid placing excessive weight on a single measure. The compensation mix also is balanced across cash payments and performance-based equity awards.

Tax and Accounting Implications

Section 409A of the Code provides that amounts deferred under non-qualified deferred compensation arrangements will be included in an employee’s income when vested, as well as being subject to additional taxes, penalties and interest, unless certain requirements are complied with. The Company believes that its compensation arrangements satisfy, or are exempt from, the requirements of Section 409A.

If a company makes “parachute payments,” Section 280G of the Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 of the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change-of-control in an amount equal to or greater than three times the person’s base amount (which is generally the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds the payee’s base amount. If a covered employee receives excess parachute payments in any year, the $1 million deduction limitation applicable to the covered employee for such year under Section 162(m) of the Code is reduced (but not below zero) by the amount of the excess parachute payments.

The employment arrangements with the Company’s NEOs and the Company’s equity incentive plans may entitle participants to receive payments in connection with a change-in-control that may result in excess parachute payments. The Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

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Compensation Committee Report

Compensation and Talent Management Committee Report

The Compensation and Talent Management Committee of the Board has reviewed and discussed with management the above “Compensation Discussion and Analysis” and, on the basis of such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for fiscal year 2026.

Submitted by:

Dr. Catherine E. Woteki (Chair)

Jeffrey D. Capello

Avi Pelossof

Raphael A. Rodriguez

Members of the Compensation and Talent Management Committee

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Executive Compensation

Executive Compensation

The following table sets forth information regarding all elements of compensation paid to the Company’s named executive officers (the “NEOs”) for fiscal years 2026, 2025 and 2024.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (¹)	Stock Awards (²)	Option Awards (²)	Non-Equity Incentive Plan Compensation (³)	Bonus (⁴)	All Other Compensation (⁵)	Total

Mike Nassif (⁶)	2026	$630,769	$3,250,000	$3,250,000	$1,000,000	$500,000	$63,146	$8,693,916
President & Chief Executive Officer	2025	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—
Tamara A. Ranalli (⁷)	2026	188,462	750,000	750,000	99,315	350,000	11,073	2,148,850
Senior Vice President and General Manager, Global Food Safety	2025	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—
R. Bryan Riggsbee (⁸)	2026	334,615	1,125,000	1,125,000	480,000	250,000	24,437	3,339,053
Senior Vice President & Chief Financial Officer	2025	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—
Jennifer Evans Stacey (⁹)	2026	63,462	375,000	375,000	—	—	1,502	814,964
Senior Vice President & Chief Legal and Compliance Officer and Board Secretary	2025	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—
John E. Adent (¹⁰)	2026	358,269	—	—	337,315	—	2,441,787	3,137,371
(Former) President & Chief Executive Officer	2025	810,000	1,800,000	4,200,000	—	—	14,891	6,824,891
	2024	803,077	1,800,000	4,200,000	405,000	—	13,275	7,221,352
David H. Naemura (¹¹)	2026	395,000	1,550,000	1,700,000	325,000	325,000	15,598	4,310,598
(Former) Chief Financial Officer & Operating Officer	2025	571,500	836,400	1,254,600	—	—	17,681	2,680,181
	2024	527,308	720,000	3,280,000	260,000	—	23,343	4,810,651
Amy M. Rocklin (¹²)	2026	388,500	898,000	1,022,000	227,500	50,000	85,662	2,671,662
(Former) Chief Legal & Administrative Officer	2025	447,694	520,000	780,000	—	—	20,073	1,767,767
	2024	451,748	440,000	660,000	110,725	—	2,230	1,664,703

(¹) Amount represents actual salary amounts paid throughout fiscal year 2026.

(²) Calculations use grant-date fair value based on Codification Topic 718 for stock option, PSU, and RSU grants for the 2026, 2025, and 2024 fiscal years. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

(³) Payments made related to the fiscal year 2026 ICP.

(⁴) Cash payments for signing, spot, and retention bonuses.

(⁵) All Other Compensation includes (a) perquisites consisting of a cell phone electronics allowance and, where applicable, relocation payments. (b) Company provided benefits available to all eligible U.S. employees, including employer contributions to group term life insurance, 401(k)

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Executive Compensation

employer match, basic life insurance, health insurance, health savings accounts, long-term disability, and wellness credits. Severance payments are also reported in this column where applicable. See individual NEO footnotes below for specific amounts.

(⁶) Mr. Nassif joined Neogen on August 11, 2025, with salary representing the prorated portion paid through fiscal year 2026. The fiscal year 2026 LTI values include one-time awards as referenced in the Neogen Leadership Transformation section. Non-Equity Incentive Plan Compensation ($1,000,000) reflects full year eligibility and was determined based on Company performance at 100% plus a 125% Personal Performance Factor, with the resulting payout directly tied to the Company's strong fiscal year 2026 business results, as further described in the "Our Performance" section of this Proxy Statement, and consistent with our pay-for-performance philosophy. The Bonus column reflects a cash bonus ($500,000) provided as part of his new hire package. All Other Compensation includes relocation and rental expenses ($29,201), as well as other items that are widely available to employees such as cell phone allowance, employer paid group term life insurance, 401(k) Plan matching contributions, employer paid basic life insurance, employer paid health insurance, employer contributions to health savings accounts, employer paid long-term disability, and wellness credits.

(⁷) Dr. Ranalli joined Neogen on January 7, 2026, with salary representing the prorated portion paid through fiscal year 2026. The fiscal year 2026 LTI values include one-time awards as referenced in the Neogen Leadership Transformation section. Non-Equity Incentive Plan Compensation ($99,315) is prorated based on hire date, utilizing the Company performance of 100%. The Bonus column reflects a ($350,000) provided as part of her new hire package, which was deferred for payment to June 2026. All Other Compensation includes items that are widely available to employees such as cell phone allowance, employer paid group term life insurance, 401(k) Plan matching contributions, employer paid basic life insurance, employer paid health insurance, employer contributions to health savings accounts, and employer paid long-term disability.

(⁸) Mr. Riggsbee joined Neogen on November 3, 2025, with salary representing the prorated portion paid through fiscal year 2026. The fiscal year 2026 LTI values include one-time awards referenced in the Neogen Leadership Transformation section. Non-Equity Incentive Plan Compensation ($480,000) was based on full year eligibility, utilizing the Company performance of 100%. The Bonus column reflects a cash bonus ($250,000) provided as part of his new hire package. All Other Compensation includes items that are widely available to employees such as cell phone allowance, employer paid group term life insurance, 401(k) Plan matching contributions, employer paid basic life insurance, employer paid health insurance, employer contributions to health savings accounts, employer paid long-term disability, and wellness credits.

(⁹) Ms. Stacey joined Neogen on April 8, 2026, with salary representing the prorated portion paid through fiscal year 2026. The fiscal year 2026 LTI values include one-time awards referenced in the Neogen Leadership Transformation section. Ms. Stacey was not eligible to participate in the Non-Equity Incentive Plan Compensation for fiscal year 2026 based on her hire date. All Other Compensation includes items that are widely available to employees such as cell phone allowance, employer paid group term life insurance, employer paid basic life insurance, employer paid health insurance, and employer paid long-term disability.

(¹⁰) Mr. Adent joined Neogen as Chief Executive Officer on July 17, 2017 and was employed for a portion of fiscal year 2026; accordingly, the salary represents the prorated amount earned during the fiscal year. For fiscal year 2026, All Other Compensation earned included severance pay in connection with his involuntary not-for-cause separation agreement ($2,430,000) and items that are widely available to employees such as employer paid group term life insurance, 401(k) Plan matching contributions, employer paid basic life insurance, employer paid health insurance, employer paid long-term disability, and wellness credits. Due to his planned departure, effective October 31, 2025, he did not participate in the fiscal year 2026 LTI program. Non-Equity Incentive Plan Compensation ($337,315) was paid in accordance with his severance agreement based on prorated eligibility, utilizing the Company performance of 100%.

(¹¹) Mr. Naemura served as CFO & COO for a portion of fiscal year 2026; accordingly, the salary represents the prorated amount earned during the fiscal year. The fiscal year 2026 LTI value includes a special retention grant of stock options and RSUs made to Mr. Naemura in June 2025 with an aggregate value of $750,000. The Bonus column reflects an additional retention bonus ($325,000) provided in June 2025 during a period of significant organizational change. For fiscal year 2026, All Other Compensation includes items that are widely available to employees such as employer paid group term life insurance, 401(k) Plan matching contributions, employer paid basic life insurance, employer paid health insurance, and employer paid long-term disability. Upon his departure from Neogen, effective December 31, 2025, he received Non-Equity Incentive Plan Compensation ($325,000) paid in accordance with his resignation and retention transition agreement.

(¹²) Dr. Rocklin joined Neogen on March 15, 2021, and was employed for a portion of fiscal year 2026; accordingly, the salary represents the prorated amount earned during the fiscal year. The fiscal year 2026 LTI value includes a special retention grant of stock options and RSUs made to Dr. Rocklin in June 2025 with an aggregate value of $620,000. The Bonus column reflects an additional spot bonus ($50,000) paid in July 2025. For fiscal year 2026, All Other Compensation included severance pay in connection with her involuntary not-for-cause separation agreement ($66,500) and items that are widely available to employees such as cell phone allowance, employer paid group term life insurance, 401(k) Plan matching contributions, employer paid basic life insurance, employer paid health insurance, and employer paid long-term disability. Upon her departure from Neogen, effective March 31, 2026, she received Non-Equity Incentive Plan Compensation ($227,500) based on a fiscal year 2026 target award in accordance with her separation agreement

Neogen Corporation | 2026 Proxy Statement	59

Executive Compensation

Grants of Plan-Based Awards

The following table sets forth additional information regarding the grant of all awards to our NEOs in the fiscal year ended May 31, 2026, pursuant to our incentive compensation plans.

		Estimated Annualized Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (¹)			All Other Stock Awards: Number of Shares of Stock or Units (#) (²)	All Other Option Awards: Number of Securities Underlying Options (#) (³)	Exercise or Base Price of Option Awards (³)	Grant-date Fair Value of All Awards (⁴)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Mike Nassif (⁵)	8/15/2025	$400,000	$800,000	$1,600,000	$1,125,000	$2,250,000	$4,500,000	184,162	1,538,394	$5.43	$6,500,000
Tamara A. Ranalli (⁶)	1/7/2026	125,000	$250,000	500,000	187,500	375,000	750,000	50,813	261,210	7.38	1,500,000
Bryan Riggsbee (⁷)	11/3/2025	240,000	480,000	960,000	562,500	1,125,000	2,250,000	—	459,713	6.29	2,250,000
Jennifer Evans Stacey (⁸)	5/1/2026	—	—	—	—	—	—	39,349	89,520	9.53	750,000
John E. Adent (⁹)	-	405,000	810,000	1,620,000	—	—	—	—	—	—	—
David H. Naemura (¹⁰)	6/2/2025	325,000	650,000	1,300,000				52,724	211,723	5.69	750,000
	8/15/2025				625,000	1,250,000	2,500,000		591,690	5.43	2,500,000
Amy M. Rocklin (¹¹)	6/2/2025	113,750	227,500	455,000				43,585	175,024	5.69	620,000
	8/15/2025				325,000	650,000	1,300,000		307,680	5.43	1,300,000

(¹) In accordance with the terms of the 2023 Plan, these PSUs were granted at 100% of the closing market price on the grant date. Unless specified otherwise in the footnotes below, PSUs vest at the end of the three year performance period on May 31, 2028. Threshold performance reflects a payout of 50% of target, and maximum performance reflects a payout of 200% of target, in each case excluding any adjustment resulting from the rTSR modifier.

(²) In accordance with the terms of the 2023 Plan, these RSUs were granted at 100% of the closing market price on the grant date. Unless specified otherwise in the footnotes below, RSUs vest ratably over three years.

(³) In accordance with the terms of the 2023 Plan, these options were granted at 100% of the closing market price on the grant date. Options have a ten-year term and unless specified otherwise in the footnotes below, will vest ratably over three years.

(⁴) Represents grant-date fair value based on Codification Topic 718. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation.”

(⁵) Mr. Nassif joined Neogen on August 11, 2025. Non-Equity Incentive Plan Compensation is based on full year eligibility. The fiscal year 2026 LTI values includes one-time awards as referenced in the Neogen Leadership Transformation section, with the RSUs having four-year ratable vesting, options with both three-year and four-year ratable vesting, and PSUs with three-year cliff vesting.

(⁶) Dr. Ranalli joined Neogen on January 7, 2026. Non-Equity Incentive Plan Compensation is prorated based on hire date. The fiscal year 2026 LTI values includes one-time awards referenced in the Neogen Leadership Transformation section with RSUs and stock options with a three-year ratable vesting, and PSUs with three-year cliff vesting.

(7) Mr. Riggsbee joined Neogen on November 3, 2025. The fiscal year 2026 LTI values include one-time awards referenced in the Neogen Leadership Transformation section, with options having three-year ratable vesting and the PSUs having three-year cliff vesting.

(8) Ms. Stacey joined Neogen on April 8, 2026. The fiscal year 2026 LTI values include one-time awards referenced in the Neogen Leadership Transformation section, with RSUs and options having three-year ratable vesting.

(⁹) Mr. Adent served as President & Chief Executive Officer through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025. Non-Equity Incentive Plan Compensation was paid in accordance with his severance agreement based on prorated eligibility, utilizing the Company performance of 100%. He did not participate in the fiscal year 2026 LTI program. Upon termination, unvested RSUs and options were forfeited, with vested options remaining exercisable for a limited period in accordance with his involuntary not-for-cause severance agreement.

(¹⁰) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025. Non-Equity Incentive Plan Compensation was paid in accordance with his resignation and retention transition agreement. The fiscal year 2026 LTI value includes a special retention grant of RSUs and stock options made to Mr. Naemura in June 2025 with an aggregate value of $750,000 and the annual grant in August 2025 with an aggregate value of $2,500,000, with the RSUs and options having a three year ratable vesting and the PSUs having a three year cliff vesting. Upon termination, unvested RSUs, options, and PSUs were forfeited, and vested options expired in accordance with the 2023 Plan.

(¹¹) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026. Non-Equity Incentive Plan Compensation was paid based on a target award in accordance with her separation agreement. The fiscal year 2026 LTI value includes a special retention grant of RSUs and stock options made to Dr. Rocklin in June 2025 with an aggregate value of $620,000 and the annual grant in August 2025 with an aggregate value of $1,300,000, with the RSUs and Options having three year ratable vesting and the PSUs having three year cliff vesting. Upon termination, RSUs and Options vesting in calendar year 2026 accelerated, all other unvested RSUs and PSUs were forfeited, and vested options expire in accordance with the 2023 Plan and her involuntary not-for cause separation agreement.

Neogen Corporation | 2026 Proxy Statement	60

Executive Compensation

Outstanding Equity Awards at May 31, 2026

The following table sets forth information regarding unexercised options and outstanding RSUs and PSUs that were held by the NEOs as of May 31, 2026.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (¹)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#) (²)	Market Value of Shares of Stock that have not Vested ($) (³)	Equity Incentive Plan Awards: Number of Unearned Shares that have not Vested (#) (²)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that have not Vested ($) (³)

Mike Nassif (⁴)	—	1,538,394	$5.43	8/15/2035	184,162	$1,651,933	414,365	$3,716,854
President & Chief Executive Officer

Tamara A. Ranalli (⁵)	—	261,210	7.38	1/7/2036	50,813	455,793	50,813	455,793
Senior Vice President & General Manager, Global Food Safety

R. Bryan Riggsbee (⁶)	—	459,713	6.29	11/3/2036	—	—	178,855	1,604,329
Senior Vice President & Chief Financial Officer

Jennifer Evans Stacey (⁷)	—	89,520	9.53	5/1/2036	39,349	352,961	—	—
Senior Vice President & Chief Legal & Compliance Officer & Board Secretary

John E. Adent (⁸)	120,281	—	40.85	11/12/2026	—	—	—	—
(Former) President & Chief Executive Officer	51,534	—	28.40	5/25/2027	—	—	—	—
	625,001	—	13.28	10/31/2028	—	—	—	—
	465,501	—	15.48	10/31/2028	—	—	—	—
	261,545	—	16.79	10/31/2028	—	—	—	—

David H. Naemura (⁹)	—	—			—	—	—	—
(Former) Chief Financial & Operating Officer
	—	—			—	—	—	—
Amy M. Rocklin (¹⁰)	9,269	—	40.85	6/29/2026	—	—	—	—
(Former) Chief Legal & Administrative Officer	11,779	—	28.40	6/29/2026	—	—	—	—
	120,537	—	13.28	6/29/2026	—	—	—	—
	109,725	—	15.48	6/29/2026	—	—	—	—
	97,145	—	16.79	6/29/2026	—	—	—	—
	58,341	—	5.69	6/29/2026	—	—	—	—
	102,560	—	5.43	6/29/2026	—	—	—	—

(¹) Options granted in fiscal years 2019 through 2022 vest ratably over five years. Unless specified otherwise in the footnotes below, options granted in fiscal years 2023 through 2026 vest ratably over three years.

(²) RSUs granted in fiscal years 2021 and 2022 vest ratably over five years. Unless specified otherwise in the footnotes below, RSUs granted in fiscal years 2023 through 2026 vest ratably over three years and PSUs vest at the end of the three-year performance period on May 31, 2028.

(³) Based upon the closing price of our common stock on May 29, 2026, of $8.97.

(⁴) Mr. Nassif joined Neogen on August 11, 2025. The fiscal year 2026 LTI values includes one-time awards referenced in the Neogen Leadership Transformation section, with the RSUs having four-year ratable vesting, options with both three-year ratable vesting and four-year ratable vesting, and PSUs with three-year cliff vesting.

(⁵) Dr. Ranalli joined Neogen on January 7, 2026. The fiscal year 2026 LTI values includes one-time awards referenced in the Neogen Leadership Transformation section with RSUs and options with three-year ratable vesting and PSUs with three-year cliff vesting.

(⁶) Mr. Riggsbee joined Neogen on November 3, 2025. The fiscal year 2026 LTI values include one-time awards as referenced in the Neogen Leadership Transformation section, with options having three-year ratable vesting and the PSUs having three-year cliff vesting.

(⁷) Ms. Stacey joined Neogen on April 8, 2026. The fiscal year 2026 LTI values include one-time awards referenced in the Neogen Leadership Transformation section with RSUs and options having three-year ratable vesting.

(⁸) Mr. Adent served as CEO through August 10, 2025 and remained as Special Advisor to the Board and CEO through October 31, 2025. He did not participate in the fiscal year 2026 LTI program. Upon termination, unvested RSUs and options were forfeited, with vested options remaining exercisable for a limited period in accordance with his severance agreement.

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Executive Compensation

(⁹) Mr. Naemura served as CFO & COO through November 2, 2025 and remained with the Company as a Financial Advisor through December 31, 2025. The fiscal year 2026 LTI value includes a special retention grant and the annual grant in August 2025 with the RSUs and options having three-year ratable vesting and the PSUs having three-year cliff vesting. Upon termination, unvested RSUs, options, and PSUs were forfeited, and vested options expired in accordance with the 2023 Plan.

(¹⁰) Dr. Rocklin left Neogen as Chief Legal & Administrative Officer effective March 31, 2026. The fiscal year 2026 LTI value includes a special retention grant and the annual grant in August 2025 with the RSUs and options having three-year ratable vesting and the PSUs having three-year cliff vesting. Upon termination, RSUs and options vesting in calendar year 2026 accelerated, all other unvested RSUs and PSUs were forfeited, and vested options expired in accordance with the 2023 Plan and her separation agreement.

Neogen Corporation | 2026 Proxy Statement	62

Executive Compensation

Option Exercises and Stock Vested in Fiscal Year 2026

This table sets forth information with respect to RSUs held by the NEOs that vested during fiscal year 2026. No options were exercised during fiscal year 2026.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (¹)

Mike Nassif	—	—
Tamara A. Ranalli	—	—
R. Bryan Riggsbee	—	—
Jennifer Evans Stacey	—	—
John E. Adent	110,494	$637,895
David H. Naemura	42,710	250,800
Amy M. Rocklin	64,311	494,202

(¹) Represents the value utilizing the closing price of our common stock on the vesting date.

No Pension Benefits

The Company sponsors no defined benefit plans, therefore, none of the NEOs participates in a defined benefit plan sponsored by the Company.

Nonqualified Deferred Compensation

The Company offers a non-qualified deferred compensation plan that allows eligible U.S. employees, including NEOs, to elect to defer a portion of their salary and/or annual bonus subject to IRS timing and other provisions. The following table sets forth additional participant information for our NEOs in the fiscal year ended May 31, 2026.

Name	Registrant Contributions in Fiscal Year	Executive Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Fiscal Year End

Mike Nassif	—	—	—	—	—
Tamara A. Ranalli	—	—	—	—	—
R. Bryan Riggsbee	—	—	—	—	—
Jennifer Evans Stacey	—	—	—	—	—
John E. Adent	—	$85,637	$163,746	$(154,824)	$94,559
David H. Naemura	—	—	11,971	—	11,971
Amy M. Rocklin	—	39,375	25,729	—	65,104

Potential Payments Upon Termination or Change-of-Control

Pursuant to a severance letter agreement entered into with each NEO, each NEO is entitled to certain payments and benefits (1) following specified termination events and (2) following specified termination events subsequent to a Change-of-Control (as defined in the severance letter agreement) of the Company. Under each severance letter agreement, the NEO is entitled to receive the following payments and benefits if the Company determines that (a) the NEO resigned for Good Reason (as defined in the severance letter agreement) or (b) the NEO was involuntarily terminated by the Company for reasons other than for Cause (as defined in the severance letter agreement):

•
Two times (for the CEO) or equal to (for the other NEOs) the NEO’s base salary, payable ratably over a period of 12 months, in accordance with the Company’s regular payroll practices;

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Executive Compensation

•
The NEO’s Target Bonus (as defined in the severance letter agreement) for the year in which the termination occurs, in a lump sum in the first payment of the severance benefits; and
•
During the severance period (subject to specified events that would terminate such payments on an earlier date), an amount equal to the full cost of continuation coverage premiums under COBRA for the NEO.

If the NEO resigns for Good Reason or the NEO is involuntarily terminated by the Company for reasons other than for Cause, in each case within 12 months following a Change-of-Control, the NEO is entitled to receive the following severance benefits:

•
Two times (for the CEO) or equal to (for the other NEOs) the NEO’s target cash compensation, payable in a lump sum payment, in accordance with the Company’s regular payroll practices;
•
The NEO’s Target Bonus (as defined in the severance letter agreement) for the year in which the termination occurred, in a lump sum at the same time as other severance benefits;
•
Accelerated vesting of all unvested stock options, RSUs and/or PSUs; options will remain exercisable for a period of the earlier of three years following separation date or the natural term of the award
•
During the severance period (subject to specified events that would terminate such payments on an earlier date), an amount equal to the full cost of continuation coverage premiums under COBRA for the NEO for 12 - 18 months as applicable to the severance benefit term above.

The following table reflects the amounts that would be payable to each NEO assuming (1) the NEO’s employment was terminated for Good Reason or without Cause as of May 31, 2026, and (2) the NEO’s employment was terminated for Good Reason or without Cause as of May 31, 2026 in a situation where a Change-of-Control of the Company had occurred in the 12 months ending May 31, 2026:

	Termination for Good Reason or Without Cause (¹)	Termination for Good Reason or Without Cause Within 12 Months After Change in Control (²)

Mike Nassif	$2,430,191	$14,044,893
Tamara A. Ranalli	767,087	2,093,996
R. Bryan Riggsbee	1,110,191	3,946,551
Jennifer Evans Stacey	759,045	1,112,006
John E. Adent (³)	—	—
David H. Naemura (³)	—	—
Amy M. Rocklin (³)	—	—

(¹) As noted above, while the Target Bonus is paid in a lump sum, the portion of the severance benefit corresponding to the NEO’s base salary is paid over a period of 12 months; however, for purposes of presentation in this table, such amounts corresponding to the NEO’s base salary have not been present value discounted to May 31, 2025. The amounts above include base salary, target bonus, and employer cost of health and welfare benefits for length of severance.

(2) Under a termination for good reason or without cause within 12 months of a change-in-control, all cash payments will be made in the form of a lump sum payment. The amounts above include base salary, target bonus, and employer cost of health and welfare benefits for length of severance. In the event of a change-of-control, all unvested equity also would accelerate as a matter of right.

(³) Mr. Adent, Mr. Naemura, and Dr. Rocklin ended employment prior to the end of fiscal year 2026.

The right to receive payments and benefits under the severance letter agreement is subject to the NEO’s delivery and non-revocation of a valid waiver and release of claims and any other document deemed appropriate by the Company. Payments would be delayed until the effectiveness of the release and, as may be required, by Section 409A of the Code. Upon a determination by the Company that the NEO has engaged in Detrimental Activity (as defined in the severance letter agreement), the payments and benefits under the severance letter agreement will cease and prior payments and benefits would be subject to recovery.

Neogen Corporation | 2026 Proxy Statement	64

Executive Compensation

In addition to the foregoing, pursuant to the 2023 Plan, upon a termination of the NEO’s employment, the Compensation and Talent Management Committee has the discretion to take any action it deems to be equitable under the circumstances or in the best interests of the Company, including waiving or modifying any limitation or requirement with respect to any award made under the 2023 Plan. However, any such actions taken by the Compensation and Talent Management Committee are subject to the terms of the 2023 Plan.

Neogen Corporation | 2026 Proxy Statement	65

Pay Versus Performance

Pay Versus Performance

The following tables provide additional compensation information regarding our NEOs, prepared in accordance with the SEC's pay versus performance disclosure regulations for fiscal years 2022 through 2026.

Pay Versus Performance (PVP) Table - PEO

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table (SCT) Total for PEO - Nassif	Compensation Actually Paid (CAP) to PEO(1) - Nassif	Summary Compensation Table (SCT) Total for PEO - Adent	Compensation Actually Paid (CAP) to PEO(1) - Adent	Neogen TSR	S&P MidCap 400 Health Care Index TSR	Net (Loss) Income (in millions)	Adjusted EBITDA (Company Selected Measure) (in millions) (2)

2026	$8,693,916	$14,012,641	$3,137,371	$841,552	19.4	95.5	$(7.9)	$177.8
2025	-	-	6,824,891	(457,682)	12.7	79.2	(1,092.0)	184.2
2024	-	-	7,221,352	4,499,416	28.5	84.3	(9.4)	213.2
2023	-	-	5,325,174	4,853,105	37.9	81.3	(22.9)	205.1
2022	-	-	4,315,427	2,315,621	57.3	85.3	48.3	115.4
(1)
Note that there are separate columns for Mr. Nassif and Mr. Adent, each of whom served as the CEO during a portion of fiscal year 2026. Amounts reported reflect CAP for Mr. Nassif and Mr. Adent, as computed in accordance with Item 402(v) of Regulation S-K, for each corresponding year, which amounts do not reflect the actual amount of compensation earned by or paid to Mr. Nassif and Mr. Adent during the applicable year. The adjustments below were made to Mr. Nassif and Mr. Adent’s total compensation for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K.
(2)
Non-GAAP financial measures; see explanations and reconciliations that follow.

CEO Summary Compensation Table (SCT) Total to Compensation Actually Paid (CAP) Reconciliation

Mr. Nassif

Fiscal Year	SCT Total	Subtract Reported Value of Equity Awards from SCT	Equity Award Adjustments(a)	Compensation Actually Paid

2026	$8,693,916	$(6,500,000)	$11,818,726	$14,012,641
2025	-	-	-	-
2024	-	-	-	-
2023	-	-	-	-
2022	-	-	-	-
a)
The following table details the amounts deducted or added in calculating the equity award adjustments for Mr. Nassif, as computed in accordance with Item 402(v). The valuation assumptions used to calculate equity award fair values did not materially differ from those disclosed at the time of grant.

Neogen Corporation | 2026 Proxy Statement	66

Pay Versus Performance

Mr. Adent

Fiscal Year	SCT Total	Subtract Reported Value of Equity Awards from SCT	Equity Award Adjustments(a)	Compensation Actually Paid

2026	$3,137,371	$-	$(2,295,819)	$841,552
2025	6,824,891	(6,000,000)	(1,282,573)	(457,682)
2024	7,221,352	(6,000,000)	3,278,064	4,499,416
2023	5,325,174	(4,000,000)	3,527,931	4,853,105
2022	4,315,427	(2,925,547)	925,741	2,315,621
a)
The following table details the amounts deducted or added in calculating the equity award adjustments for Mr. Adent, as computed in accordance with Item 402(v). The valuation assumptions used to calculate equity award fair values did not materially differ from those disclosed at the time of grant.

CEO Equity Component of CAP

Mr. Nassif

Fiscal Year	Awards Granted During Current Fiscal Year and Unvested at End of Fiscal Year	Awards Granted in Prior Fiscal Year(s) and Unvested at End of Fiscal Year	Awards Granted in Prior Fiscal Year(s) and Vested During Current Fiscal Year	Equity Adjustment Included in CAP

2026	$11,818,726	$-	$-	$11,818,726
2025	-	-	-	-
2024	-	-	-	-
2023	-	-	-	-
2022	-	-	-	-

Mr. Adent

Fiscal Year	Awards Granted During Current Fiscal Year and Unvested at End of Fiscal Year	Awards Granted in Prior Fiscal Year(s) and Unvested at End of Fiscal Year	Awards Granted in Prior Fiscal Year(s) and Vested During Current Fiscal Year	Awards Granted in Prior Fiscal Year(s) and Forfeited During Current Fiscal Year	Equity Adjustment Included in CAP

2026	$-	$-	$146,434	$(2,442,253)	$(2,295,819)
2025	2,305,639	(3,335,247)	(252,965)	-	(1,282,573)
2024	4,787,158	(1,363,377)	(145,717)	-	3,278,064
2023	5,647,124	(1,100,298)	(1,018,895)	-	3,527,931
2022	2,731,035	(1,731,231)	(74,063)	-	925,741

Pay Versus Performance (PVP) Table - Non-PEO

			Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Average SCT Total for Non-PEO NEOs	Average CAP to Non-PEO NEOs	Neogen TSR	S&P MidCap 400 Health Care Index TSR	Net (Loss) Income (in millions)	Adjusted EBITDA (Company Selected Measure) (in millions) (1)

2026	$2,657,025	$2,124,572	19.4	95.5	$(7.9)	$177.8
2025	2,241,470	90,305	12.7	79.2	(1,092.0)	184.2
2024	2,991,286	2,366,175	28.5	84.3	(9.4)	213.2
2023	1,327,952	1,251,767	37.9	81.3	(22.9)	205.1
2022	1,220,774	727,779	57.3	85.3	48.3	115.4

(1) Non-GAAP financial measures; see explanations and reconciliations that follow.

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Pay Versus Performance

Average Other NEOs SCT Total to CAP Reconciliation

Fiscal Year	SCT Total	Subtract Reported Value of Equity Awards from SCT	Equity Award Adjustments(a)	Compensation Actually Paid

2026	$2,657,025	$(1,934,000)	$1,401,547	$2,124,572
2025	2,241,470	(1,730,333)	(420,831)	90,305
2024	2,991,286	(2,300,000)	1,674,889	2,366,175
2023	1,327,952	(776,244)	725,576	1,251,767
2022	1,220,774	(673,894)	180,899	727,779
a)
The following table details the amounts deducted or added in calculating the equity award adjustments for our non-PEO NEOs, as computed in accordance with Item 402(v). The valuation assumptions used to calculate equity award fair values did not materially differ from those disclosed at the time of grant.

Average Other NEOs Equity Component of CAP

Fiscal Year	Awards Granted During Current Fiscal Year and Unvested at End of Fiscal Year	Awards Granted in Prior Fiscal Year(s) and Unvested at End of Fiscal Year	Awards Granted in Current or Prior Fiscal Year(s) and Vested During Current Fiscal Year	Awards Granted in Prior Fiscal Year(s) and Forfeited During Current Fiscal Year	Equity Adjustment Included in CAP

2026	$1,255,121	$-	$146,426	$(255,834)	$1,401,547
2025	671,195	(1,015,084)	(76,942)	-	(420,831)
2024	1,830,083	(128,113)	(27,081)	-	1,674,889
2023	1,060,429	(224,528)	(110,326)	-	725,576
2022	617,287	(408,559)	(27,828)	-	180,899
(1)
Reflects the average amount reported in the “Total” column of the Summary Compensation Table for our other NEOs as a group (excluding Mr. Nassif and Mr. Adent) for each corresponding year. The names of each of the other NEOs (excluding Mr. Nassif and Mr. Adent) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for fiscal year 2026, Tamara Ranalli, R. Bryan Riggsbee, Jennifer Evans Stacey, David Naemura, and Amy Rocklin (ii) for fiscal years 2025 and 2024, Douglas Jones, David Naemura, and Amy Rocklin; (iii) for fiscal year 2023, Douglas Jones, Steven Quinlan, Jason Lilly, David Naemura, and Amy Rocklin; and (iv) for fiscal year 2022, Douglas Jones, Steven Quinlan, Jason Lilly, and Jerome Hagedorn.
(2)
Amounts reported reflect CAP for the other NEOs as a group (excluding Mr. Nassif and Mr. Adent), as computed in accordance with Item 402(v) of Regulation S-K, for each corresponding year, which amounts do not reflect an average of the actual amount of compensation earned by or paid to the other NEOs as a group (excluding Mr. Nassif and Mr. Adent) during the applicable fiscal year. The adjustments below were made for each fiscal year to determine the CAP for such fiscal year in accordance with the requirements of Item 402(v) of Regulation S-K.

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Pay Versus Performance

List of Most Important Measures

The items listed below represent the most important metrics used to determine CAP for fiscal year 2026 as further described in our Compensation Discussion & Analysis (CD&A) within the sections titled “Incentive Compensation Plan (ICP)” and “Long-Term Incentive (LTI) Compensation:”

Performance Measure
Revenue
Adjusted EBITDA
Free Cash Flow

Description of Relationship Between CAP and Selected Performance Metrics

The following graphs describe the relationship between the annual total compensation actually paid to our CEO, the average annual total compensation actually paid to our other NEOs, the total shareholder return of our stock, the total shareholder return of the S&P MidCap 400 Health Care Index, our net income and our Adjusted EBITDA, as each is disclosed in the pay versus performance tables above. Note that in each of the tables below, (1) the CEO CAP for fiscal year 2026 reflects Mr. Nassif's CAP and does not include any of Mr. Adent's CAP, and (2) the CEO CAP for each of fiscal years 2022 through 2025 reflect Mr. Adent’s CAP for those years.

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Pay Versus Performance

1. Total Shareholder Return (TSR): Neogen versus S&P Midcap 400 Health Care Index

The graph below assumes an initial investment of $100 on May 31, 2021, in Neogen common stock and the S&P MidCap 400 Health Care Index and assumes dividends, if any, were reinvested. As shown in the graph, Neogen's TSR has been below the S&P MidCap 400 Health Care Index throughout the measurement period. Neogen saw a significant recovery in TSR in 2026 significantly outperforming the S&P MidCap 400 Health Care Index, increasing from $13 to $19 (46.2%) compared to an increase in the index from $79 to $96 (21.5%). This was following the appointment of Mike Nassif as CEO and several additional key leadership changes within the Company.

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Pay Versus Performance

2. CAP versus Neogen TSR

The graph below compares Neogen’s Total Shareholder Return (“TSR”) to the CEO’s and Other NEOs’ Compensation Actually Paid (“CAP”) for the five fiscal years beginning with 2022. As shown in the graph, the CEO’s CAP increased in 2023, remained relatively consistent in 2024, declined significantly in 2025, and increased substantially in 2026. CAP for the Other NEOs increased from 2022 through 2024, declined in 2025, and increased in 2026. The year-over-year changes in CAP primarily reflect the impact of changes in the fair value of equity awards, including the effect of stock price performance on outstanding and unvested awards, as required under SEC pay-versus-performance rules. Additionally, Mr. Nassif received two grant awards during fiscal year 2026 given his initial inducement award in connection with his hiring. During the same period, Neogen’s TSR declined through fiscal year 2025 before improving significantly and outperforming benchmarks in 2026.

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Pay Versus Performance

3. CAP versus Net Income

The graph below compares Neogen’s net income to the CEO’s and Other NEOs’ Compensation Actually Paid (“CAP”) for the five fiscal years beginning with 2022. Net income declined from $48.3 million in fiscal year 2022 to a loss of $22.9 million in fiscal year 2023 and a loss of $9.4 million in fiscal year 2024, primarily reflecting transaction-related costs, amortization of acquired intangible assets, and interest expense associated with the Company's acquisition of the former 3M Food Safety Division. Net income declined significantly in fiscal year 2025, primarily due to a non-cash goodwill impairment charge, resulting in a net loss of approximately $1.1 billion. Net income improved substantially in fiscal year 2026, with the Company reporting a net loss of $7.9 million. During the same period, CAP for both the CEO and Other NEOs fluctuated, reflecting changes in the fair value of equity awards as required under SEC pay-versus-performance rules. Neogen does not use net income as a metric in determining executive compensation.

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Pay Versus Performance

4. CAP versus Adjusted EBITDA (1) (Company Selected Measure)

The graph below compares Neogen's Adjusted EBITDA to the CEO's and Other NEOs' Compensation Actually Paid ("CAP") for the five fiscal years beginning with 2022. Management defines Adjusted EBITDA as EBITDA, adjusted for share-based compensation, certain transaction and integration costs, and other non-recurring charges. Adjusted EBITDA increased from $115.4 million in fiscal year 2022 to $205.4 million in fiscal year 2023 and $213.2 million in fiscal year 2024, due primarily to the acquisition of the former 3M Food Safety Division. Adjusted EBITDA declined to $184.2 million in fiscal year 2025 and $177.8 million in fiscal year 2026. However, 2026 Adjusted EBITDA was negatively impacted by the divestiture of the Company’s Cleaners & Disinfectants business, and Adjusted EBITDA trends improved as the Company transitioned through fiscal year 2026 with Adjusted EBITDA margin expansion seen consistently on a year-over-year basis through the last three quarters of the year. During the same period, CAP for both the CEO and Other NEOs fluctuated, reflecting changes in the fair value of equity awards as required under SEC pay-versus-performance rules. While the Company uses other financial and non-financial performance measures in its compensation programs, Neogen has determined that Adjusted EBITDA is the most important financial performance measure used to link CAP to the CEO and Other NEOs to Company performance.

(1) Non-GAAP financial measures; see explanations and reconciliations that follow.

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CEO Pay Ratio

CEO Pay Ratio

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we disclose the ratio of our median employee’s annual total compensation to that of our CEO. Mr. Nassif was appointed President & CEO effective August 11, 2025 and served as CEO on May 31, 2026, the median employee determination date. A new median employee was identified for fiscal year 2026, and for purposes of this calculation, Mr. Nassif’s base salary was annualized.

We identified the median employee using a consistently applied compensation measure, defined as total target cash compensation (base salary plus the annual Incentive Compensation Plan at target), applied consistently to all employees, with permissible exclusions under SEC rules where applicable. Total compensation for the pay ratio reflects the elements reported in the Summary Compensation Table; compensation was annualized for employees not employed for the full fiscal year. Employees (excluding Mr. Nassif) were ranked by total compensation to determine the median.

Based on this methodology for fiscal year 2026:

•
Median employee total compensation: $58,230.65;
•
Mr. Nassif's total compensation: $8,863,146;
•
CEO pay ratio: 152:1

The CEO pay ratio is elevated for fiscal year 2026 due to one-time awards as referenced in the Neogen Leadership Transformation section provided to Mr. Nassif in connection with his appointment, including cash and equity incentives. These non-recurring awards increased total CEO compensation for the year and are not indicative of ongoing CEO pay levels. Excluding the one-time awards referenced in the Neogen Leadership Transformation section, Mr. Nassif's adjusted total compensation for fiscal year 2026 (after annualizing his base salary) would have been approximately $6,363,146, and the resulting supplemental pay ratio would have been approximately 109:1.

This disclosure is a reasonable estimate. SEC rules permit companies to use different methodologies, assumptions, and estimates; therefore, our pay ratio may not be comparable to those reported by other companies.

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Director Compensation

Director Compensation

This table sets forth information regarding compensation paid during fiscal year 2026 to non-employee directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards ($)	Total

Thierry L. Bernard (2)(4)	$95,000	$120,000	$120,000	335,000
William T. Boehm, Ph.D. (retired) (3)	27,500	—	—	27,500
James C. Borel	127,500	120,000	120,000	367,500
Jeffrey D. Capello (4)	105,000	120,000	120,000	345,000
Ronald D. Green, Ph.D.	77,500	120,000	120,000	317,500
Aashima Gupta	70,000	120,000	120,000	310,000
Avi Pelossof (5)	47,244	120,000	120,000	287,244
Raphael A. Rodriguez	75,625	120,000	120,000	315,625
Andrea F. Wainer (6)	72,500	154,652	154,652	381,804
Catherine E. Woteki, Ph.D.	77,500	120,000	120,000	317,500

(1)
Calculations use grant-date fair value based on Codification Topic 718 for the fiscal year 2026 equity-based grants. For purposes of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions for the option grants, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.” See disclosure below for more information about these equity awards.
(2)
Mr. Bernard resigned from the Board on August 3, 2026.
(3)
Dr. Boehm retired as a director at the 2025 Annual Meeting.
(4)
A one-time $25,000 payment was made to Mr. Bernard and Mr. Capello for their work related to the CEO transition.
(5)
Mr. Pelossof was appointed to the Board effective October 24, 2025.
(6)
Ms. Wainer was appointed to the Board effective June 1, 2025. Note that Ms. Wainer received an incremental pro-rated equity grant in fiscal year 2026 upon her appointment to the Board.

The outstanding equity awards held by each non-employee director as of May 31, 2026, were:

	Outstanding at May 31, 2026
Name	RSU Awards	Option Awards

Thierry L. Bernard (resigned)	23,516	62,285
William T. Boehm, Ph.D.; (retired)	—	—
James C. Borel	25,595	67,821
Jeffrey D. Capello	25,595	67,821
Ronald D. Green, Ph.D.	25,595	67,821
Aashima Gupta	25,595	67,821
Avi Pelossof	19,386	49,829
Raphael A. Rodriguez	25,595	67,821
Andrea F. Wainer	25,859	67,117
Catherine E. Woteki, Ph.D.	25,595	67,821

Non-employee directors receive an annual retainer of $55,000 (paid quarterly), with the Chair of the Board paid an additional $55,000. Members of the Governance and Sustainability, Compensation and Talent Management, and Science, Technology, and Innovation committees are paid $7,500 annually for such committee service, while members of the Audit Committee receive $10,000 annually. The Chairs of the Governance and Sustainability, Compensation, and Science, Technology, and Innovation committees are paid an additional $7,500 annually for their service in those Chair roles, while the Chair of the Audit Committee is paid an additional $10,000 annually.

Board members receive an additional $240,000 in equity-based compensation annually, split equally between non-qualified options to purchase Company stock, with three-year ratable vesting and ten-year lives, and RSUs, with three-year ratable vesting. These awards are granted on the date of election to, or commencement of annual service on, the Board. In all cases, grant prices are equal to the closing price on the day of the grant. The Company does not reprice options and does

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Director Compensation

not “reload—" which means the recipient is only able to exercise the number of shares in the original stock option grant. Directors do not receive any perquisites, personal benefits, or other compensation that is not disclosed in the table above.

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Equity Compensation Plan Information

Equity Compensation Plan Information

The following table shows the number of shares of common stock issuable upon the exercise of outstanding stock options and settlement of outstanding RSUs and PSUs, the weighted average exercise price of outstanding stock options, and the number of shares of common stock remaining available for future issuance as of May 31, 2026. The number of shares disclosed in column (a) below relating to outstanding PSUs assumes the issuance of the maximum number of shares issuable upon outstanding PSUs and may overstate expected dilution absent full performance achievement.

Plan Category	Number of securities to be issued upon exercise of outstanding awards (a)		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	11,315,049		$10.05	11,800,308
Equity compensation plans not approved by security holders	4,168,840	(1)	5.97	-
Total	15,483,889			11,800,308

(1)
These outstanding options, RSUs, and PSUs were granted by the Company outside of its Omnibus Incentive Plan, as inducement grants to new executives.

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Audit Committee Report

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has met with management and the independent auditors to review and discuss the Company’s audited consolidated financial statements as of and for the fiscal year ended May 31, 2026.

The Audit Committee obtained from the independent auditors the written disclosures and the letter required by applicable provisions of the Public Company Accounting Oversight Board regarding their independence. The Audit Committee has also discussed with the Company’s auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee has reviewed and discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also discussed, with and without management present, the results of the independent auditors’ examination of the Company’s consolidated financial statements.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended May 31, 2026.

Submitted by:

Jeffrey D. Capello (Chair)

James C. Borel

Avi Pelossof

Andrea F. Wainer

Members of the Audit Committee

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Additional Information

Additional Information

Shareholder Proposals and Nominations for the 2027 Annual Meeting

Shareholder proposals intended to be presented at the 2027 Annual Meeting of shareholders and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company at its principal executive offices at 620 Lesher Place, Lansing, Michigan 48912 for consideration no later than April 23, 2027, to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, proposals of shareholders intended to be submitted to a formal vote (other than proposals to be included in our proxy statement) at the 2027 Annual Meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 120 days and no later than 90 days prior to the anniversary of the preceding year’s Annual Meeting; provided, however that in the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be given no earlier than 120 days prior to such Annual Meeting and no later than 90 days prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain certain information as specified in our Bylaws.

In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company in accordance with Rule 14a-19(b) under the Exchange Act no later than August 2, 2027. Such notice must include the names of all nominees for whom the shareholder intends to solicit proxies and a statement that the shareholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. Assuming that our 2027 Annual Meeting is not advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2026 Annual Meeting, we must receive notice of an intention to introduce a nomination or other item of business at the 2027 Annual Meeting under our Bylaws on or after June 3, 2027, and no later than July 3, 2027. Shareholders who also intend to solicit proxies in support of director nominations other than the Company’s nominees must comply with the separate notice deadline under Rule 14a-19(b) described above.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, certain specified officers, and beneficial owners of more than 10% of the Company’s common stock to file reports with respect to changes in their beneficial ownership of common stock. During fiscal year 2026, based solely on review of the insiders' forms filed with the SEC during the fiscal year and written representations made by the directors and officers, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with on a timely basis, except for the following: On November 7, 2025, an amended Form 3 was filed to include indirect beneficial ownership of shares by Mr. Nassif (with such beneficial ownership disclaimed by Mr. Nassif) as of his hire date. On January 26, 2026, a Form 4 was filed for Dr. Ranalli, relating to a grant of her shares on January 7, 2026. The late filing was a result of the delay in establishment of SEC credentials. On February 2, 2026, a Form 4 was inadvertently filed late for Mr. Nassif, relating to his purchase of additional shares on January 26, 2026.

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the Annual Meeting. If any additional matter(s) should properly come before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote said proxy in accordance with their judgment on such matter(s).

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Additional Information

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 1, 2026. See http://www.neogen.com/investor-information for a copy of the 2026 Proxy Statement and Annual Report.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” Proxy Statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of our proxy statement or the Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee.

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the proxy statement, Annual Report, or Notice of Internet Availability to any shareholder at a shared address to which a single copy was delivered. You may direct such requests to the Board Secretary by emailing LegalCompliance@neogen.com.

By Order of the Board,

Jennifer Evans Stacey

Board Secretary

August 21, 2026

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Non-GAAP Financial Measures

Statement regarding use of non-GAAP financial measures

This proxy includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties in evaluating the Company’s operating performance and financial condition. These non-GAAP measures provide additional insight into the Company’s core business operations by excluding items that may not be indicative of, or are unrelated to, the Company’s ongoing operational performance, thereby enhancing comparability between periods and with peer companies. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Core revenue growth is a non-GAAP measure that represents change in net sales for the period excluding the effects of foreign currency translation rates and the impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

Free cash flow is a non-GAAP measure that represents net cash provided by operating activities less purchases of property, equipment, and other non-current intangible assets. Management believes free cash flow is useful to investors because it measures the Company’s ability to generate cash after reinvesting in the business.

Net debt is a non-GAAP measure calculated as total debt (current and non-current) less cash and cash equivalents. Net debt-to-Adjusted EBITDA is a non-GAAP ratio that uses net debt as the numerator and Adjusted EBITDA as the denominator. The Company uses net debt-to-Adjusted EBITDA to evaluate its leverage position and the expected impact of debt repayment and deleveraging initiatives. The Company’s senior credit facility contains financial covenants that utilize leverage ratios calculated using measures substantially similar to Adjusted EBITDA. As of May 31, 2026, total debt was $793.7 million, cash and cash equivalents were $185.5 million, resulting in net debt of $608.2 million. The most directly comparable GAAP measure for the denominator in this ratio is net income (loss); however, because the Company reported a net loss of $(7.9) million for fiscal year 2026, the GAAP-based ratio is not meaningful for evaluating leverage.

Free Cash Flow (FCF) is defined as net cash provided by operating activities, less purchases of property, equipment, and other non-current intangible assets. FCF Conversion is a liquidity ratio that measures how effectively Neogen transforms its operating profits into FCF over a given period. FCF conversion is defined as FCF as a percentage of adjusted EBITDA (as reported externally).

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Other companies may calculate similarly-titled non-GAAP measures differently, which may limit their usefulness for comparison purposes. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

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NEOGEN CORPORATION

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (UNAUDITED)

(in millions)

(USD in millions)	Twelve months ended May 31,
	2026	2025
Net Loss	$(7.9)	$(1,092.0)
Income tax benefit	(1.1)	(41.1)
Depreciation and amortization	116.3	119.5
Interest expense, net	57.6	68.5
EBITDA	$164.9	$(945.1)
Share-based compensation	13.4	17.3
FX transaction loss (gain) on loan and other revaluation (1)	2.6	(0.5)
Transaction costs (2)	10.6	5.7
3M integration costs (3)	1.5	5.7
Sample collection transition and ramp up costs (4)	12.4	15.0
Petrifilm duplicate manufacturing costs (5)	12.0	2.2
Transformation initiatives and related costs (6)	22.3	9.8
Restructuring (7)	7.0	11.1
Goodwill impairment	-	1,059.3
Contingent consideration adjustments	0.9	0.5
Gain on sale of business	(76.4)	-
Discontinued product line (8)	2.4	0.9
Other (9)	4.2	2.3
Adjusted EBITDA	$177.8	$184.2
Adjusted EBITDA margin (% of sales)	20.4%	20.6%

(1) Net foreign currency transaction loss (gain) associated with the revaluation of foreign-currency-denominated intercompany loans.
(2) Includes legal, accounting, tax, consulting and other related costs to execute corporate transactions and capital structure initiatives.
(3) Includes costs associated with 3M transition agreements and related integration costs.
(4) Includes costs associated with transitioning off the 3M transition contract manufacturing agreement and ramp-up costs associated with our sample collection product line.
(5) Duplicate costs associated with the startup of Petrifilm manufacturing.
(6) Includes consulting, ERP implementation expense, and other costs, including severance, associated with transformation initiatives.
(7) Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global headcount and global genomics business.
(8) Expenses associated with inventory write offs for discontinued product lines.
(9) Includes costs primarily associated with shareholder litigation and other legal expenses and product recall expenses.

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NEOGEN CORPORATION

RECONCILIATION OF NET DEBT & FREE CASH FLOW

(In millions)

May 31, 2026
Current portion of debt	-
Non-Current debt	793.7
Less: Cash and cash equivalents	(185.5)
Net Debt	608.2

Free Cash Flow	Q1 FY26	Q2 FY26	Q3 FY26	Q4 FY26	FY26
Net cash provided by operating activities	10.9	19.4	22.7	30.2	83.2
Purchases of PP&E	(24.0)	(11.7)	(11.6)	(4.0)	(51.3)
Free cash flow	(13.1)	7.7	11.1	26.2	31.9

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NEOGEN CORPORATION

RECONCILIATION OF GROWTH TO CORE GROWTH

(In millions)

(USD in millions)			Year-over-Year	% Change From
	FY26	FY25	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$641.1	$638.1	0.5%	2.1%	(4.7%)	3.1%
Animal Safety	229.3	256.6	(10.6%)	0.2%	(10.0%)	(0.8%)
Total Neogen	$870.4	$894.7	(2.7%)	1.6%	(6.2%)	1.9%

			Year-over-Year
	Q4 FY26	Q4 FY25	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$166.8	$161.8	3.1%	2.3%	(5.0%)	5.8%
Animal Safety	58.5	63.7	(8.2%)	0.7%	(9.4%)	0.5%
Total Neogen	$225.3	$225.5	(0.1%)	1.9%	(6.3%)	4.3%

			Year-over-Year
	Q3 FY26	Q3 FY25	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$156.7	$152.8	2.6%	4.0%	(5.4%)	4.0%
Animal Safety	54.5	68.2	(20.1%)	0.5%	(11.9%)	(8.7%)
Total Neogen	$211.2	$221.0	(4.4%)	3.0%	(7.5%)	0.1%

			Year-over-Year
	Q2 FY26	Q2 FY25	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$165.6	$164.2	0.8%	1.3%	(4.6%)	4.1%
Animal Safety	59.1	67.1	(11.8%)	(0.2%)	(11.7%)	0.1%
Total Neogen	$224.7	$231.3	(2.8%)	0.9%	(6.6%)	2.9%

			Year-over-Year
	Q1 FY26	Q1 FY25	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$152.1	$159.3	(4.6%)	0.8%	(3.7%)	(1.7%)
Animal Safety	57.1	57.6	(0.8%)	(0.2%)	(6.4%)	5.8%
Total Neogen	$209.2	$217.0	(3.6%)	0.5%	(4.4%)	0.3%

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Appendix A

NEOGEN CORPORATION

Neogen Corporation Amended and Restated Omnibus Incentive Plan

(Effective [●], 2026)

1.
Purposes of Plan. The purposes of this Plan are (a) to provide incentives and awards to Employees, Directors and Consultants of the Company and its Affiliates, by encouraging their ownership of Stock and (b) to aid the Company and its Affiliates in retaining such Employees, Directors and Consultants, upon whose efforts the Company’s success and future growth depends, and attracting other such individuals.
2.
Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:
a.
“Affiliate” means, with respect to the Company, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. For purposes of clarity, Affiliate shall include all Subsidiaries of the Company.
b.
“Award” means individually or collectively, a grant under this Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or Other Stock and Stock Unit Awards. Each Award shall be evidenced by an Award Agreement containing such terms and conditions as the Committee may approve, but such terms and conditions shall be consistent with any applicable terms and conditions specified in the Plan.
c.
“Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.
d.
“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
e.
“Board” or “Board of Directors” means the Board of Directors of the Company.
f.
“Cause” means, unless otherwise set forth in an applicable employment agreement with a Participant, Participant’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in imprisonment of the Participant or any adverse publicity regarding Participant or the Company or economic injury to the Company, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding Participant or the Company or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company, or (iii) material breach of any agreement entered into between a Participant and the Company or any Affiliates or the Company’s policies and procedures as may be implemented from time to time (other than as a result of the Disability of Participant or other factors outside of Participant’s control) after notice and a reasonable opportunity to cure (if such breach can be cured).
g.
“Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
i.
any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) or (B) the then outstanding Shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or
ii.
persons who, as of the effective date of this Plan, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the effective date of this Plan whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

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iii.
if (A) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (B) any Person shall consolidate with, or merge with, the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (C) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a Subsidiary of any other Person, or (D) the Company shall sell or otherwise transfer substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of Stock beneficially owned by any person to 40% or more of the shares of Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a share split, share dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40% or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

Notwithstanding anything else to the contrary contained in this Section 2(g) to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any 409A Award, a “Change in Control” shall not be deemed to have occurred unless such “Change in Control” is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Treas. Reg. Section 1.409A-3(i)(5).

h.
“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended, including the rules and regulations promulgated thereunder.
i.
“Committee” means the Compensation and Talent Management Committee of the Board, or any other committee of the Board to the extent designated by resolution of the Board, which committee shall be constituted as provided in Section 3 hereof.
j.
“Company” means Neogen Corporation, or any successor thereto as provided in Section 18 hereof.
k.
“Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render bona fide services to such entity (other than in connection with the offer or sale of securities in a capital-raising transaction or to promote or maintain a market for the Company’s securities).
l.
“Director” means a member of the Board, or a member of the board of directors of an Affiliate.
m.
“Disability” or “Disabled” means with respect to any Participant, a condition under which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Notwithstanding the foregoing, a Participant shall not be deemed to be Disabled as a result of any condition that:

a)
was contracted, suffered, or incurred while such Participant was engaged in, or resulted from such Participant having engaged in, a felonious activity; or
b)
resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan.

The Disability of a Participant and the date on which a Participant ceases to be employed by reason of Disability shall be determined by the Committee, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee deems necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee shall have the right to require a Participant to submit to an examination by physicians and to submit to such reexaminations as the Committee shall require in order to make a determination concerning the Participant’s physical or mental condition; provided, however,

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that a Participant may not be required to undergo a medical examination more often than once each 180 days. If any Participant engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee determines on the basis of a medical examination that a Participant no longer has a Disability, or if a Participant refuses to submit to any medical examination properly requested by the Committee, then in any such event, the Participant shall be deemed to have recovered from such Disability. Notwithstanding the foregoing, in the event a Participant is employed under a written employment agreement with the Company or one of its Affiliates which agreement includes a definition of “disability,” “disability” shall have the meaning set forth in such agreement; provided, however, to the extent such agreement is silent on any of the determination provisions set forth in this paragraph, such provisions shall apply.

The Committee in its discretion may revise this definition of “Disability” for any grant, except to the extent that the Disability is a payment event under a 409A Award, in which event the definition of “Disability” in Treas. Reg. Section 1.409A.-3(i)(4) shall apply and cannot be changed after the 409A Award is granted.

n.
“Eligible Person” means any Employee, Director or Consultant and includes non-Employees to whom an offer of employment has been or is being extended.
o.
“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
p.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
q.
“Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional share exchange, is admitted to quotation on the Nasdaq National Market or is publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date; or if there is no such reported closing price, the Fair Market Value shall be the mean between the high and low sale prices on such trading day, or if no sale of Shares is reported, the mean between the highest bid and lowest asked price on such trading day, or, if no bid and asking price is reported for such trading day, the reported closing price on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, the Fair Market Value shall be the value of the Shares as determined by the Committee in good faith; provided that such valuation with respect to any Award that the Company intends to be a stock right not providing for the deferral of compensation under Treas. Reg. Section 1.409A- 1(b)(5)(i) (Non-Qualified Options) shall be determined by the reasonable application of a reasonable valuation method, as described in Treas. Reg Section 1.409A-1(b)(5)(iv)(B). In the case of an Incentive Stock Option, if the foregoing method of determining fair market value is inconsistent with Section 422 of the Code, then Fair Market Value shall be determined by the Committee in a manner consistent with such Section of the Code and shall mean the value so determined.
r.
“409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Section 409A of the Code.
s.
“Grant Date” means the date on which an Award is made by the Committee or the Board of Directors under this Plan or such later date as may be specified by the Committee or the Board.
t.
“Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Section 6 hereof, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.
u.
“Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Section 6 hereof, which is not intended to be an Incentive Stock Option.
v.
“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
w.
“Option Price” means the exercise price for each Share subject to an Option.
x.
“Optionee” means the holder of an Option.

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y.
“Other Stock and Stock Unit Award” means awards of unrestricted Shares, or other awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other securities of the Company.
z.
“Outside Director” means a member of the Board who is not an employee of the Company or any Affiliate.
aa.
“Participant” means any Eligible Person who has been granted an Award under the Plan.
bb.
“Performance Award” means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.
cc.
“Performance Measures” means a metric or criteria selected by the Committee to measure Company, Affiliate, and/or business unit performance for a performance period, whether in absolute or relative terms (including terms relative to a peer group or index). Subject to any exceptions noted in Section 9(d) hereof, or in any Award Agreement, or as approved by the Committee, each such metric or criteria shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company. Performance Measures may vary from performance period to performance period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.
dd.
“Performance Share” means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 9 hereof, the value of which is determined by the Fair Market Value of the Stock in a manner deemed appropriate by the Committee and described in the Award Agreement.
ee.
“Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 9 hereof, the value of which is determined, in whole or in part, by the attainment of preestablished goals relating to Company financial or operating performance as deemed appropriate by the Committee and described in the Award Agreement.
ff.
“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Section 8 hereof.
gg.
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)(3).
hh.
“Plan” means the Neogen Corporation Amended and Restated Omnibus Incentive Plan, as amended or restated from time to time.
ii.
“Related Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted in conjunction with the grant of a Stock Appreciation Right.
jj.
“Restricted Stock” means an Award, designated as Restricted Stock, granted to a Participant pursuant to Section 8 hereof.
kk.
“Restricted Stock Unit” means an Award, designated a Restricted Stock Unit, granted to a Participant pursuant to Section 8 hereof.
ll.
“Retirement” means, unless an Award Agreement specifically provides otherwise, termination of employment or service by a Participant either (i) on or after the date the Participant reaches 65 years of age or (ii) on or after the date the Participant reaches 55 years of age if the sum of the Participant’s age and aggregate years of service to the Company and its Affiliates equals at least 72.
mm.
“Rule 16b-3” means Rule 16b-3 adopted pursuant to Section 16(b)of the Exchange Act.
nn.
“SAR Exercise Price” means the per share exercise price of a SAR granted to a Participant under Section 7 hereof.
oo.
“Secretary” means the officer designated as the Secretary of the Company.
pp.
“Section 16 Person” means a Participant who is subject to Section 16(b) of the Exchange Act with respect to transactions involving Stock.
qq.
“Stock” or “Shares” means the common stock of the Company, $0.16 par value.
rr.
“Stock Appreciation Right” or “SAR” means an Award, designated as a Stock Appreciation Right, granted to a Participant pursuant to Section 7 hereof.
ss.
“Subsidiary” means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

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tt.
“Substitute Award” means any Award granted or issued to a Participant in assumption of, or in substitution for, outstanding awards, or the right or obligation to make future awards by a company acquired by the Company or with which the Company combines (by merger, asset acquisition or otherwise).
uu.
“Ten Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company or any of its Subsidiaries. In determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.
vv.
“Unforeseeable Emergency” shall be defined as set forth in Section 409A of the Code.
3.
Administration
a.
Committee. The Plan shall be administered by or pursuant to the direction of the Committee, provided that the Board may exercise all of the Committee’s powers, authority and obligations under this Plan (and any Award Agreement) at any time, in whole or in part, in the Board’s discretion. All determinations and interpretations made by the Committee shall be final, conclusive and binding on all persons, including Participants and their legal representatives and beneficiaries. No member of the Committee or the Board shall be liable to any Person for any action taken or determination made in good faith with respect to the Plan or any Award or Award Agreement. Unless the Board determines otherwise, no person shall be appointed to or serve as a member of the Committee unless at the time of such appointment and service, he or she shall be a “non-employee director,” as defined in Rule 16b-3.
b.
Committee Authority. The Committee, subject to the terms of the Plan, shall have plenary authority to establish such rules and regulations, make such determinations and interpretations, and take such other administrative actions as it deems necessary or advisable to the administration of the Plan, any Award or any Award Agreement. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the authority to:
i.
grant Awards and determine the terms and conditions of the Awards;
ii.
determine the Participants to whom and the times at which Awards shall be granted;
iii.
determine all terms and provisions of each Award Agreement, which need not be identical;
iv.
construe and interpret the Award Agreements and the Plan;
v.
establish, amend, or waive rules or regulations for the Plan’s administration;
vi.
accelerate the exercisability of any Award, the end of a performance period or termination of any Period of Restriction;
vii.
establish the rights of Participants with respect to an Award upon termination of employment or service as a Director;
viii.
determine whether, to what extent, and under what circumstances an Award may be settled, forfeited, exchanged or surrendered;
ix.
amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award;
x.
approve Award Agreements for use under the Plan;
xi.
exercise such powers and perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards;
xii.
settle all controversies regarding the Plan and Awards; and
xiii.
make all other determinations and take all other actions necessary or advisable for the administration of the Plan.
c.
No Repricing. Notwithstanding the foregoing, neither the Committee nor the Board shall effect at any time directly or indirectly the repricing of any outstanding Options or SARs, including a repricing by (i) the

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cancellation of any outstanding Options or SARs under the Plan and the grant in substitution therefor of new Options, SARs or any other Awards under the Plan covering the same or different amount of Shares, or (ii) the cancellation of any outstanding Options or SARs with respect to which the Option Price or SAR Exercise Price is above Fair Market Value in exchange for a cash payment.
d.
Minimum Vesting. Notwithstanding the foregoing, subject to Section 12 hereof, all Awards shall have a minimum vesting period of one year from the Grant Date; provided that Awards covering up to 5% in the aggregate of the total Shares authorized to be issued under the Plan may have a vesting period of less than one year.
e.
Clawback. Unless otherwise specified in an Award Agreement, the Company retains the right to cause a forfeiture, clawback, and/or similar recovery of any Award, or the gain realized by a Participant in connection therewith, (i) on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or customers of the Company or its Affiliates, any confidentiality obligation with respect to the Company or its Affiliates, or any other policy of or agreement with the Company or its Affiliates, (ii) pursuant to any clawback or recoupment policy adopted or maintained by the Company or any Affiliate from time to time, or (iii) as otherwise permitted by applicable laws and regulations, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated under each respective act.
f.
Other. All actions and determinations made by the Committee shall be made in accordance with the Company’s governing documents and applicable law. Subject to the governing documents of the Company and applicable law, the Committee may delegate all or any portion of its authority under the Plan to a subcommittee of members of the Board and/or officers of the Company for the purposes of determining or administering Awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a similar fashion thereafter.
4.
Stock Available.
a.
Reserved Shares. Subject to adjustment as provided in Section 13 hereof, and subject to shareholder approval of this amended and restated Plan, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan (the “Share Reserve”) shall not exceed 31,350,000 Shares, which includes 20,000,000 Shares previously approved under the Plan plus an additional 11,350,000 Shares approved in connection with this amendment and restatement. Shares issuable under the Plan will be Shares of authorized but unissued or reacquired Shares, including Shares repurchased by the Company on the open market or otherwise.
b.
Accounting for Shares.
i.
Except as provided in this Section 4, any Shares that are subject to an Award of an Option or a Stock Appreciation Right shall be counted against the Share Reserve as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the Share Reserve as two and five tenths (2.5) Shares for every one (1) Share granted. Awards to be settled only in cash shall not be counted against the Share Reserve.
ii.
With respect to Performance Awards that are payable in Shares (whether in whole or in part, as elected by the Participant at the time such Award is settled), the maximum number of Shares shall be counted on the Grant Date of such Award against the Share Reserve, subject to Section 4(b)(v) below.
iii.
Awards not denominated, but potentially payable, in Shares shall be counted against the Share Reserve in such amount and at such time as the Awards are settled in Shares; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may only be counted once against the Share Reserve, and the Committee shall adopt procedures, as it deems appropriate, in order to avoid double counting.
iv.
Substitute Awards shall not be counted against the Share Reserve. Shares available under a shareholder approved equity plan acquired in a corporate acquisition or merger (each, a “pre-existing plan”) may be used for post-transaction Awards under this Plan without counting against the Shares Reserve provided that (i) the number of Shares available for grant is appropriately adjusted to reflect the relative value of the Shares and the shares subject to the acquired entity’s equity plan, (ii) any such Award is not made

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beyond the period when it could have been granted under the pre-existing plan absent such transaction, and any such Award is not granted to individuals who were employed by the Company or its Affiliates immediately before the closing of such transaction. The provisions of this Section 4(b)(iv) shall be interpreted consistent with the applicable listing requirements.
v.
If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of all or a portion of the Shares subject thereto (including the settlement of any Performance Awards in cash rather than Shares), then all or a portion, as applicable, of the number of Shares related to such Award shall not be counted against the Share Reserve, but shall again be available for making Awards under the Plan.
vi.
Notwithstanding anything herein to the contrary, Shares subject to an Award may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a share-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, (y) Shares delivered to or withheld by the Company or any Affiliate to pay the exercise price under an Option or SAR or the withholding taxes under all Awards under this Plan, or (z) Shares repurchased on the open market with the proceeds of an Option exercise.
5.
Award Eligibility and Limitations.

a.
General Rule. Awards under the Plan may be granted to any Eligible Person, provided that only Employees shall be eligible to receive Incentive Stock Options. Awards may be granted to Eligible Persons whether or not they hold or have held Awards previously granted under the Plan or otherwise granted or assumed by the Company. In selecting Eligible Persons for Awards, the Committee may take into consideration any factors it may deem relevant, including its views of the Eligible Person’s present and potential contributions to the success of the Company and its Affiliates.
b.
Limitations. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, the number of Shares that may be granted in the form of any type of Award under this Plan in a single fiscal year to a Participant may not exceed 1,000,000 Shares, subject to adjustment as provided in Section 13, and excluding any Substitute Awards or other Awards described in Section 4(b)(iv) above. For avoidance of doubt, the maximum limit described in the immediately preceding sentence shall separately apply to Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Stock and Stock Unit Awards under Section 10 below. Further, notwithstanding anything in the Plan to the contrary, the aggregate Fair Market Value on the Grant Date (computed as of such Grant Date in accordance with applicable financial accounting rules) of all Awards granted to any Outside Director of the Company during any single fiscal year shall not exceed $500,000; provided, however, that such limit shall not apply to any election of an Outside Director to receive an Award in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments.
6.
Stock Options.
a.
Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants as shall be determined by the Committee in its discretion; provided, however, ISOs may only be granted to Employees. Subject to Sections 4 and 5 hereof, the Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant.
b.
ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares (determined at the Grant Date) with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan or agreement of the Company or any Affiliate) exceeds $100,000 (or such other amount as may be specified in Section 422 of the Code), such excess Options shall be treated as Non-Qualified Stock Options.
c.
Option Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the terms of the Option, including the Option Price, the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of Retirement, death, Disability, or other termination of employment or service, and such other provisions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or a Non-Qualified Stock Option, provided that the Options will be deemed Non-Qualified Stock Options in the absence of such specification.

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d.
Option Price. The Option Price shall be determined by the Committee subject to the following limitations. In the case of an ISO, the Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date, or in the case of any Optionee who is a Ten Percent Shareholder at the Grant Date, such Option Price shall not be less than 110% of the Fair Market Value of such Stock on the Grant Date. In the case of a NQSO, the Option Price shall not be less than 100% of the Fair Market Value of the Stock on the Grant Date. In no event shall the Option Price of any Option be less than the par value of the Stock.
e.
Duration of Options. Each Option shall expire as set forth in the Award Agreement, provided, however, that no Option shall be exercisable later than the 10th anniversary date of its Grant Date and no ISO which is granted to any Optionee who, at the time such ISO is granted, is a Ten Percent Shareholder, shall be exercisable after the 5th anniversary date of its Grant Date.
f.
Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement, which need not be the same for all Participants. An Option may not be exercised for a fraction of a Share.
g.
Method of Exercise. In order to exercise an Option, the Optionee shall deliver to the Company a properly executed exercise notice specifying the number of shares of Stock to be purchased, together with cash or a certified or bank cashier’s check payable to the order of the Company in the aggregate amount of the Option Price therefor, provided that the Committee may, in its discretion permit a Participant to satisfy such aggregate Option Price by one or more of the following methods, in each case, to the extent permitted by applicable laws: (i) a reduction in Shares issuable upon exercise which have a value at the time of exercise that is equal to the Option Price, (ii) delivery of irrevocable instructions to a stockbroker to sell immediately some or all of the Shares acquired by exercise of the Option and to promptly deliver to the Company an amount of the sale proceeds sufficient to pay the aggregate Option price, (iii) delivery of previously owned Shares having a Fair Market Value on the date of exercise equal to the aggregate purchase price, or (iv) any other form that is consistent with, or permitted by, applicable laws, regulations and rules. An Optionee shall have none of the rights of a shareholder until the date as of which Shares are issued to him or her. For purposes of payment described in (ii) above, the exercise shall be deemed to have occurred on the date the Company receives the exercise notice, accompanied by the stockbroker instructions, unless the Committee determines otherwise.
h.
Limitation on Exercise of Options. Notwithstanding the terms of any Award Agreement to the contrary, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of an Option with respect to any or all Participants (including those whose employment or service has terminated) to the extent that it determines that doing so is required or desirable in order to comply with applicable securities laws, provided that, if any blackout period occurs, the term of the Option shall not expire until the earlier of (i) 30 days after the blackout period ends or (ii) the 10th anniversary of the Grant Date. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave of absence approved by the Company; provided, further that in the case of an ISO, any such determination satisfies the requirements of Section 422 of the Code.
i.
Termination of Service. Unless otherwise set forth in the Award Agreement, in the event a Participant’s employment or service with the Company and its Affiliates is terminated before exercise of an Option, the following rules shall apply:
i.
An Option may be exercised after the date of the Participant’s termination of employment or service, as applicable, only to the extent that the Option was vested as of the date of such termination. Any Option not vested at the time of a Participant’s termination of employment or service, as applicable, shall terminate and the Shares underlying such Option shall revert to the Plan and become available for future Awards. A vested Option may not be exercised after the expiration of one of the periods described in subsections (ii) through (iv) below or after the expiration of the term of such Option as set forth in the Award Agreement.
ii.
If a Participant’s employment or service, as applicable, is terminated due to his or her death or Disability, the Participant (or the Participant’s beneficiary) may exercise the vested portion of a Non-Qualified Stock Option for up to one year after the date of the Participant’s termination of employment or service, as applicable, but in no event later than the date of expiration of the Option.

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iii.
If the Participant’s termination of employment or service, as applicable, is terminated for Cause, any outstanding Option (whether vested or unvested) will immediately expire and be forfeited upon such termination.
iv.
Upon any other termination of employment or service, as applicable, other than for the reasons set forth in subsections (ii) or (iii) above or as set forth in Section 12, the Participant may exercise the vested portion of the Option for up to 90 days after the date of the Participant’s termination of employment or service, as applicable, but in no event later than the date of expiration of the Option.
j.
Non-Transferability of Options.
i.
Subject to Sections 6(j)(ii) and 21(b) hereof, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Subject to Sections 6(j)(ii) and 21(b) hereof, during the lifetime of a Participant, the Option may be exercised only by the Participant or his guardian or legal representative.
ii.
The Committee may grant Non-Qualified Stock Options (with or without tandem SARs) that are transferable during the lifetime of the Participant but only to the extent consistent with applicable laws and registration requirements, provided that (A) no consideration is paid for the transfer and (B) no Options granted to Section 16 Persons may be transferable unless and except to the extent such transferability would not result in the loss of any Rule 16b-3 exemptions for nontransferable Options granted or to be granted under the Plan; provided, that, in the absence of such provisions in the Award Agreement, the Options will be non-transferable except as provided in Section 6(j)(i) hereof. The transferee of an Option shall be subject to all restrictions applicable to the Option prior to its transfer. The Award Agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on Stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.
7.
Stock Appreciation Rights.
a.
Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants, at the discretion of the Committee, in any of the following forms: (i) in connection with the grant, and exercisable in lieu, of Options (“Tandem SARs”); (ii) in connection with, and exercisable in addition to, the grant of Options (“Additive SARs”); (iii) independent of the grant of Options (“Freestanding SARs”); or (iv) in any combination of the foregoing.
b.
Exercise Price. The SAR Exercise Price shall be determined in the sole discretion of the Committee and set forth in the applicable Award Agreement and shall be no less than 100% of the Fair Market Value of a Share on the Grant Date. The SAR Exercise Price of a Tandem SAR or an Additive SAR shall be the same as the Option Price of the Related Option.
c.
Exercise of Tandem SARs. Tandem SARs may be exercised with respect to all or part of the Shares subject to the Related Option. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or part, of a Related Option, shall cause a reduction in the number of Shares subject to the Tandem SAR equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option and shall be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an ISO, a Tandem SAR shall be exercised for no more than 100% of the difference between the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised and the Option Price of the Related Option.

d.
Exercise of Additive SARs. Additive SARs shall be deemed to be exercised upon, and in addition to, the exercise of the Related Option. The deemed exercise of Additive SARs shall not reduce the number of Shares with respect to which the Related Option remains unexercised.
e.
Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs.

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f.
Other Conditions Applicable to SARs. In no event shall the term of any SAR granted under the Plan exceed 10 years from the Grant Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value per Share on the Grant Date in the case of a Freestanding SAR or (ii) the Option Price of the Related Option in the case of either a Tandem SAR or Additive SAR. A SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.
g.
Payment Upon Exercise of SARs. Subject to the provisions of the Award Agreement, upon the exercise of a SAR, the Participant shall be entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) SAR Exercise Price.

Payment to the Participant shall be made in Shares, valued at the Fair Market Value on the date of exercise, in cash, or a combination thereof, as the Committee may provide in the Award Agreement. To the extent required to satisfy the conditions of Rule 16b-3(e), or as otherwise provided in the Award Agreement, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of an SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the SAR shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

h.
Non-Transferability of SARs. No SARs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution pursuant to Section 21(b) hereof. Further, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.
8.
Restricted Stock and Restricted Stock Units.
a.
Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may grant awards of Restricted Stock or Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine. Participants receiving such awards shall not be required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services and/or the satisfaction of such other conditions as determined by the Committee in its sole discretion, unless required by applicable law. Any grant of an Award under this Section 8 or the vesting thereof may be further conditioned upon the attainment of Performance Measures established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Awards.
b.
Award Agreement. Each award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the additional terms of the Award, including the Period of Restriction, the conditions which must be satisfied prior to removal of the restriction, the number of Shares granted or relating to such award, and such other provisions as the Committee shall determine.
c.
Transferability. Except as provided in this Section 8, neither the Shares of Restricted Stock or Restricted Stock Units granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of such other conditions as may be specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.
d.
Other Restrictions. The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable, including restrictions under applicable federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Alternatively, the Committee, in its sole discretion, may have Shares of Restricted Stock issued without legend and held by the Secretary until such time that all restrictions are satisfied.
e.
Restricted Stock Certificate Legend. In the event that the Committee elects to legend the certificates representing Restricted Stock, and in addition to any legends placed on certificates pursuant to Section 8(d)

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hereof, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Neogen Corporation Amended and Restated Omnibus Incentive Plan, effective [●], 2026, and in any related agreement. A copy of such plan and such agreement may be obtained from the Secretary of Neogen Corporation.”

f.
Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction and/or upon the satisfaction of other conditions set forth in the applicable Award Agreement or as otherwise determined by the Committee in its sole discretion. Once the Shares are released from the restrictions, the Participant shall be entitled to have removed any legend that may have been placed on the certificates representing such Shares pursuant to Section 8(e) hereof and, unless otherwise required by applicable law, Section 8(d).
g.
Rights of Holders of Shares of Restricted Stock. Unless otherwise provided in an Award Agreement, holders of Shares of Restricted Stock shall have the right to vote such Shares and the right to receive any dividends, dividend equivalents or distributions declared or paid with respect to such Shares. Such dividends, dividend equivalents and distributions shall be subject to the same vesting and forfeiture restrictions as apply to the Shares of Restricted Stock to which they relate. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award. If any such dividends, dividend equivalents or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were distributed, and the Shares shall bear legends reflecting such restrictions.
h.
Rights of Holders of Restricted Stock Units. Unless otherwise provided in an Award Agreement, holders of Restricted Stock Units shall have no rights as shareholders of the Company. An Award Agreement evidencing a grant of Restricted Stock Units may provide that the holder of such Restricted Stock Units shall be entitled to receive, upon the payment of a cash dividend, dividend equivalent or distribution on outstanding Shares, or at any time thereafter, a cash payment for each Restricted Stock Unit held equal to the per-share dividend, which payment would be paid in accordance with rules set forth by the Committee; provided that such dividend, dividend equivalent or distribution is subject to the same vesting and forfeiture restrictions as apply to the Restricted Stock Units. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
i.
Settlement of Restricted Stock Units. Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Committee and/or as set forth in the Award Agreement. The Committee may, in its sole discretion, settle earned Restricted Stock Units in cash, Shares, or a combination of both.
j.
Termination of Service. In the event that a Participant’s employment or service with the Company and its Affiliates is terminated before vesting of any Shares of Restricted Stock or Restricted Stock Units, vesting of such Shares of Restricted Stock or Restricted Stock Units shall be governed by the terms of the applicable Award Agreement, subject to the provisions of the Plan.
9.
Performance Awards.
a.
Grant of Performance Awards. Subject to the terms and provisions of the Plan, the Committee may authorize grants of Performance Awards to Participants in the form of either Performance Units or Performance Shares, and such Awards shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms of the Performance Awards, including the number of Performance Units or Performance Shares (subject to Section 13 hereof), the time and manner in which such Award shall be settled, the performance period to which it relates, the applicable Performance Measures, and such other terms and conditions as the Committee determines consistent with the terms of the Plan. Subject to Section 4 and 5 hereof, the Committee shall have complete discretion in determining the size of any Performance Award granted to Participants hereunder. Participants receiving Performance Awards shall not be required to pay the Corporation therefor (except for applicable tax withholding) unless required by applicable law.

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b.
Performance Period. The performance period with respect to each Performance Award shall be set forth in the Award Agreement and may be subject to earlier termination in the event of certain employment or service termination events.
c.
Performance Measures. Each Award Agreement for Performance Awards shall specify the Performance Measures that are to be achieved by the Participant and a formula for determining the settlement amount to be paid (in the form provided in Section 9(e) hereof) if the Performance Measures are achieved. The Committee may establish a pool that will be funded based on the achievement of Performance Measures or a percentage of any of the underlying business criteria. In addition, the Committee may exercise negative discretion to reduce the amount of, or eliminate, a Performance Award that otherwise would be payable pursuant to this Section 9.
d.
Adjustments Relating to Performance Measures. The Committee is authorized to exclude one or more of the following items in establishing Performance Measures for Performance Awards: (1) extraordinary items outside the ordinary course of business, including acquisitions, dispositions, restructurings; (2) accounting policy changes required by the U.S. Securities and Exchange Commission or the U.S. Financial Accounting Standards Board; (3) the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, share repurchase, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (4) any other objective criteria established by the Committee.
e.
Form of Payment. Payment of the amount to which a Participant is entitled upon the settlement of Performance Award shall be made in cash, Stock, other property or a combination thereof as set forth in the Award Agreement. Payment may be made in a lump sum or installments as prescribed by the Committee.
f.
Non-Transferability. No Performance Units or Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, as set forth in Section 21(b). All rights with respect to Performance Units and Performance Shares granted to a Participant under the Plan shall be exercisable during his or lifetime only by such Participant or his or her guardian or personal representative.
g.
Dividends or Dividend Equivalent Rights for Performance Awards. Notwithstanding anything to the contrary in the Plan, the right to receive dividends, dividend equivalent rights, or distributions with respect to a Performance Award shall only be earned by a Participant if and to the extent that the underlying Performance Award is earned by the Participant, and shall be paid in the same time and manner as the underlying Performance Award. For the avoidance of doubt, dividends, dividend equivalent rights, and distributions shall not be made with respect to any Performance Award that has not been earned and vested.
h.
Voting Rights. During the performance and vesting periods, Participants in whose name Performance Shares are granted hereunder may not exercise voting rights with respect to those Shares.
i.
Termination of Service. In the event a Participant’s employment or service with the Company and its Affiliates is terminated before the Performance Shares or Performance Units are earned and vested, vesting of such Performance Shares or Performance Units shall be governed by the terms of the applicable Award Agreement, subject to the provisions of the Plan.
10.
Other Stock and Stock Unit Awards.
a.
Grant. The Committee is authorized to grant to Participants, either alone or in addition to other Awards made under the Plan, Other Stock and Stock Unit Awards to be issued at such times, subject to or based upon achievement of such performance or other goals and on such other terms and conditions as the Committee shall deem appropriate and specify in the Award Agreement relating thereto, which need not be the same with respect to each Participant. Stock or other securities granted pursuant to Other Stock and Stock Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.
b.
Sale and Transferability. To the extent an Other Stock and Stock Unit Award granted under the Plan is deemed to be a derivative security within the meaning of Rule 16b-3, it may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, pursuant to Section 21(b) hereof. All rights with respect to such Other Stock and Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or personal representative.

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c.
Termination of Service. In the event that a Participant’s employment or service, as applicable, is terminated before the end of any period of restriction or non-transfer or the vesting date applicable to such Award (or the applicable portion of such Award) vesting of such Award shall be governed by the terms of the applicable Award Agreement, subject to the provisions of the Plan.
11.
Effect of Termination of Employment or Service on Awards; Forfeiture.
a.
Generally. Subject to Sections 3(b), 12 and 19 hereof, the Committee may provide in any Award Agreement the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant’s service or employment with the Company or an Affiliate terminates prior to the end of a performance period, Period of Restriction or the exercise, vesting or settlement of such Award. In the event of a Participant’s termination of employment or service (including by reason of death, Disability, or Retirement), business divestiture, leave of absence approved by the Company, hardship or other special circumstances, the Committee may take such action as is expressly permitted under the Plan or the applicable Award Agreement. Any such actions taken by the Committee shall comply with the requirements of Code Section 409A.
b.
Transfers between Employers. Awards under the Plan shall not be affected by the change of a Participant’s status within or among the Company and any Affiliate, so long as the Participant continues to be employed by or provide services to the Company or an Affiliate.
12.
Change in Control. Except as otherwise provided in an Award Agreement or a separate plan document or agreement between the Company and a Participant, in the event of a Change in Control or immediately prior to a Change in Control of the Company, and except with respect to any Award assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, the Committee, in its sole discretion, or as otherwise set forth in an Award Agreement, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Awards upon such conditions and to such extent as the Committee shall determine. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within one year after the effective date of a Change in Control, a Participant’s employment or service is terminated without Cause or by the Participant with good reason, then any time-based vesting restrictions on outstanding Awards shall lapse and there shall be a payout to the Participant within 30 days after the termination date. To the extent that this Section 12 causes ISOs to exceed the dollar limitation set forth in Section 422(d) of the Code, the excess Options shall be deemed to be Non-Qualified Stock Options. No action shall be taken under this Section 12 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.
13.
Adjustment for Changes in Stock Subject to Plan and Other Events. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of Shares subject to the Plan, in the number and kind of Shares covered by outstanding Awards, in the Option price per Share of outstanding Options or the SAR Exercise Price of outstanding SARs, and in the maximum number of Shares that may be issued to any Participant pursuant to Awards made under the Plan. If the adjustment would produce fractional Shares with respect to any then outstanding Awards, the Committee may adjust appropriately the number of Shares covered by the outstanding Awards so as to eliminate the fractional Shares. Any adjustment made under this Section 13 shall be done in a manner that complies with Section 409A of the Code, and any adjustments made with respect to Incentive Stock Options shall comply with Sections 422 and 424 of the Code.
14.
Committee Discretion. The Committee may impose such other terms and conditions, not inconsistent with the terms hereof, on the grant, vesting or exercise of Awards or issuance of Shares in connection therewith, as it deems advisable.
15.
Effectiveness of Plan. This amended and restated Plan will be effective upon the approval by a majority of the votes cast by the shareholders of the Company at a meeting of shareholders duly called and held for such purpose within 12 months of adoption of this amended and restated Plan by the Board. The additional 11,350,000 Shares reserved under Section 4(a) shall not be available for Awards unless and until such shareholder approval is obtained. Awards may be granted before such shareholder approval only if contingent upon such approval, and no Award granted in reliance on such additional share reserve may be exercised, settled or paid before such approval.

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16.
Amendment, Modification, and Termination of Plan.
a.
Amendment, Modification and Termination. Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no Award shall be granted hereunder after, the close of business on the day preceding the 10th anniversary of the date of approval of this amended and restated Plan by shareholders as contemplated by Section 15 hereof; provided that, to the extent required by Section 422 of the Code, no Incentive Stock Option may be granted after the 10th anniversary of the earlier of the date this amended and restated Plan is adopted by the Board or approved by shareholders. The Board may terminate, amend, or modify the Plan in its discretion, and any amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules, or regulations. The Board is specifically authorized to amend the Plan and take such other action as it deems necessary or appropriate to comply with Section 409A of the Code, any applicable law, or any applicable listing standard.
b.
Awards Previously Granted. Except as set forth in the last sentence of Section 16(a) above, no termination, amendment, or modification of the Plan shall adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.
17.
Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other Person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other Person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. Unless the Committee otherwise agrees in an Award Agreement or otherwise, a portion of any grant or award shall, at the time that the same becomes taxable to the Participant, be relinquished to the Company to satisfy the Participant’s tax withholding requirement. The Fair Market Value of any Shares (determined at the date of withholding) withheld or tendered to satisfy any such tax withholding obligations may not exceed the amount determined using the applicable maximum statutory tax withholding rates. For the avoidance of doubt, the Participants shall have no legal right to own or receive any Shares withheld from delivery for such purpose and otherwise shall have no rights in respect of such Shares whether as a shareholder or otherwise. The Company shall have the power and the right to deduct or withhold from any other payments due to a Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment under or as a result of this Plan.
18.
Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the relevant business and/or assets of the Company.
19.
Section 409A of the Code.
a.
Generally. This Plan and any Award granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Code, and shall be interpreted and administered in a manner consistent with that intention. Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A.
b.
409A Awards. The provisions of this Section 19 shall apply to any 409A Award or any portion of an Award that is or becomes subject to Section 409A of the Code, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award. 409A Awards include:
i.
Any Non-Qualified Stock Option or SAR that permits the deferral of compensation other than the deferral of recognition of income until the exercise of the Award; and
ii.
Any other Award that provides by its terms for settlement of all or any portion of the Award on one or more dates following the Short-Term Deferral Period (as defined below).

Subject to any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance, the term “Short-Term Deferral Period” means the period ending on the later of (i) the date that is 2½ months from the end of the Company’s fiscal year in which the applicable portion of the Award is no longer subject to a “substantial risk of forfeiture”, or (ii) the date that is 2½ months from the end of the Participant’s taxable year in which the applicable portion of the Award is no longer subject to a substantial risk

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of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance.

c.
Subsequent Elections. Any 409A Award which permits a subsequent election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:
i.
No subsequent election may take effect until at least 12 months after the date on which the subsequent election is made;
ii.
Each subsequent election related to a payment in settlement of an Award (other than upon the Participant’s death or Disability or upon an Unforeseeable Emergency) must result in a delay of the payment for a period of not less than 5 years from the date such payment would otherwise have been made; and
iii.
No subsequent election related to a payment to be made upon a specified time shall be made less than 12 months prior to the date of the first scheduled installment relating to such payment.
d.
Payments of 409A Awards. No payment in settlement of a 409A Award may commence earlier than:
i.
Separation from Service (as determined pursuant to Treasury Regulations or other applicable guidance);
ii.
The date the Participant becomes Disabled;
iii.
Death;
iv.
A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award, or (ii) specified by the Participant in an Election complying with the requirements of Section 19(c) hereof, as applicable;
v.
To the extent provided by Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance, a change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company; or
vi.
The occurrence of an Unforeseeable Emergency.
e.
Six Month Delay. Notwithstanding anything else to the contrary in the Plan, to the extent that a Participant is a “Specified Employee” (as determined in accordance with the requirements of Section 409A of the Code), no payment on account of a Participant’s Separation from Service in settlement of a 409A Award may be made before the date which is 6 months after such Participant’s date of Separation from Service or, if earlier, the date of the Participant’s death.
f.
Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any 409A Award for payment in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such payment(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). All payments with respect to an Unforeseeable Emergency shall be made in a lump sum as soon as practicable following the Committee’s determination that an Unforeseeable Emergency has occurred. The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.
g.
No Acceleration of Payments. Notwithstanding anything to the contrary in this Plan, this Plan does not permit the acceleration of the time or schedule of any payment under this Plan in settlement of a 409A Award, except as provided by Section 409A of the Code and/or Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance.
20.
Dividends and Dividend Equivalents. Dividends or dividend equivalents can be paid with respect to any Award, except SAR or Options; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to such shares before the date such shares have vested, (ii) any dividend or dividend equivalents that are credited with

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respect to such shares will be subject to all of the terms and conditions applicable to such shares under the applicable Award Agreement, and (iii) any dividends or dividend equivalents that are credited with respect to such shares will be forfeited to the Company on the date, if any, such share are forfeited to or repurchased by the Company due to failure to meet any vesting conditions under the applicable Award Agreement. Any dividends and/or dividend equivalents credited in connection with an award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying portion of the award to which such dividends and/or dividend equivalents relate and shall not be paid until that underlying portion of the award vests.
21.
General.
a.
Requirements of Law. The granting of Awards and the issuance, transfer, registration, resale and reporting of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, including the Securities Act, the Exchange Act, the Code, applicable stock exchange listing standards, and such approvals by any governmental agencies as may be required. No Shares shall be issued or transferred pursuant to this Plan unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance or transfer, the Person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect to such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.
b.
Effect of the Plan. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company, any Affiliate, the Committee, the Board, or any Affiliate of the foregoing, except as expressly provided in the Plan. The Plan does not constitute a contract of employment between the Company or any of its Affiliates and any Participant. Participation in the Plan shall not give any Participant any right to be retained in the employment of the Company or any of its Affiliates or to provide service on the Board. No Award and no right under the Plan or any Award Agreement, contingent or otherwise, shall be subject to any encumbrance, pledge or charge of any nature or shall be assignable, except that a beneficiary may be designated in respect to the Award in the event of the death of the holder of the Award and except, also, that if the beneficiary shall be the executor or administrator of the estate of the holder of the Award, any rights in respect to such Award may be transferred to the Person(s) (including a trust) entitled thereto under the will of the holder of such Award or under the laws relating to descent and distribution.
c.
Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including the granting of options not otherwise under the Plan.
d.
Not Benefit Plan Compensation. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of Participant’s compensation for purposes of determining the Participant’s benefits under any other benefit plans or arrangements provided by the Company or an Affiliate, except where the Committee expressly provides otherwise in writing.
e.
Parachute Limitations. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Options, SARs, Restricted Stock, Performance Shares, Performance Units or other Awards hereunder held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to

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exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of outstanding Awards; and (C) reduction of other benefits paid to the Participant in the reverse chronological order in which otherwise payable. In the event that acceleration of compensation from outstanding Awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the grant date and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest; provided, that any such payment or benefit that is excluded from the coverage of Section 409A of the Code shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.
f.
Creditors. The interests of any Participant under the Plan or any Award Agreement shall not be subject to the claims of creditors and may not, in any way, be assigned, alienated, or encumbered.
g.
Governing Law. The Plan, and all Award Agreements made pursuant hereto, shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).
h.
Section 16 of the Exchange Act. It is the intent of the Company that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for the exemption from liability provided in Rule 16b-3 promulgated under the Exchange Act. The Company shall have no liability to any Participant or other Person for Section 16 consequences of Awards or events in connection with Awards if an Award or related event does not so qualify.
i.
Changes in Laws, Rules or Regulations. References in the Plan to any law, rule or regulation shall include a reference to any corresponding rule (or number redesignation) of any amendments or restatements to such law, rule or regulation adopted after the effective date of the Plan’s adoption.
j.
Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Under the Plan, the singular form of a word shall include the plural form, the masculine gender shall include the feminine gender and similar interpretations shall prevail as the context requires. The use of the word “including” in this Plan or any Award Agreement shall be by way of example rather than by limitation.
k.
Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
l.
Other Actions. Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including the right of the Company to grant or issue options for proper corporate purposes other than under the Plan with respect to any employee or other Person.
m.
Statute of Limitations. A Participant or any other Person filing a claim for benefits under this Plan must file a claim within one year after the Participant or other Person knew or reasonably should have known of the principal facts on which the claim is based.
n.
No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the tax treatment or time or manner of exercising any Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
o.
Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant

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contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
p.
Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Shares under, the Award pursuant to its terms, and (ii) the issuance of the Shares subject to such Award has been entered into the books and records of the Company.
q.
Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
r.
Deferrals. To the extent permitted by applicable law, the Committee, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Committee may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Committee is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
s.
Use of Proceeds from Sales of Shares. Proceeds from the sale of Shares pursuant to Awards will constitute general funds of the Company.
t.
Complete Statement of Plan. This document is a complete statement of the Plan.

* * *

As amended and restated by the Board on July 16, 2026, subject to approval by the shareholders of the Company.

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Appendix B

NEOGEN CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective June 1, 2026)

(a)
GENERAL; PURPOSE.
a.
The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase Common Shares. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. This is an amendment and restatement of the Neogen Corporation Employee Stock Purchase Plan as originally effective in 2021 (the “2021 Plan”), and supersedes the 2021 Plan.
b.
The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.
c.
The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan), and the Company will designate which Designated Company is participating in each separate Offering.
(b)
ADMINISTRATION.
a.
The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
b.
The Board or Committee will have the power, subject to, and within the limitations of, the express provisions of the Plan:
i.
To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
ii.
To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates may be included in or excluded from participation in the Plan, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
iii.
To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
iv.
To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

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v.
To suspend or terminate the Plan at any time as provided in Section 12.
vi.
To amend the Plan at any time as provided in Section 12.
vii.
Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.
viii.
To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements.
c.
The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
d.
All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(c)
COMMON SHARES SUBJECT TO THE PLAN.
a.
Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of Common Shares that may be issued under the Plan will not exceed 1,000,000 Common Shares.
b.
If any Purchase Right granted under the Plan terminates without having been exercised in full, the Common Shares not purchased under such Purchase Right will again become available for issuance under the Plan.
c.
The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Shares, including shares repurchased by the Company on the open market.
(d)
GRANT OF PURCHASE RIGHTS; OFFERING.
a.
The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering, the Offering Period for which shall be selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but

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each Offering will include (through incorporation of the provisions of this Plan by reference in the Offering Document or otherwise) the Offering Period, and the substance of the provisions contained in Sections 5 through 8, inclusive.
b.
If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(e)
ELIGIBILITY.
a.
Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the commencement of the Offering Period, the Employee has been in the employ of the Company, a Related Corporation, or an Affiliate, as the case may be, for a continuous period of not less than two years (or such shorter period as may be specified in the Offering) preceding such Offering Period. In addition, no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the commencement of the Offering Period, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate, as applicable, is more than 20 hours per week and more than five months per calendar year (or such lesser period(s) of service as may be specified in the Offering).
b.
No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing three percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
c.
As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations or Affiliates, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation or Affiliates to accrue at a rate which, when aggregated, exceeds US$25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of the commencement of their respective Offering Periods) for each calendar year in which such rights are outstanding at any time.
d.
Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
e.
Purchase Rights under the 423 Component may be granted only to Employees of the Company or a Related Corporation. Employees of an entity which is treated as a partnership for federal income tax purposes may be granted Purchase Rights only under the Non-423 Component and only if the entity is an Affiliate.
(f)
PURCHASE RIGHTS; PURCHASE PRICE.
a.
On the commencement of each Offering Period, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Common Shares (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 10% (or such lower percentage as may be specified in the

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Offering), of such Employee’s Total Compensation during the period that begins on the first day of such Offering Period (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
b.
The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and Common Shares will be purchased in accordance with such Offering. The Board will determine the length, frequency, commencement date, and end date of Offering Periods applicable to each Offering, which need not coincide with the Company’s fiscal quarters or fiscal year. Unless otherwise provided in an Offering, there shall be four quarterly Offering Periods each fiscal year. The Purchase Date for each Offering Period shall be the date specified in the applicable Offering. No Offering Period may extend more than 27 months.
c.
In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of Common Shares that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of Common Shares that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of Common Shares that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of Common Shares issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Common Shares (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
d.
The purchase price of Common Shares acquired pursuant to Purchase Rights will be the purchase price specified by the Board for such Offering but shall not be less than the lesser of:
i.
an amount equal to 85% of the Fair Market Value of the Common Shares on the commencement of the Offering Period (rounded up to the nearest whole cent per Common Share); or
ii.
an amount equal to 85% of the Fair Market Value of the Common Shares on the applicable Purchase Date (rounded up to the nearest whole cent per Common Share).
(g)
PARTICIPATION; WITHDRAWAL; TERMINATION.
a.
An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or to the Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions, which must be an integral percentage amount (i.e., a whole number percentage) ranging from 1% to 10% (or such other range as may be specified in the Offering, not to exceed 10%) of such Participant’s Total Compensation during the Offering Period. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable laws or regulations require that Contributions be deposited with a Company Designee or otherwise be segregated. There shall be no interest paid on the balance outstanding in the Participant’s account, except where required by local law as determined by the Board. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under applicable laws or regulations or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.
b.
So long as a Participant remains an Eligible Employee, payroll deductions will continue in effect from Offering Period to Offering Period unless the Participant:

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i.
on or before the end of the current Offering Period, elects a different contribution percentage by providing a new participation form to the Company Designee; such change in contribution percentage will become effective by the beginning of the next Offering Period following the Company Designee’s receipt of the Participant’s new participation form; or
ii.
withdraws from participation in the Plan.
c.
During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company prior to the number of business days before the end of the current Offering Period specified in the Offering (or, if not so specified, 10 business days). Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
d.
Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason or (ii) is otherwise no longer eligible to participate and shall distribute to such Participant or the Participant’s beneficiary after such Offering Period any Contributions remaining in the Participant’s account. For purposes of this Plan, unless the Board determines otherwise, a Participant receiving short-term disability payments shall not be deemed to have ceased to be an Eligible Employee of the Company (and such payments shall be deemed to be part of his or her Total Compensation) unless and until he or she becomes eligible to receive long-term disability benefits.
e.
During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(h)
EXERCISE OF PURCHASE RIGHTS.
a.
On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Common Shares, up to the maximum number of Common Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering.
b.
If the number of shares for which Purchase Rights are exercised exceeds the number of shares remaining available in any Offering Period under the Plan, the shares available for sale will be allocated pro rata among the Participants in such Offering Period in proportion to the relative amounts in their accounts, subject to rounding to allocate only whole Common Shares. In such event, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of Common Shares on a Purchase Date in an Offering, then such remaining amount will be distributed to such Participant as soon as practicable after the applicable Purchase Date, without interest, unless the payment of interest is required by applicable laws.
c.
No Purchase Rights may be exercised to any extent unless the Common Shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the Common Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Common Shares are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 6 months from the commencement of the Offering Period. If, on the Purchase Date, as delayed to the maximum extent permissible, the Common Shares are not registered and the Plan is not in material compliance with all applicable laws or regulations, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will

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be distributed as soon as practicable to the Participants without interest, unless the payment of interest is required by applicable laws.
(i)
COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell Common Shares thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Shares under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Shares upon exercise of such Purchase Rights.

(j)
DESIGNATION OF BENEFICIARY.
a.
The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Common Shares and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.
b.
If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any Common Shares and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Common Shares and/or Contributions, without interest, unless the payment of interest is required by applicable laws, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(k)
ADJUSTMENTS UPON CHANGES IN COMMON SHARES; CORPORATE TRANSACTIONS.
a.
In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
b.
In the event of a Corporate Transaction, then: (i) the Board may, in its discretion and without Participant consent, in connection with such transaction, cancel each outstanding Purchase Right and refund all sums previously collected from Participants under the canceled Purchase Rights, (ii) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (iii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Common Shares (rounded down to the nearest whole share) within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
(l)
AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.
a.
The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, shareholder approval

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will be required for any amendment of the Plan for which shareholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of Common Shares available for issuance under the Plan, (ii) changes the designation of corporations whose employees may be offered options, or (iii) changes the granting corporation or the stock available for purchase, but in each of (i) through (iii) above only to the extent shareholder approval is required by applicable laws, regulations, or listing requirements.
b.
The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
c.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the 423 Component complies with the requirements of Section 423 of the Code.
(m)
SECTION 409A OF THE CODE; TAX QUALIFICATION.
a.
Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii) and any ambiguities will be construed and interpreted in accordance with such intent. Purchase Rights granted under the Non-423 Component are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.
b.
Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

(n)
SALE OR DISTRIBUTION OF COMMON SHARES ACQUIRED UNDER THE PLAN

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a.
Participants who elect to have the custodian selected by the Company (the “Custodian”) or a broker-dealer selected by the Company hold the Common Shares they acquire under the Plan may sell those shares only as of the first business day of each calendar quarter and only if the Participant submits a sales request form, electronic authorization or other sales authorization means provided by the Company to the Company Designee at least ten business days before the date on which the Participant desires to have the Common Shares sold. Other Participants who elect to receive a certificate for the Common Shares they acquire under the Plan or to hold the shares in book entry form may sell those Common Shares at any time without restriction under the Plan.
b.
Participants and former Participants who elect to have the Custodian or a broker-dealer selected by the Company hold the Common Shares they acquire under the Plan may withdraw those shares and have certificates issued in the Participant’s name only as of the first business day of each calendar quarter and only if the Participant submits a share withdrawal request form, electronic authorization or other share withdrawal authorization means provided by the Company to the Company Designee at least ten business days before the date on which the Participant desires to have the Common Shares withdrawn.
c.
Certificates for Common Shares acquired under the Plan and shares held in book entry form shall be for whole shares only. Upon the issuance of any certificate for Common Shares or transfer of Common Shares to book entry form for a Participant, or the sale of shares of Common Shares held for a Participant, any fractional share held for a Participant by the Custodian or broker-dealer selected by the Company shall be sold by the Custodian or the broker-dealer selected by the Company on a date selected by the Custodian or broker-dealer, as part of a sale transaction involving whole shares, and the Participant shall be paid the value of such fractional shares on the date of such sale.
d.
A Participant shall immediately provide information to the Company Designee if the Participant transfers any shares purchased through the Plan within two years from the date of grant of the related Purchase Right. Such transfers shall include transfers into street name and dispositions by sale, gift or other manner. The Participant shall disclose the name of the transferee, the manner of the transfer, the date of the transfer, the number of shares involved and the transfer price. By participating in the Plan, each Participant obligates himself or herself to provide such information to the Company Designee.
e.
The Company is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, or to require any Participant to pay to the Company, amounts of withholding and other taxes due in connection with any transaction under the Plan or any transaction involving Common Shares acquired under the Plan, and a Participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding.
(o)
EFFECTIVE DATE OF PLAN.

No Purchase Rights will be exercised unless and until the date on which the Plan has been approved by the shareholders of the Company (the “Effective Date”), which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

(p)
MISCELLANEOUS PROVISIONS.
a.
Proceeds from the sale of Common Shares pursuant to Purchase Rights will constitute general funds of the Company.
b.
A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Common Shares subject to Purchase Rights unless and until the Participant’s Common Shares acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
c.
The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company, a Related

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Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment of a Participant.
d.
The provisions of the Plan will be governed by the laws of the State of Michigan without giving effect to that state’s conflicts of laws rules.
e.
If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
f.
If any provision of the Plan does not comply with applicable law or regulations, such provision shall be construed in such a manner as to comply with applicable law or regulations.
(q)
DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

a.
“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
b.
“Affiliate” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest and that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Board, whether now or hereafter existing. Without limitation, an Affiliate includes any non-corporate entity in which the Company has an ownership interest, which is controlled by the Company, and which is treated as a partnership for federal income tax purposes.
c.
“Board” means the Board of Directors of the Company.
d.
“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Shares subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
e.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
f.
“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
g.
“Common Shares” means the Common Shares of the Company, par value $.16 per share.
h.
“Company” means Neogen Corporation, a Michigan corporation.
i.
“Contributions” means the payroll deductions and/or other payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and/or other payments during the Offering.

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j.
“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.
a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
ii.
a sale or other disposition of more than 50% of the outstanding securities of the Company;
iii.
a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
iv.
a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Common Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
k.
“Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.
l.
“Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
m.
“Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
n.
“Director” means a member of the Board.
o.
“Effective Date” means the effective date of the Plan, as set forth in Section 15.
p.
“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
q.
“Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation (including an Affiliate). However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
r.
“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
s.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
t.
“Fair Market Value” means, as of any date, the value of the Common Shares determined as follows:
i.
If the Common Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value of a Common Share will be the closing sales price for such share as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Shares) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the

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Board, if there is no closing sales price for the Common Shares on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
ii.
In the absence of such markets for the Common Shares, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and regulations and in a manner that complies with Section 409A of the Code.
u.
“Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
v.
“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
w.
“Offering Period” means a period selected by the Board for an Offering to commence and conclude.
x.
“Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.
y.
“Participant” means an Eligible Employee who holds an outstanding Purchase Right.
z.
“Plan” means this Neogen Corporation Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.
aa.
“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of Common Shares will be carried out in accordance with such Offering.
bb.
“Purchase Right” means an option to purchase Common Shares granted pursuant to the Plan.
cc.
“Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. A Related Corporation includes any non-corporate entity which, for federal income tax purposes, is disregarded as a separate entity and is treated as a division or branch of the Company or of a Related Corporation.
dd.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
ee.
“Total Compensation” means wages, salaries and other amounts received from the Company or a Designated Company for personal services rendered to the Company or a Designated Company as an Employee, including amounts paid as commissions, amounts paid as bonuses and any amounts of salary or bonus reduction contributions to any Company or Designated Company plan under Section 401(k) or Section 125 of the Code, but excluding severance pay, ordinary income received upon disposition of Common Shares acquired under this Plan, amounts paid in cash for accrued vacation not taken as of the end of the year, any other contributions paid by the Company or a Designated Company under any employee benefit plan of the Company or a Designated Company, other non-cash employee benefits provided to employees at Company or Designated Company expense, taxable income resulting from exercises of non-qualified stock options and other taxable benefits not paid to the Employee in cash.

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Proxy Card

NEOGEN CORPORATION

NEOGEN CORPORATION
ATTN: JENNIFER EVANS STACEY
620 LESHER PLACE
LANSING, MI 48912

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on September 30, 2026 for shares held directly and by 11:59 p.m. Eastern Time on September 28, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NEOG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on September 30, 2026 for shares held directly and by 11:59 p.m. Eastern Time on September 28, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T01637-Z93285-P54833 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NEOGEN CORPORATION

The Board of Directors recommends you vote FOR the listed nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Aashima Gupta
02) Raphael A. Rodriguez
03) Catherine E. Woteki, Ph.D.

The Board of Directors recommends you vote FOR proposals 2 through 5:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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